UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Gentherm Incorporated

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2020
Proxy Statement

Technology to the next degree™

GENTHERM

April 21, 2020

Dear Gentherm Shareholders:

I am pleased to invite you to attend our 2020 Annual Meeting of Shareholders on Thursday, May 21, 2020, at 8:30 a.m., Eastern Daylight Time. We intend to hold the annual meeting at our Corporate Headquarters located at 21680 Haggerty Road, Northville, Michigan. However, we are actively monitoring developments related to the novel coronavirus (COVID-19), and we may announce alternative arrangements, which may include holding the meeting virtually solely by means of remote communication. We encourage you to check our website prior to the annual meeting if you are planning to attend in person.

Looking back on 2019, although Gentherm faced significant market and industry headwinds, we made significant progress in executing our Focused Growth strategy. We effectively executed against our strategic growth plans, building and extending our core business. We also completed the repositioning of our portfolio by divesting and/or exiting non-core businesses and product lines. Finally, we anticipated the challenging headwinds facing our industry and our company, and proactively repositioned our cost base. These initiatives combined enabled us to remain well positioned to drive earnings growth and shareholder value.

We achieved near record automotive awards, expanded operating margins, and generated record free cash flow. Achieving this in such a challenging environment demonstrated strong operational execution across our enterprise.    To highlight the point, our Operating Income increased $11.5 million from 2018 to 2019, or nearly 16% even though revenue decreased 7.3% due to automotive market headwinds and divested business revenue loss. Finally, even though we faced difficult automotive demand decreases around the world, we outperformed the market significantly. Excluding the impact of foreign currency translation and the GM strike, we declined 0.6% in full organic Automotive revenue compared to a decline of nearly 6% in global vehicle production.

Let me give a little more color on our businesses:

AUTOMOTIVE

Further strengthening our market position, the Gentherm team gained significant momentum by securing $1.5 billion in new automotive awards in 2019. We are building stronger relationships with our current customers and developing new relationships with additional automotive original equipment manufacturers to sustain future growth. Concurrently, we are delivering new solutions to the automotive market across our Climate and Comfort, Battery Thermal Management and Cell Connecting and Electronic Controls businesses.

MEDICAL

Patient thermal management is a significant differentiator for us, and our medical business continues to improve with double digit revenue growth in 2019. This was achieved through strong organic growth driven by the increased demand of the existing product portfolio and the impact of the acquisition of Stihler. Stihler compliments our medical portfolio with a unique solution for patient warming in the operating room utilizing a resistive technology.

THE FUTURE

The vehicle is transforming from a transportation utility to a product of luxury and lifestyle. This shift toward connected, intelligent vehicles brings strong momentum toward personalization. We believe this creates increased adoption of our climate and comfort portfolio and our ClimateSenseTM solution that is the anchor to our future. We are at the nexus of thermal health, wellness and comfort and are well positioned to provide solutions to our customers. Our development projects with luxury German, Asian and U.S. automakers, serves as evidence that ClimateSenseTM is a compelling solution that can help automakers improve thermal comfort AND greatly improve energy efficiency in the vehicles of the future.

The COVID-19 pandemic has presented unprecedented challenges for the global economy. The health and safety of our employees, customers and communities remains our top priority. Our dedicated teams across the globe are operating in a highly dynamic situation where we are focused on moving with agility, speed and decisiveness. We have implemented several measures to protect the future of Gentherm, including additional borrowing under our revolving credit facility and prudently addressing operating expenses, inventory levels and capital spending in order to increase our cash position and provide additional financial flexibility. Our global teams are operating in this highly dynamic situation by managing our supply chain and manufacturing to the best of our ability to meet customers’ expectations while adapting our business model to the post-COVID-19 economy.

Technology to the next degree™	www.gentherm.com

I am extremely proud of our global team’s agility, dedicated effort and perseverance to thrive in the challenging market we are facing, enabling us to deliver on our strategy. Together, we remain focused on our mission to create and deliver extraordinary thermal solutions that make meaningful differences in everyday life, by improving health, wellness, comfort and energy efficiency.

Sincerely,

Phillip M. Eyler

President and Chief Executive Officer

Technology to the next degree™	www.gentherm.com

April 21, 2020

Dear Fellow Shareholders:

On behalf of the Board, I want to thank you for your investment in Gentherm. The Board represents you as shareholders, and we take this role very seriously. We appreciate the trust you place in us.

CHAIR SUCCESSION

In January, I informed the Company’s Board of my intention to retire at the end of my current term, and I will not be standing for re-election at the 2020 Annual Meeting of Shareholders. It has been a great privilege to serve Gentherm for the past 19 years. I am very proud of what we have accomplished and to have been part of Gentherm’s history. The Board unanimously agreed to appoint Ronald Hundzinski as the new Chair of the Board effective as of the annual meeting, subject to his re-election. I have tremendous confidence in Ron, the Board and the Company’s leadership.

BOARD COMPOSITION

Since becoming Chair in 2016, it has been one of my priorities to ensure that our Board is comprised of members with diverse experiences, skills, backgrounds and perspectives.

Our Board refreshment efforts have been very successful, with five of seven directors following the annual meeting newly appointed since 2016. At my retirement, I am delighted with our highly qualified and diverse Board.

As our business moves forward, I am confident that our Board will continue its critical oversight of the Company’s long-term business strategy. The directors are actively engaged in Gentherm’s mission and delivering long-term shareholder value. I believe that Gentherm’s best days are yet to come.

Francois Castaing

Non-executive Chair of the Board

Dear Fellow Shareholders:

We are grateful to Francois for the significant and lasting impact he has made on the automotive industry, our community and to Gentherm, where he has served our Company with great distinction. It has been a privilege to serve on the Board with Francois, and I am honored to have been chosen to succeed him as Board Chair.

Driven by our vision to create and deliver extraordinary thermal solutions, Gentherm is well-positioned for success and to deliver shareholder value over the years ahead. As our 2020 annual meeting approaches, our Board would like to highlight our focus on the following areas:

SUSTAINABILITY AND SOCIAL RESPONSIBILITY

The Company and the Board are focused on corporate social responsibility. In 2020, we are making major strides to demonstrate our commitment with our first Gentherm Sustainability Report, the creation of a multidisciplinary steering committee and focused Board oversight by the Corporate Governance Committee.

HUMAN CAPITAL MANAGEMENT

We remain very active in the oversight and implementation of Gentherm’s talent development, leadership and succession planning initiatives. Our culture is rooted in four Winning Culture Behaviors: Customer Focus, Employee Engagement and Inclusion, Global Mindset, and Performance and Accountability.

We are investing in and empowering our teams and provide a diverse working environment that values and harnesses the power of our employees’ varied backgrounds, cultures and experiences. Our culture fosters a passion to challenge status quo and be innovators of creative solutions for customers.

On behalf of the Board of Directors, thank you for your continued investment and support of Gentherm. We respectfully request you to vote in accordance with our recommendations at the annual meeting.

Ronald Hundzinski

Non-executive Chair-Elect of the Board

Technology to the next degree™	www.gentherm.com

GENTHERM INCORPORATED

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

Our 2020 Annual Meeting of Shareholders will be held on Thursday, May 21, 2020, at 8:30 a.m., Eastern Daylight Time, at our Corporate Headquarters located at 21680 Haggerty Road, Northville, Michigan* to conduct the following items of business:

>

To elect seven directors named in the accompanying proxy statement, each to serve for a one-year term until the 2021 annual meeting of shareholders or until a successor has been duly elected and qualified, or until such director’s earlier resignation, retirement or other termination of service.

>	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.

>	To approve (on an advisory basis) the compensation of our named executive officers.

>

To approve a proposed amendment to the Gentherm Incorporated 2013 Equity Incentive Plan to (i) increase by 2,450,000 the maximum number of shares of common stock that may be issued pursuant to awards granted under such plan and (ii) provide limits on the total value of annual compensation for any non-employee director in each calendar year.

>	To transact any other business that may properly come before the meeting or any postponement or adjournment of the meeting.

Only holders of our common stock at the close of business on April 6, 2020, the record date, are entitled to receive this notice and to attend and vote at the annual meeting.

We have elected to furnish proxy materials to you primarily through the Internet. On or about April 21, 2020, we intend to mail to our shareholders of record a Notice of Internet Availability of Proxy Materials containing instructions on how to access the accompanying proxy statement and our 2019 annual report to shareholders through the Internet and how to vote.

*

We intend to hold the annual meeting in person. However, we are actively monitoring developments related to the novel coronavirus (COVID-19), and, in the event it is not possible or advisable to hold the annual meeting in person, we may announce alternative arrangements, which may include holding the meeting virtually solely by means of remote communication. If we determine to hold the annual meeting in this manner, we will announce the decision in advance, and will provide details on how to participate at www.gentherm.com, under the “Investor Relations – News Releases” tab. We encourage you to check our website prior to the annual meeting if you are planning to attend in person.

By Order of the Board of Directors

Wayne Kauffman

Vice President, General Counsel and Secretary

Northville, Michigan

April 21, 2020

Your vote is very important. Whether or not you plan to attend the meeting, we urge you to vote promptly and save us the expense of additional solicitation. If you attend the annual meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD MAY 21, 2020

The Notice of 2020 Annual Meeting of Shareholders, the accompanying Proxy Statement, and the 2019 annual report to shareholders are available at www.edocumentview.com/THRM.

Technology to the next degree™	www.gentherm.com

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 21, 2020

Proxy Summary

This proxy summary does not contain all of the information that you should consider. You should read the entire proxy statement before voting. For more complete information regarding the 2019 performance of Gentherm Incorporated (the “Company” or “Gentherm”), review our 2019 annual report to shareholders. The notice of annual meeting, this proxy statement and the form of proxy were first mailed to shareholders of record of our common stock on or about April 21, 2020.

PLEASE VOTE TODAY

Your vote is important. Whether or not you plan to attend the 2020 annual meeting of shareholders (the “annual meeting”), we urge you to vote promptly to save us the expense of additional solicitation. Please carefully review the proxy materials and follow the instructions below to cast your vote on all of the proposals.

PROPOSALS, BOARD RECOMMENDATIONS AND REQUIRED VOTE

Proposal	Board Recommendation	Required Vote
1 Election of Directors (page 7)	FOR each nominee	Plurality*
2 Ratification of Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for 2020 (page 67)	FOR	Majority of votes cast
3 Advisory Vote on Named Executive Officer Compensation (page 68)	FOR	Majority of votes cast

  4    Approval of an Amendment to the Gentherm Incorporated 2013 Equity Incentive Plan (as previously amended, the “2013 Equity Plan”) to (i) increase by 2,450,000 the maximum number of shares of common stock that may be issued pursuant to awards granted under the 2013 Equity Plan and (ii) provide limits on the total value of annual compensation for any non-employee director in each calendar year (page 69)

	FOR	Majority of votes cast

*

Notwithstanding that directors will be elected by a plurality of votes cast at the annual meeting, in the event any director nominee receives a greater number of votes “withheld” than votes “for” his or her election, our majority voting policy requires such director to promptly tender his or her resignation. The Board, upon recommendation of the Nominating Committee, will determine whether to accept such resignation offer.

1 | 2020 PROXY STATEMENT

VOTING METHODS IN ADVANCE OF ANNUAL MEETING

Even if you plan to attend the annual meeting, please vote in advance. Make sure to have your notice, proxy card or voting instruction card and follow the instructions. If you are a record holder, you may vote using one of the following methods. If you are a beneficial owner, you may vote using one of the methods listed on your voting instruction card.

Online	By Phone	By Mail
www.investorvote.com/THRM	1-800-652-VOTE (8683)	Request a printed copy of the proxy materials and complete, sign and return your proxy card

On or about April 21, 2020, we intend to mail to our shareholders of record a Notice of Internet Availability of Proxy Materials (the “notice”). The notice will contain instructions on how to access this proxy statement and our 2019 annual report to shareholders, which includes our annual report on Form 10-K for the year ended December 31, 2019, through the Internet and how to vote through the Internet. The notice also will include instructions on how to receive such materials, at no charge, by paper delivery (along with a proxy card) or by e-mail. Beneficial owners will receive a similar notice from their broker, bank, or other nominee. Please do not mail in the notice, as it is not intended to serve as a voting instrument. Notwithstanding anything to the contrary, we may send certain shareholders of record a full set of proxy materials by paper delivery instead of the notice or in addition to sending the notice.

Attend and Vote at Annual Meeting

Meeting Date	Time	Location*	Record Date
Thursday, May 21, 2020	8:30 a.m. Eastern Daylight Time	Gentherm Incorporated 21680 Haggerty Road Northville, Michigan	April 6, 2020

*

We are actively monitoring developments related to the novel coronavirus (COVID-19), and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold the annual meeting in person, we may announce alternative arrangements, which may include holding the meeting virtually solely by means of remote communication. If we determine to hold the annual meeting in this manner, we will announce the decision in advance, and will provide details on how to participate at www.gentherm.com, under the “Investor Relations – News Releases” tab. We encourage you to check our website prior to the annual meeting if you are planning to attend in person.

INDEX OF FREQUENTLY REQUESTED INFORMATION

Topic	Page	Topic	Page
Audit Fees	66	Human Capital Management	22
Board Leadership	14	Peer Group	35
CEO Pay Ratio	59	Proposals and Required Approvals	80
Clawback Policy	42	Risk Oversight	15
Director Attendance	16	Social Responsibility and Sustainability	21
Director Diversity, Age and Tenure	9	Stock Ownership Guidelines – Directors	25
Director Independence	13	Stock Ownership Guidelines – Officers	42
Director Qualifications	8	Succession Planning	21
Elements of Compensation	32	Target Pay Mix – CEO	33
Hedging and Pledging Policies	42	Target Pay Mix – Other NEOs	33

2 | 2020 PROXY STATEMENT

BUSINESS OVERVIEW

Gentherm is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Our mission is to create and deliver extraordinary thermal solutions that make meaningful differences in everyday life, by improving health, wellness, comfort and energy efficiency. Our products provide solutions for automotive passenger climate comfort and convenience, battery thermal management and cell connecting systems, as well as patient temperature management within the health care industry. Our automotive products can be found on the vehicles of nearly all major automotive manufacturers operating in North America and Europe, and several major automotive manufacturers in Asia. We operate in locations aligned with our major customers’ product strategies to provide locally enhanced design, integration and production capabilities. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets that will positively impact people’s lives around the world.

2019 COMPANY PERFORMANCE HIGHLIGHTS

Highlights of Gentherm’s 2019 performance include(1):

(1)

Automotive new business awards represent the aggregate projected lifetime revenue of new awards provided by customers to Gentherm in the applicable year, with the value based on the price and volume projections received from each customer as of the award date. Although automotive new business awards are not firm customer orders, we believe that new business awards are an indicator of future revenue. New business awards are not projections of revenue or future business as of December 31, 2019, the date of this proxy statement or any other date. Customer projections regularly change over time and we do not update our calculation of any new business award after the date initially communicated. Revenues resulting from automotive new business awards also are subject to additional risks and uncertainties as described under “Forward-Looking Statements”.

3 | 2020 PROXY STATEMENT

DIRECTOR NOMINEES – HIGHLY SKILLED, EXPERIENCED AND DIVERSE BOARD

The Board of Directors of the Company (the “Board”) currently consists of nine directors. Francois Castaing, the non-executive Chair of the Board, and Maurice E.P. Gunderson are retiring from the Board effective prior to the annual meeting. As of the annual meeting, the Board size will be seven directors. The Board has re-nominated the remaining seven directors. The Nominating Committee has engaged the outside national consulting firm Egon Zehnder to assist in conducting a search process to identify two new directors in connection with the retirement of Messrs. Castaing and Gunderson, and the Board intends to increase its size concurrent with the appointment of new directors.

All directors are elected annually and serve one-year terms until a successor has been duly elected and qualified or until such director’s earlier resignation, retirement or other termination of service. The following table provides summary information about such director nominees.

Name	Age	Director Since	Independent	Current Committee Memberships	Primary Occupations	Other Public Company Boards
Sophie Desormière	53	2012	Yes	> Compensation > Corporate Governance > Nominating	> Chief Executive Officer of AALPS Capital	> Somfy S.A. (Euronext Paris: SO)
Phillip M. Eyler	48	2017	No	—	> President and Chief Executive Officer of the Company	—
Yvonne Hao	45	2016	Yes	> Audit > Compensation (C) > Nominating	> Managing Director and Co-Founder of Cove Hill Partners	—
Ronald Hundzinski (Chair-Elect)	61	2016	Yes	> Audit (C) > Mergers and Acquisitions > Nominating	> Chief Financial Officer and Executive Director, TI Fluid Systems	—
Charles Kummeth	59	2018	Yes	> Audit > Mergers and Acquisitions > Nominating > Technology	> President and Chief Executive Officer of Bio-Techne Corporation	> Bio-Techne Corporation (Nasdaq: TECH) > Sparton Corporation (NYSE: SPA)
Byron Shaw II	52	2013	Yes	> Corporate Governance > Mergers and Acquisitions > Nominating > Technology (C)	> President of Byron Shaw LLC	—
John Stacey	55	2018	Yes	> Compensation > Nominating	> EVP and CHRO, Harman International Industries, Inc.	—

(C)	Chair of committee.

4 | 2020 PROXY STATEMENT

2019 NAMED EXECUTIVE OFFICER COMPENSATION – CONTINUATION OF SIGNIFICANT 2018 CHANGES

At the annual meeting, shareholders are being asked to provide advisory (non-binding) approval of the compensation of our named executive officers (“NEOs”) in 2019, as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission (the “SEC”), commonly known as a “say-on-pay” proposal. See “Compensation Discussion and Analysis” beginning on page 30 for information regarding our compensation philosophy, objectives and design, our compensation-setting process and our executive compensation program components, as well as the decisions made for 2019 with respect to each of our NEOs.

COMPENSATION GOVERNANCE

What We Do		What We Don’t Do
>	Independent Compensation Committee and independent compensation advisor (page 34)	>	No repricing/replacement of underwater stock options and SARs (page 42)
>	Evaluate benchmarking data; annually review peer group (page 34)	>	No hedging or use of derivatives and limited pledging (page 42)
>	Distinct objective Company performance metrics used in annual cash bonus plan and long-term PSUs based on absolute and relative performance measures aligned with Company strategy and shareholders (page 35)	>	No single-trigger change in control benefit for any NEO, except CEO deferred compensation vesting (page 55)
>	Significant performance-based and at-risk compensation (56% and 81%, respectively, for our CEO; 45% and 61%, respectively, for our other NEOs) (page 33)	>	No excise tax gross-up benefits upon a change in control (page 43)
>	CEO’s cash bonus based solely on objective Company performance metrics (page 37)
>	Stock ownership guidelines applicable to our executive officers and directors (pages 42 and 25)
>	Annual say-on-pay shareholder vote (page 68)
>	Compensation Committee oversight to confirm no undue risk in compensation programs of the Company (page 18)
>	Clawback policy (page 42)

2019 COMPENSATION PROGRAM KEY TAKEAWAYS

>

Continued significantly refreshed NEO compensation program adopted in 2018 resulting from significant shareholder engagement effort and taking into account the high level of shareholder support (96.5% approval) for say-on-pay proposal at our 2019 annual meeting.

>	Reasonable 2019 fixed compensation increases based on merit and peer group benchmarking

>	Reflecting appropriate pay-for-performance and long-term focus aligned with Company strategy

○	2019 Senior Level Bonus Plan – earned bonuses ranged from 105.5% – 123.8% of target bonus.

○	2019 Equity Awards – 60% of target value delivered via PSUs and 40% delivered via RSUs.

5 | 2020 PROXY STATEMENT

A COMMITMENT TO REASONABLE GOVERNANCE FOR THE BENEFIT OF THE COMPANY AND ITS SHAREHOLDERS

Independence		Best Practices
>	Six independent directors out of seven directors (page 13)	>	No classified board (page 7)
>	Fully independent Board committees with key oversight roles (page 17)	>	No director overboarding (page 21)
>	Independent, non-executive Chair of the Board (page 14)	>	Gender diversity, with two women directors. Represents 29% of Board following the annual meeting (page 9)
>	No lengthy tenure – average director tenure of 4.1 years and average director age of 53.3 years following the annual meeting (page 9)	>	Significant Board oversight of risk management (page 15)
>	Regular executive sessions of independent directors (page 16)	>	Strong director attendance at Board and Committee meetings, as well as the annual meeting of shareholders (page 16)
>	Committees authorized to hire advisors independent of management	>	No related party transactions with directors or executive officers (page 61)

Accountability		Shareholder Rights
>	Plurality plus resignation policy for uncontested director elections (page 20)	>	Shareholder right to call special meetings (25%)
>	Following the annual meeting, highly refreshed Board with 5 of 7 directors newly nominated since 2016 (page 4)	>	No super-majority voting for amendments to organizational documents
>	Annual Board and committee performance evaluations (page 20)	>	No limitations on shareholder action by written consent
>	Robust shareholder engagement program (page 16)	>	No dual class common stock
		>	No poison pill

6 | 2020 PROXY STATEMENT

Proposal No. 1—Election of Directors

The Board currently consists of nine directors. Francois Castaing, the non-executive Chair of the Board, and Maurice E.P. Gunderson are retiring from the Board effective prior to the annual meeting. As of the annual meeting, the Board size will be seven directors. The Board has re-nominated the remaining seven directors, listed below.

Name	Age	Current Company Title
Sophie Desormière	53	Director
Phillip M. Eyler	48	President, Chief Executive Officer and Director
Yvonne Hao	45	Director
Ronald Hundzinski	61	Director and Chair-Elect
Charles Kummeth	59	Director
Byron Shaw II	52	Director
John Stacey	55	Director

We believe each of the Board’s nominees meets the qualifications, skills and expertise established by the Board for continuing service on the Board, including regarding areas that are critical to the Company’s strategy and operations, and will continue to collectively serve in the best interests of the shareholders and Company.

All directors are elected annually and will serve one-year terms until the 2021 annual meeting of shareholders or until a successor has been duly elected and qualified, or until such director’s earlier resignation, retirement or other termination of service. The Board has affirmatively determined that the director nominees, except Mr. Eyler, are independent under the applicable rules of the Nasdaq Global Select Market (“Nasdaq”).

Each nominee has consented to be listed in this proxy statement and agreed to serve as a director if elected by the shareholders. If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the annual meeting, which we do not anticipate, the Board may designate a new nominee and the persons named as proxies in the attached proxy card will vote for that substitute nominee (unless the proxies were previously instructed to withhold votes for the nominee who has become unable or unwilling to serve). Alternatively, the Board may reduce the size of the Board.

The Board recommends that you vote FOR the election of each of the director nominees.

7 | 2020 PROXY STATEMENT

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS AND EXPERIENCE TO BE REPRESENTED ON THE BOARD

The Nominating Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience and background sought of Board members. The Nominating Committee and the Board review and assess the continued relevance of and emphasis on these factors as part of the Board’s self-assessment process and in connection with candidate searches to determine if they are effective in helping to satisfy the Board’s goal of creating and sustaining a Board that can appropriately support and oversee the Company’s activities and strategy.

We believe our directors have an appropriate balance of knowledge, experience, attributes, skills and expertise as a group to ensure that the Board appropriately fulfills its oversight responsibilities and acts in the best interests of shareholders and the Company. To complement the skills and experience represented by our continuing directors and in connection with the retirements of Messrs. Castaing and Gunderson, the Nominating Committee has engaged the outside national consulting firm Egon Zehnder to assist in conducting a search process to identify two new directors. The Board intends to increase its size concurrent with the appointment of new directors.

Although specific qualifications for Board membership may vary from time to time, desired qualities include (A) the highest ethical character, integrity and shared values with the Company, (B) loyalty to the Company and concern for its success and welfare, (C) sound business judgment, and (D) sufficient commitment and availability to effectively carry out a director’s duties. Listed below are additional key skills and experience that we consider important for our directors to have in light of our current business and structure. The biographies of the director nominees set forth their specific experience, qualifications, attributes and skills that led to the Nominating Committee’s conclusion that each director nominee should serve or continue to serve on the Board. Below is a summary of key skills and experience represented by our director nominees.

Senior Leadership. Directors who have served in senior leadership positions can provide experience and perspective in analyzing, shaping, and overseeing the execution of important operational, organizational and policy issues at a senior level.

R&D and Commercialization of Technologies. Directors with experience in companies who have prioritized research and development and commercializing products related thereto can provide useful oversight of such matters.

Public Company. Directors with prior experience either leading a public company as an executive or serving as a director of a public company provide valuable input on corporate governance, shareholder engagement, public reporting and other matters unique to the operations of public companies.

Automotive Industry. The automotive industry is our primary market, so experience in the automotive industry is useful in understanding our research and development efforts, competing technologies, the various products and processes that we develop, our manufacturing operations, our supply chain, customers and consumers, and the market segments in which we operate.

Medical Industry. Our medical products and equipment focus on body and blood temperature management and our medical customers include hospitals and other health care service providers. Directors with experience in the medical industry provide insights in understanding the different product and purchase cycles, business partners and customers, distribution networks, payments and insurance reimbursements, competition, and regulatory requirements.

Global Management. We have significant global operations, as we operate in locations aligned with our major customers' product strategies. Our customers and vendors currently span North America, Europe and Asia, and further global penetration in those markets is a key element of our business strategy. Directors with global management experience can provide a useful business, regulatory and cultural perspective regarding aspects of our business.

Financial and Accounting. Knowledge of the financial markets, corporate finance, accounting regulations, and accounting and financial reporting processes can assist our directors in understanding, advising, and overseeing our capital structure, budgeting, financing and investing activities, financial reporting, and internal controls of such activities. The Company strives to have a number of directors who qualify as audit committee financial experts.

Human Resources. Directors with experience in talent management, human resources and executive compensation bring important perspectives regarding how to best attract, motivate and retain qualified executives, train and support our workforce, cultivate new talent and promote our corporate culture.

8 | 2020 PROXY STATEMENT

BOARD DIVERSITY

The Company does not have a specific diversity policy underlying its nomination process, although it seeks to ensure the Board includes directors with diverse backgrounds, qualifications, skills and experience relevant to the Company’s business. Below is a summary of the breakdown of our director nominees by gender, age and tenure:

9 | 2020 PROXY STATEMENT

Director Nominee Background and Qualifications

Sophie Desormière

Chief Executive Officer of

AALPS Capital

Age: 53

Director Since: 2012

Committee Memberships:

>   Compensation

>  Corporate Governance

>   Nominating

Other Public Boards Service
(within last 5 years):

>  Somfy S.A. (2017-present)

Ms. Desormière is the Chief Executive Officer of AALPS Capital, a private equity management company based in France. Immediately prior to joining AALPS Capital in 2018, Ms. Desormiére was General Manager Marketing and Sales and Senior Executive Vice President at Solvay, a Belgium-based developer of specialty chemicals starting in 2010. Previously, Ms. Desormière spent 17 years in increasingly responsible positions at Valeo, an independent industrial group focused on the design, production and sale of components, integrated systems and modules for the automotive industry, including Research & Development Product Line Director, Branch Marketing Innovation Director, Group Product Marketing Director and Comfort Enhancement Domain Director. Ms. Desormière was elected a member of the Supervisory Board of publicly traded Somfy S.A. (Euronext Paris: SO) in 2017. Ms. Desormière is a graduate of the Ecole Nationale Supérieure de Chimie de Paris, the Institut de Formation du Caoutchouc and the Program for Management Development at Harvard Business School.

DIRECTOR QUALIFICATIONS

Ms. Desormière has broad experience in product planning, product development and market analysis. Her background in these areas assists the Company in its development of long-term product strategies. In addition, the skills Ms. Desormière has developed while working at and serving on the board of global companies with significant European operations enables her to provide key insight with respect to the Company’s integration of its worldwide operations.

Phillip M. Eyler President and Chief Executive Officer Age: 48 Director Since: 2017

Phillip Eyler was appointed President and Chief Executive Officer, and to the Company’s Board, in December 2017. Prior to joining Gentherm, Mr. Eyler served as President of the $3 billion Connected Car division at Harman International, a subsidiary of Samsung, since 2015. As President of the Connected Car division, Mr. Eyler oversaw an organization of more than 8,000 employees dedicated to the development of highly integrated connected car systems encompassing infotainment, telematics, connected safety and cyber security solutions, among others. Mr. Eyler joined Harman in 1997 and held various senior management positions, including Senior Vice President and General Manager of Harman’s Global Automotive Audio business from 2011 to 2015. Mr. Eyler received a Bachelor of Science degree in mechanical engineering from Purdue University and a Master of Business Administration from the Fuqua School of Business at Duke University.

DIRECTOR QUALIFICATIONS

Mr. Eyler’s extensive experience in the Automotive industry, our largest market, enables him to understand and manage our business. His prior leadership experience at a growing automotive supplier brings an important skill to our Board, as we strive to continue to grow our various lines of business. Mr. Eyler’s familiarity with managing manufacturing operations also is critical to our Company. As the Chief Executive Officer, Mr. Eyler has extensive knowledge of the day-to-day operations of our business. Being our highest ranked officer, coupled with the managerial positions he previously held with other automotive-related companies, gives Mr. Eyler industry insight and leadership and executive management skills key to our performance.

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Yvonne Hao

Managing Director and
Co-Founder of Cove Hill Partners

Age: 45

Director Since: 2016

Committee Memberships:

>  Audit

>   Compensation (Chair)

>  Nominating

Other Public Boards Service

(within last 5 years):

> Bombardier Recreational Products (2011-2016)

Ms. Hao is currently the Managing Director and Co-Founder of Cove Hill Partners, an investment firm focused on investing in high quality consumer and technology businesses for the long term. Previously, she served as the COO and CFO of PillPack, a national e-commerce retail pharmacy, from January 2017 until June 2019. In the fall of 2018, she helped lead the sale and integration of PillPack to Amazon, and following the sale, she was responsible for shared operations across the PillPack/Amazon pharmacy. From 2008 to 2016, Ms. Hao held various positions at Bain Capital, including as an Operating Partner and as interim executive officer for various portfolio companies. At Bain, Ms. Hao was responsible for portfolio company performance, working closely with management of various Bain investment companies. She held the position of interim CEO or COO at several of these companies, including Gymboree and D&M Holdings. Prior to 2008, Ms. Hao worked at Honeywell in various positions starting in 2003 and at McKinsey & Company starting in 1997. Ms. Hao served as a director of publicly-traded Bombardier Recreational Products from 2011 until 2016. She has also served as a past director of privately-held companies, including Gymboree and Consolidated Container Company. Ms. Hao holds a Bachelor of Arts from Williams College and a Master of Philosophy in Development Economics from Cambridge University.

DIRECTOR QUALIFICATIONS

Ms. Hao’s role as Managing Director and Co-Founder of Cove Hill Partners, as well has her roles as interim CEO, CFO and COO at other companies, provides her with expertise in executive management, strategic planning, operations and brand marketing. Ms. Hao’s experience at PillPack/Amazon offers a healthcare industry perspective on the Board as we look to grow our medical business. She also brings a unique institutional investor perspective resulting from her previous positions at Bain Capital, a global private equity and venture capital investment firm. Finally, Ms. Hao has international business experience as a result of managing a business expansion in Asia, where the Company has a significant presence with customers and manufacturing plants. Ms. Hao has significant finance expertise as a result of her recent position as a CFO and based on various other positions in which she has served. The Board has determined this qualifies her as an “audit committee financial expert” under SEC rules.

Ronald Hundzinski

Chair-Elect

Chief Financial Officer and Executive Director of TI Fluid Systems

Age: 61

Director Since: 2016

Committee Memberships:

>  Audit (Chair)

>  Mergers and Acquisitions

>  Nominating

Mr. Hundzinski is currently the Chief Financial Officer and Executive Director of TI Fluid Systems, a position he was appointed to in January 2020. Mr. Hundzinski formerly served as the Executive Vice President of Finance for Tenneco Inc. (NYSE: TEN) from January 2018 to December 2019. From 2012 to 2018, Mr. Hundzinski served as the Executive Vice President and Chief Financial Officer of BorgWarner, Inc. From 2005 to 2012, Mr. Hundzinski served in BorgWarner’s finance department in positions of increasing responsibility, including as Controller from 2010 to 2011 and Treasurer from 2011 to 2012. Mr. Hundzinski holds a Bachelor of Business Administration in finance from Western Michigan University and a Master of Business Administration from the University of Colorado.

DIRECTOR QUALIFICATIONS

Mr. Hundzinski’s deep experience as the Chief Financial Officer of multiple large, global automotive suppliers brings important practical experience to our Board. He understands the key operational, strategic and financial issues of the Company as an executive of public and private companies in the automotive industry, and he can provide unique, real-time advice on critical industry matters. Mr. Hundzinski also has significant finance and accounting expertise and the Board has determined this qualifies him as an “audit committee financial expert” under SEC rules. His expertise and knowledge in our largest industry segment brings invaluable insight to our Board.

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Charles Kummeth

President and Chief Executive
Officer of Bio-Techne Corporation

Age: 59

Director Since: 2018

Committee Memberships:

>   Audit

>  Mergers and Acquisitions

>   Nominating

>  Technology

Other Public Boards Service

(within last 5 years):

> Bio-Techne Corporation
(2013-present)

> Sparton Corporation
(2011-2019)

Mr. Kummeth has served as the President and Chief Executive Officer and a director of Bio-Techne Corporation (Nasdaq: TECH) since 2013. Prior to joining Bio-Techne, Mr. Kummeth served as President of Mass Spectrometry and Chromatography at Thermo Fisher Scientific Inc. and was President of the Laboratory Consumables Division from 2009 to September 2011. Prior to joining Thermo Fisher, he served in various roles during his 24-year career at 3M Corporation, most recently as the Vice President of the company’s Medical Division from 2006 to 2008. Mr. Kummeth served as a director of Sparton Corporation (NYSE: SPA) from 2011 to 2019, where he was most recently a member of the Compensation Committee. Mr. Kummeth received a Master of Science in Software Development and Design from the University of St. Thomas and a Master of Business Administration from the Carlson School of Business at the University of Minnesota. He is a graduate of the University of North Dakota, where he received a Bachelor of Science in Electrical Engineering.

DIRECTOR QUALIFICATIONS

Mr. Kummeth’s significant experience in the medical industry is important to our business as we seek to grow our medical business and introduce new medical products to the market. In addition, his leadership experience, including as President and Chief Executive Officer of a public company and as a director of multiple public companies, provides the Board with an important perspective on many topics, including governance, shareholder engagement and risk management.

Byron Shaw II

President of Byron Shaw LLC

Former Managing Director of the Silicon Valley Office for General Motors

Age: 52

Director Since: 2013

Committee Memberships:

>  Corporate Governance

>  Mergers and Acquisitions

>  Nominating

>   Technology (Chair)

Dr. Shaw has been the President of Byron Shaw LLC, a consulting firm providing diligence, strategy and execution advisory services focusing on automotive technology and related services, since 2012. From 2006 to 2012, Dr. Shaw worked at General Motors in various positions, most recently as Managing Director of the Silicon Valley Office for General Motors and General Motors Ventures LLC. From 1998 to 2003, he worked at BMW in various positions, including Principal Technology Engineer and Manager of Advanced Technology. Dr. Shaw currently serves on the board of directors or advisory board of several privately-held companies, including Smalltech LLC, Project Renovo, Qualia Networks, Autotech Ventures, Up Shift Cars and Rotary Wing Engine. Dr. Shaw received Bachelor of Science degrees and a Master of Science in Mechanical Engineering from the Massachusetts Institute of Technology and a Ph.D. in mechanical engineering/controls from University of California, Berkeley.

DIRECTOR QUALIFICATIONS

Dr. Shaw’s extensive experience in the automotive industry and in advanced technologies enables him to provide key insight with respect to improvements in our existing products. His technical expertise has also been critical to the Company’s development of new products for other markets, as well as overseeing the evaluation of technologies and products to consider for acquisition.

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John Stacey Executive Vice President and Chief Human Resources Officer of Harman International Industries, Inc. Age: 55 Director Since: 2018 Committee Memberships: > Compensation > Nominating

Mr. Stacey currently serves as the Executive Vice President and Chief Human Resources Officer of Harman International Industries, Inc., a subsidiary of Samsung, a position he has held since 2008. Previously, Mr. Stacey served in various senior human resources positions with Anheuser-Busch InBev SA/NV from 1990 to 2008, including, most recently, as Vice President, People for InBev North America, InBev Central and Eastern Europe from 2005 through January 2008. Mr. Stacey received a Bachelor of Commerce from Memorial University of Newfoundland.

DIRECTOR QUALIFICATIONS

Mr. Stacey’s broad human resources experience in multi-national environments is extremely valuable as we employ thousands of employees around the globe. His specific experience in the automotive industry will provide insight and guidance for managing our workforce, enhancing the skills of our existing employees and cultivating new talent, including our increasing focus on human capital management.

A BOARD SUBSTANTIALLY CONSISTING OF INDEPENDENT DIRECTORS

The Board believes that there should be at least a majority of independent directors on the Board. The Board recently undertook its annual review of director independence in accordance with the applicable rules of Nasdaq. The independence rules include a series of objective tests, including that the director is not employed by us and has not engaged in various types of business dealings with us. In addition, the Board is required to make a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, the Board has affirmatively determined that each of Mr. Castaing, Ms. Desormière, Mr. Gunderson, Ms. Hao, Mr. Hundzinski, Mr. Kummeth, Dr. Shaw and Mr. Stacey are independent under the applicable rules of Nasdaq. Mr. Eyler is employed by us and therefore is not an independent director.

Each member of the Audit Committee, the Compensation Committee, the Nominating Committee, the Corporate Governance Committee, the Mergers and Acquisitions Committee and the Technology Committee is independent under Nasdaq rules. In addition, the Board has affirmatively determined that the members of the Audit Committee and Compensation Committee qualify as independent in accordance with the additional independence rules established by the SEC and Nasdaq.

13 | 2020 PROXY STATEMENT

Board Matters

THE BOARD OF DIRECTORS

GENERAL

The Board has general oversight responsibility for our affairs and, in exercising its fiduciary duties, the Board represents and acts on behalf of the shareholders. Although the Board does not have responsibility for our day-to-day management, it stays regularly informed about our business and provides oversight and guidance to our management through periodic meetings and other communications. The Board provides critical oversight in, among other things, our strategic planning process, leadership development and succession planning, risk management, as well as other functions carried out through the Board committees as described below.

SIGNIFICANT INDEPENDENT BOARD LEADERSHIP

The Company’s current Board leadership is as follows:

>

Mr. Castaing, current independent Chairman of the Board, presides at all Board and shareholder meetings, as well as Board executive sessions of the independent directors, and has the following additional responsibilities, among others:

○	Prepares the agenda for Board meetings in consultation with the CEO and other members of the Board;

○	Approves meeting schedules for the Board to assure that there is sufficient time for discussion of all agenda items;

○	Reviews and approves materials and other information provided to the Board;

○	Recommends the retention of Board advisers and consultants;

○	Ensures the Board fulfills its role in overseeing management;

○	Manages the process for annual Board and director evaluation process (in collaboration with the Corporate Governance Committees); and

○	Provides advice and counsel to the CEO with respect to his executive responsibilities.

>	Mr. Hundzinski, is the independent Chair-Elect and will begin to serve in such capacity as of the annual meeting.

>

Mr. Eyler, the Company’s President and Chief Executive Officer, is responsible for the Company’s day-to-day operations and strategic leadership, and the implementation of those actions, policies and strategies approved by the Board.

The Board believes that, by separating the positions of Chair of the Board and Chief Executive Officer, the Board can provide significant leadership to management and strong oversight of key opportunities and risks impacting the Company. If the Chair of the Board is not independent under the applicable rules of Nasdaq, the Board has adopted a policy of appointing a Lead Independent Director. The Lead Independent Director would act as chairperson of all meetings of the independent directors and would have the authority to call additional meetings of the independent directors at any time. The Lead Independent Director also would act as a liaison both between the Chair of the Board and the Chief Executive Officer, on the one hand, and the independent directors, on the other hand. As Mr. Castaing and his successor, Mr. Hundzinski, are independent, the Board has not appointed a Lead Independent Director at this time.

Further, the committees consist solely of independent directors and provide significant oversight and leadership of key Board functions and considerations.

14 | 2020 PROXY STATEMENT

BOARD AND COMMITTEES DEEPLY FOCUSED ON THE OVERSIGHT OF RISK MANAGEMENT

The Board oversees the Company’s risk management directly and through its committees:

Full Board

>   Overall responsibility for risk management oversight, including reputational risks, crisis management, product safety and quality controls

>   Reviews and approves an annual business plan, including strategy and liquidity

>   Reviews material risks and opportunities at each regular meeting of the Board

>   Reviews business developments, business plan implementation, liquidity and financial results

>   Oversees succession planning

>   Oversees capital spending and financings, as well as significant mergers, acquisitions and divestitures

>   Reviews sustainability and social responsibility matters

>   Interactions with senior business leaders, with access to other key employees

>   Conducts focused sessions on emerging topics and visits to strategic operations on a global basis

>   Directors available for shareholder engagement

Audit Committee

>   Oversees significant financial risk exposures (including credit, liquidity, legal, regulatory and other contingencies), accounting and financial reporting, disclosure controls and internal control over financial reporting, the internal audit function, the legal, regulatory and ethical compliance functions (including oversight of the ethics/whistleblower hotline)

>   Oversees the enterprise risk management process

>   Regularly consults with our independent registered public accounting firm and internal audit function regarding risk management controls

>   Reviews and monitors the use of derivatives, including for foreign currency

>   Monitors insurance and self-insurance policies

Compensation Committee

>   Responsible for executive officer compensation and its alignment with our shareholders, strategy and operations

>   Reviews compensation plans generally and the related incentives, risks and risk mitigation efforts

>   Addresses matters related to human capital management, including diversity, pay equity, talent acquisition and management, training and corporate culture

Corporate Governance Committee

>   Oversees the Company’s governance policies (including the Corporate Governance Guidelines), Board structure and independence, and the self-assessment process of the Board and its committees

>   Oversees the Company’s sustainability program and receives regular reports regarding the Company’s corporate social responsibility efforts

>   Oversees director onboarding process and continuing education

Merger and Acquisitions Committee

>   Oversees activities related to mergers, acquisitions, investments and dispositions, including strategy, implementation, integration and post-closing analysis

>   Approves or reviews and recommends to the Board for approval transactions with a material (as determined by the Board from time to time) estimated purchase price or investment

Technology Committee

>   Oversees the development and use of technology in current and potential future products, including the long-term strategic goals of the Company’s research and development initiatives

>   Advises management on its policies and procedures surrounding cybersecurity and data privacy

15 | 2020 PROXY STATEMENT

BOARD OVERSIGHT OF DEVELOPMENT AND IMPLEMENTATION OF COMPANY STRATEGY

One of the most important activities of the Board and the committees is to provide guidance and oversight to management regarding establishing, revising and implementing the Company’s long-term strategy. The Board and its committees regularly provide guidance and oversight. The Board receives updates from management and discusses various elements of the strategy at each Board meeting, and dedicates meetings periodically to focus solely on strategy. The Board also periodically discusses with members of management below the executive level the Company’s strategy and performance to inform its perspective on progress against the long-term strategy and ensure that it is able to effectively perform its oversight responsibilities. The Company’s senior management team, consisting of the President and CEO and all of his direct reports, holds periodic meetings to review the Company’s strategy and the implementation thereof.

STRONG DIRECTOR ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board met six times in 2019. The independent directors hold regularly scheduled executive sessions to meet without management present. These executive sessions generally occur around regularly scheduled meetings of the Board. The independent directors also hold additional meetings periodically as deemed necessary or appropriate.

All directors are expected to attend all meetings of the Board and of the Board committees on which they serve. Each director serving in 2019 (as of and from the date he or she joined the Board and applicable committees) attended more than 92% of the aggregate of all meetings of the Board and the committees of which he or she was a member in 2019.

The Board has adopted a policy strongly encouraging directors to attend the Company’s annual meeting of shareholders in person or, if necessary, by telephone or similar communication equipment. All current directors attended the 2019 annual meeting of shareholders.

BOARD OVERSIGHT OF MANAGEMENT SHAREHOLDER ENGAGEMENT

Our management regularly engages with shareholders to understand their perspectives on the Company, our business and their concerns. Management held discussions during 2019 with approximately 55% of our shareholders who are active managers (i.e., excluding index funds and others who do not meet with management of similarly situated companies). Management meets with shareholders during scheduled events, as well as in private meetings held throughout the year.

Our directors are available to meet with key shareholders as appropriate. In 2018, the Chair of the Compensation Committee participated during our significant shareholder engagement effort to obtain feedback on our executive compensation program.

16 | 2020 PROXY STATEMENT

STANDING COMMITTEES OF THE BOARD

The Board has delegated various responsibilities and authority to Board committees. Except as described below for the Nominating Committee, each committee has regularly scheduled meetings and reports on its activities to the full Board. Each committee operates under a written charter approved by the Board, which is reviewed annually by the respective committee and the Board and is available on our website, www.gentherm.com, under the “Investor Relations – Corporate Governance” tab. The table below sets forth the current membership for the Board committees and the number of meetings held for each in 2019.

Director	Audit	Compensation	Corporate Governance	M&A	Nominating	Technology
Francois Castaing
Sophie Desormière
Maurice E.P. Gunderson
Yvonne Hao
Ronald Hundzinski
Charles Kummeth
Byron Shaw II
John Stacey
2019 Meetings	7	4	2	2	0(1)	2

(1)

The Nominating Committee consists of all independent directors. Independent directors hold regularly scheduled executive sessions, generally around meetings of the Board, and discuss nominating matters on a periodic basis as needed.

Chair

Member

AUDIT COMMITTEE

The Audit Committee’s responsibilities include:

>	sole authority for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm;

>

providing general oversight of accounting, auditing and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of internal control over financial reporting, disclosure controls and the internal audit function;

>	reviewing our reports filed with or furnished to the SEC that include financial statements or results;

>	monitoring compliance with significant legal and regulatory requirements, and other risks related to financial reporting and internal control over financial reporting;

>	reviewing any reports made to the Company’s ethics/whistleblower hotlines;

>	reviewing the control and enterprise risk management processes established to monitor significant financial, environmental, insurance, legal and other risks or exposures;

>	monitoring our use of derivatives, including foreign currency; and

>	monitoring insurance and self-insurance policies.

The responsibilities and activities of the Audit Committee are described in greater detail in “Audit Committee Report” and “Audit Committee Matters,” as well as in its charter.

The Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Audit Committee. The Board has further determined that three of the Audit Committee members, Mr. Gunderson, Ms. Hao and Mr. Hundzinski, qualify as “audit

17 | 2020 PROXY STATEMENT

committee financial experts” in accordance with SEC rules. The designation of an “audit committee financial expert” does not impose upon such persons any duties, obligations or liabilities that are greater than those which are generally imposed on each of them as a member of the Audit Committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

COMPENSATION COMMITTEE

The Compensation Committee’s responsibilities include:

>	approving the individual and corporate goals and objectives relevant to the compensation of the Company’s executive officers;

>	evaluating the performance of the Chief Executive Officer and other executive officers, including with respect to established goals and objectives;

>

approving the compensation of each executive officer, taking into account, among other things, such executive officer’s performance in light of those goals and objectives and the policies of the Committee;

>	administering the incentive and equity plans of the Company, including approving equity grants for the executive officers;

>	ensuring an appropriate mix of guaranteed versus performance-based compensation;

>	reviewing the Company’s compensation policies and practices for all employees, at least annually, regarding risk-taking incentives and risk management policies and practices;

>	recommending or approving the non-employee director compensation program; and

>	addressing matters related to human capital management;

>	reviewing compensation disclosures in the Company’s proxy statement and other reports filed with or furnished to the SEC.

The Compensation Committee also has the sole authority to engage outside advisors and establish the terms of such engagement. The Compensation Committee may form and delegate its authority to subcommittees as appropriate. The responsibilities and activities of the Compensation Committee are described further in “Compensation Discussion and Analysis,” as well as in its charter.

Role of Management.    The Compensation Committee regularly receives significant input from management with respect to the Company’s executive compensation program. See “Compensation Discussion and Analysis” for further information.

Role of Compensation Consultant.    The Compensation Committee has the sole authority to engage outside advisors and establish the terms of such engagement, including compensatory fees. In connection with any such engagement, the Compensation Committee reviews the independence of such outside advisor, based on the factors specified by Nasdaq as well as any other factors it deems appropriate, and any conflicts of interest raised by the work of such outside advisor.

In 2019, the Compensation Committee determined to re-engage the compensation consultant it engaged in 2018, ClearBridge Compensation Group, LLC (“ClearBridge”), to provide advice regarding an appropriate peer group, to benchmark our executive and director compensation programs against peer group and general market survey data, to provide input on our executive compensation plan design and equity usage and allocation, to assist with the Compensation Committee’s compensation risk assessment, and to provide advice regarding the proposed amendment to the 2013 Equity Plan (Proposal No. 4). See “Compensation Discussion and Analysis” for further information.

The Compensation Committee’s determination to engage ClearBridge, and approve the terms of such engagement, was made independently from the Company’s management. Upon engagement, the Compensation Committee worked with management to determine the compensation consultant’s responsibilities and direct its work product, although the Compensation Committee was responsible for the formal approval of the work plan. During 2019, ClearBridge received no other compensation for other

18 | 2020 PROXY STATEMENT

services provided to the Company, and the Compensation Committee also has determined there are no conflicts of interest raised by the work of ClearBridge.

CORPORATE GOVERNANCE COMMITTEE

The Corporate Governance Committee’s responsibilities include:

>

exercising general oversight over corporate governance policy matters of the Company, including developing, recommending proposed changes to, and monitoring compliance with, the Corporate Governance Guidelines;

>	reviewing and recommending appropriate changes to the Company’s charter documents and key governance policies on a periodic basis;

>	overseeing the annual self-evaluation process of the Board and its committees; and

>	reviewing certain governance disclosures and proposals in the Company’s proxy statement and other reports filed with or furnished to the SEC.

The Corporate Governance Committee may form and delegate its authority to subcommittees as appropriate. The responsibilities and activities of the Corporate Governance Committee are described in greater detail in its charter.

NOMINATING COMMITTEE

The Nominating Committee’s responsibilities include:

>	evaluating the current directors, as well as any candidates nominated or recommended by shareholders, and nominating directors for election; and

>	developing a pool of potential director candidates to recommend to the Board in the event of a vacancy on the Board.

The responsibilities and activities of the Committee are described in greater detail in its charter.

The Nominating Committee reviews and makes recommendations to the Board, from time to time, regarding the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, the operations of the Company and the long-term interests of shareholders, as further discussed in this proxy statement. The Nominating Committee does not have a specific diversity policy underlying its nomination process, although it seeks to ensure the Board includes directors with diverse backgrounds, qualifications, skills and experience relevant to the Company’s business and strategy.

Generally, the Nominating Committee will re-nominate incumbent directors who continue to satisfy the Nominating Committee’s criteria for membership on the Board, continue to make important contributions to the Board and consent to continue their service on the Board. If a vacancy on the Board occurs or the Board increases in size, the Nominating Committee will actively seek individuals that satisfy the Nominating Committee’s criteria for membership on the Board and the Nominating Committee may rely on multiple sources for identifying and evaluating potential nominees, including referrals from our current directors and management.

During 2020, the Nominating Committee established a Search Committee chaired by Mr. Stacey and engaged the outside national consulting firm, Egon Zehnder, to assist in conducting a search process to identify two new directors in connection with the retirement of Messrs. Castaing and Gunderson. The Nominating Committee has completed a thorough evaluation of current Board composition to focus the search process on candidates with key skills and experiences to further strengthen our Board. The Board intends to increase the size of the Board concurrent with the appointment of new directors.

The Nominating Committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other potential nominees. Nominations by shareholders intending to run a director slate in opposition to Company nominees must be sent on a timely basis and otherwise in accordance with our Bylaws and other applicable law and regulations. Please refer to “Additional Information—Requirements for Submission of Shareholder Proposals and Nominations for 2021 Annual

19 | 2020 PROXY STATEMENT

Meeting.” We did not receive any recommendations for director nominations from shareholders for the 2020 annual meeting.

TECHNOLOGY COMMITTEE

The Technology Committee evaluates and advises management with respect to the development and use of technology by the Company for use in its current and potential future products, including the long-term strategic goals of the Company’s research and development initiatives. The Technology Committee also advises management on its policies and procedures surrounding cybersecurity and data privacy. The responsibilities and activities of the Technology Committee are described in greater detail in its charter.

MERGERS AND ACQUISITION COMMITTEE

The Mergers and Acquisitions Committee’s responsibilities include reviewing the Company’s strategy regarding mergers, acquisitions, investments and dispositions at least annually, reviewing, approving or making recommendations to the Board to approve, as appropriate, proposed mergers, acquisitions, investments or dispositions involving a material amount of assets, a portion of any business or total estimated purchase price or investment (with such threshold of “material” as determined by the Board from time to time) and overseeing the post-closing integration and analyses of such transactions. The responsibilities and activities of the Mergers and Acquisition Committee are described in greater detail in its charter.

CORPORATE GOVERNANCE

The Board, as well as management, is committed to responsible corporate governance to ensure that we are managed for the benefit of our shareholders. To that end, the Board and management periodically review and update our corporate governance policies and practices and make changes to such policies and practices, as appropriate.

A copy of the Board’s committee charters, the Code of Business Conduct and Ethics (the “Code of Conduct”) and the Corporate Governance Guidelines are available on our website, www.gentherm.com, under the “Investor Relations – Corporate Governance” tab and will be sent to any shareholder, without charge, upon written request to Corporate Secretary, Gentherm Incorporated, 21680 Haggerty Road, Northville, MI 48167.

The Board has adopted the Corporate Governance Guidelines, which provide a structure within which our directors and management can effectively pursue the Company’s objectives for the benefit of our shareholders. The Corporate Governance Guidelines address, among other things, Board and committee structure, composition and procedures, director responsibilities, compensation and continuing education, as well as shareholder communications with the Board.

MAJORITY VOTING POLICY FOR DIRECTORS – ENABLING SHAREHOLDER CONCERNS TO BE FORMALLY REVIEWED BY THE BOARD

The Corporate Governance Guidelines provide that if any nominee for director receives a greater number of votes “withheld” from his or her election than votes “for” such election, then the applicable director must promptly tender his or her resignation, conditioned on Board acceptance, following certification of the shareholder vote; provided, however, that this does not apply when the number of individuals nominated for election exceeds the number of directors to be elected, including as a result of a proxy contest. The Board, upon recommendation of the Nominating Committee, will determine whether to accept such resignation offer. The Board will promptly publicly disclose in reasonable detail its decision and rationale regarding the acceptance or rejection of the resignation, as applicable. If a director’s resignation is accepted by the Board, the Board may either fill the resulting vacancy or decrease the size of the Board pursuant to our Bylaws.

MEANINGFUL ANNUAL PERFORMANCE EVALUATIONS OF BOARD AND COMMITTEES IMPACTING BOARD FUNCTIONS

The Corporate Governance Committee oversees the annual performance evaluation process for the Board and its committees. The self-evaluations are used to assist in the determination of whether the Board and its committees are functioning effectively and, as appropriate, the assessment of director performance and contribution levels. The Board may periodically engage a third party independent advisor to facilitate the Board self-evaluation process. The Board and its committees are evaluated across a number of topics,

20 | 2020 PROXY STATEMENT

with the use of a questionnaire to facilitate the process. Areas of focus include performance, structure, conduct of meetings, quality of information and its timely dissemination, level and robustness of discussion, engagement with management and other key employees, and prioritization of topics for discussion.

The Board reviews and discusses the evaluation results and any actions to be taken as a result of the discussion, and each committee reviews and discusses its own evaluation results. The Board also reviews the Corporate Governance Committee’s periodic recommendations concerning the performance and effectiveness of the Board and its committees.

NO DIRECTOR OVERBOARDING

The Board believes that service on the boards of other public companies provides valuable governance and leadership experience that ultimately benefits the Company. The Board also recognizes that outside public board service requires a significant commitment of time and attention, and therefore limits director participation on other public boards. Under the Corporate Governance Guidelines, directors who are active CEOs of other public companies may sit on no more than two additional outside public boards (including his/her own company board), and other non-employee directors may sit on no more than four additional outside public boards. This practice helps ensure that our directors can give appropriate levels of time and attention to the affairs of the Company. In addition, when nominating a director for service on the Board, the Nominating Committee considers whether the nominee will have adequate time to serve as a director. Each director has demonstrated strong engagement and high attendance and has appropriate time to devote to the affairs of the Company.

CODE OF CONDUCT – ESTABLISHING KEY PRINCIPLES TO GUIDE EMPLOYEES AND DIRECTORS

The Board has adopted the Code of Conduct, which sets out the basic principles to guide the actions and decisions of our employees, directors and officers, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct addresses, among other things, ethical principles, insider trading, conflicts of interest, compliance with laws and confidentiality. Any amendments to the Code of Conduct, or any waivers that are required to be disclosed by the rules of either the SEC or Nasdaq, will be posted on our website, www.gentherm.com, under the “Investor Relations – Corporate Governance” tab within four business days of any such amendment or waiver.

SUCCESSION PLANNING AND TALENT MANAGEMENT PLANNING FOR THE COMPANY’S FUTURE

Our Board engages in an annual succession planning process to understand our readiness and the related transition risks for an unplanned loss of an employee or an imminent planned transition. Additionally the process identifies the company’s high potential talent and strategic workforce plans. The Board regularly reviews CEO succession planning with Mr. Eyler as well as in executive session, and the CEO provides quarterly reviews on each member of senior management. Each Board member has open access to any member of management. Senior management is invited regularly to make presentations at Board and committee meetings as well as meet with directors in an informal setting to allow directors to form a more complete understanding of each executive’s skill and character.

BOARD RECOGNITION OF INTERESTS OF EMPLOYEES AND OTHER KEY STAKEHOLDERS – CORPORATE SUSTAINABILITY AND SOCIAL RESPONSIBILITY

Our management has initiated a formal, company-wide corporate social responsibility program and identified social responsibility and sustainability as strategic priorities for 2020. A multidisciplinary steering committee has been formed to lead our efforts, with oversight responsibility by the Corporate Governance Committee. Our corporate social responsibility efforts are focused on our people (building a winning culture), planet (having a positive impact on our environment) and places (reflecting our commitment to our communities). We are committed to enhancing the disclosure of our initiatives and outcomes, commencing with our inaugural Gentherm Sustainability Report, which we published in April 2020.

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BOARD OVERSIGHT OF HUMAN CAPITAL MANAGEMENT AND CORPORATE CULTURE

Gentherm’s mission is to create and deliver extraordinary thermal solutions that make meaningful differences in everyday life, by improving health, wellness, comfort and energy efficiency. Our mission is connected to everything we do in building and developing our people and culture. Our Board plays a critical role in oversight of our culture and talent practices at Gentherm for the benefit of all team members.

The Board is highly focused on the Company’s talent development, leadership and succession planning initiatives and progress, among all levels of leadership. The executive team presents on these and other critical matters through frequent presentations to the Board. The Board also reviews talent assessment and development plans for the executive team on a regular basis and succession plans for the executive team on an annual basis.

Company Culture

Gentherm’s culture is built on our four Winning Culture Behaviors: Customer Focus, Employee Engagement and Inclusion, Global Mindset, and Performance and Accountability. Every team member is empowered to have a direct impact on the Company by working together to build a strong and inclusive workplace for all employees.

We are a truly global company, and having a global mindset is critical for employees to succeed at Gentherm. We invest in our people and provide a diverse working environment that values and harnesses the power of our employees’ varied backgrounds, cultures and experiences. When we value the diversity of our employees, we are better equipped to meet the demanding and shifting challenges of the global economy.

Diversity and Inclusion

In 2018, we launched the Gentherm Women’s Network. This global network is aimed at making sure that each one of our employees is valued for their contributions and provides the support to grow personally and professionally. Though called the Women’s Network, the program is open to all Gentherm employees, both men and women, and aims to serve our entire team, promoting diversity, openness, and respect. Since launching, more than 12 chapters have opened across our global locations.

Employee Engagement

We recognize that building an inclusive and high-performance culture requires an engaged workforce, where employees are motivated to do their best work every day. Our engagement approach centers on communication at every level of the Company. We communicate with our employees in a variety of ways, including quarterly global town halls with the Chief Executive Officer, executive site visits and employee round tables, Company intranet, and regional team meetings.

We have introduced engagement teams in 2019 to focus on diversity and inclusion, employee health and safety, community efforts and overall employee satisfaction. Hearing directly from our employees is an essential part in understanding what is important to them.

In 2019, we conducted employee engagement and satisfaction surveys at facilities that are the primary work locations for over 93% of our employees. Our sites administer surveys locally, allowing them to focus on the site relevant issues, concerns, and topics. This feedback helps us understand where we need to focus our energy and resources to continue to build the best environment to build a culture of feedback.

Talent Development

With a global reach and an eye towards the future, our goal is to provide our employees with careers that they love. We believe that many of our future leaders are already part of our team today, and we work to develop our people and help them be the best that they can be. Our Performance Management Process utilizes a wide array of tools to evaluate performance, provide growth and learning opportunities and to help plan for each employee’s future.

The key tenet of our performance management process is the principle of everyday coaching and ensuring our leaders have regular discussions with employees about their goals and development. By providing a structured process for our professional level employees, we are better able to ensure solid feedback, coaching and development.

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We have also recently launched a leadership development program, !MPACT Leadership, to develop leadership capability through a two-day training. Attendees learn about communication skills, coaching for performance, cultural awareness and leading others through change.

Health and Safety

At Gentherm, safety is an essential part of how we operate. Vision Zero, our safety mission, is a globally known approach and mindset that aims to eliminate work accidents and injuries. We aim to reduce injuries and accidents through these seven golden principles:

1.	Leadership Commitment from the Top
2.	Identify All Hazards and Risks
3.	Set Safety and Health Targets
4.	Ensure a Safety System/ Standards
5.	Use Safe and Healthy Technology
6.	Improve Awareness and Capability
7.	Involve Our People

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DIRECTOR COMPENSATION

Non-employee directors of the Board receive both cash and equity compensation. Such compensation is intended to encourage non-employee directors to continue Board service, further align the interests of the Board and shareholders, and attract new non-employee directors with outstanding skills and qualifications. Directors who are employees or officers of the Company do not receive any additional compensation for Board service.

The Board has delegated to the Compensation Committee the responsibility, among other things, to review and make recommendations to the Board regarding any proposed changes to the non-employee director compensation program. The Compensation Committee typically reviews the non-employee director compensation program every other year. In connection with such review, the compensation consultant to the Compensation Committee provides analysis regarding market trends and benchmarking data.

2019 DIRECTOR COMPENSATION PROGRAM – REVISIONS BASED ON MARKET DATA

In November 2018, the Compensation Committee reviewed peer group benchmarking data (using the same peer group used for NEO compensation), general industry data and related information presented by ClearBridge, its compensation consultant. ClearBridge noted that the compensation program aligned with market trends from a design perspective. However, the data indicated that the Company’s total non-employee director compensation in effect for 2018 approximated the 25th percentile of peers, with the overall cash retainer and Audit Committee cash retainer for 2018 meaningfully below the 50th percentile. Based on such market information, the Compensation Committee determined to increase compensation to approximate the 50th percentile. The Compensation Committee revised the non-employee director compensation, effective starting with the 2019 annual meeting of shareholders, only by:

>	increasing the annual cash retainer for all non-employee directors (including the Chair of the Board and the Lead Independent Director, if any) by $25,000; and

>	increasing the annual cash retainer for the Audit Committee Chair by $5,000 to $15,000.

The following table sets forth the compensation program for non-employee directors that was effective starting with the 2019 annual meeting of shareholders.

($)
Annual cash retainer for Board service:
Chair of the Board	115,000
Lead Independent Director (if any)	80,000
Other non-employee directors	75,000
Annual cash retainers for Committee service:
Nominating Committee-chair	5,000
Nominating Committee-members	1,000
Audit Committee-chair	15,000
Compensation, Corporate Governance and Technology Committees-chair	10,000
Audit, Compensation, Corporate Governance and Technology Committees-member	5,000
Annual equity retainer (fair market value)	100,000

Consistent with historical practice, the annual cash retainers were paid to all of our directors in advance immediately following the 2019 annual meeting of shareholders.

The annual equity retainer is granted on the date of the annual meeting of shareholders in the form of restricted stock that vests in full on the first anniversary of the grant date. The restricted stock will be forfeited in the event of termination of service as a non-employee director of the Company prior to the first anniversary of the grant date, subject to acceleration of vesting upon retirement, and subject to the Compensation Committee’s right to accelerate the vesting of all or a portion of the restricted stock at any time. During the restricted period, the restricted stock entitles the participant to all of the rights of a shareholder, including the right to vote the shares and the right to receive any dividends thereon. Prior to the end of the restricted period, restricted stock generally may not be sold, assigned, pledged, or otherwise disposed of or hypothecated by participants.

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The Company does not provide any perquisites to directors, but does reimburse directors for out-of-pocket expenses incurred in attending Board and committee meetings.

2019 DIRECTOR COMPENSATION TABLE

The table below sets forth the compensation of each non-employee director in 2019.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Francois Castaing	130,000	99,998	229,998
Sophie Desormière	86,000	99,998	185,998
Maurice E.P. Gunderson	96,000	99,998	195,998
Yvonne Hao	91,000	99,998	190,998
Ronald Hundzinski	91,000	99,998	190,998
Charles Kummeth	86,000	99,998	185,998
Byron Shaw II	91,000	99,998	190,998
John Stacey	81,000	99,998	180,998
Total	752,000	799,984	1,551,984

(1)	Reflects cash retainers for Board and committee service.

(2)

Reflects restricted stock awards granted under the 2013 Equity Plan. The amounts reported represent the grant date fair value of the restricted stock award, which is the closing trading price of a share of our common stock on the grant date multiplied by the number of shares subject to the award. The closing trading price of a share of our common stock on May 16, 2019 was $40.16 and the number of shares subject to each award in this table is 2,490. The Company does not pay fractional shares.

At December 31, 2019, each current non-employee director had 2,490 shares of unvested restricted stock relating to the non-employee director compensation program. Mr. Gunderson also had 10,000 vested and unexercised stock option awards (granted to him previously for director service) having an exercise price of $11.08.

ENHANCED DIRECTOR STOCK OWNERSHIP REQUIREMENTS

In February 2019, the Board adopted revised stock ownership requirements for the directors of the Company, executive officers and other designated employees to further the alignment of shareholders and such persons. Non-executive directors are required to own common stock having a value of at least five times the base annual cash retainer (excluding other additional cash retainers). Compliance with the stock ownership requirement is computed on or about March 31 each year and is based on the 30-day average closing price of our common stock on such date. Shares included for compliance include shares held by directors individually, jointly or indirectly with his or her family members, or in a trust for the economic benefit of the director or his or her family members. Further, the value of “in-the-money” vested stock options and unvested restricted stock and RSUs that vest based on the passage of time also are included for purposes of the compliance test. Non-executive directors have five years after the new requirements were adopted, or after such director is first elected or appointed to the Board, to become compliant.

The new stock ownership requirements replace the previous requirements, pursuant to which each director was to hold stock having a value of at least $200,000 within four years of their election or appointment. Directors first elected or appointed prior to February 2019 remain subject to the prior requirement in the interim. As of December 31, 2019, all eligible non-executive directors held common stock having a value in excess of $200,000 and were within the compliance period for the new requirements and making appropriate progress.

The Compensation Committee is responsible for reviewing any non-compliance with the stock ownership requirements and has the discretion to enforce the requirements. Management of the Company is required to provide a report on compliance with these guidelines to the Compensation Committee on an annual basis, or more frequently as requested by the Compensation Committee.

Our CEO, other executive officers and other designated employees are subject to separate stock ownership requirements.

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SHAREHOLDER COMMUNICATION WITH THE BOARD

Shareholders wishing to send communications directly to the Board or to a specific director are asked to send such communications to Corporate Secretary, Gentherm Incorporated, 21680 Haggerty Road, Northville, MI 48167. Shareholders sending such communications should clearly mark them as intended for delivery to the Board or to a specific director. Our corporate secretary has been instructed by the Board to screen each communication so received only for the limited purposes of ascertaining (A) whether such communication is indeed from a shareholder and (B) whether such communication relates to the Company. Our corporate secretary will promptly forward copies of all such communications that pass such limited screening to each director, in the case of communications to the entire Board, or to the particular director addressee.

If a shareholder’s communication to the Board involves or concerns our corporate secretary, or if a shareholder has another appropriate reason for communicating to the Board through a means other than through our corporate secretary, such shareholder is asked to send such communication to the attention of either the Company’s President or the Chair of the Board, in either case at the address above. Any such communication should clearly state that it is a shareholder communication and the reason it was not delivered to our corporate secretary for further delivery to the Board.

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Executive Officers

The executive officers of the Company serve at the pleasure of the Board. The executive officers of the Company as of April 6, 2020 are as follows:

Name	Age	Title
Phillip M. Eyler	48	President and Chief Executive Officer
Matteo Anversa	48	Executive Vice President of Finance, Chief Financial Officer and Treasurer
Rafael Barkas	49	Senior Vice President, Global Operations and Supply Chain
Yijing Brentano	48	Senior Vice President, Investor Relations and Global Financial Planning and Analysis
Matt Fisch	51	Senior Vice President, Chief Technology Officer
Paul Giberson	39	Senior Vice President, Global Sales
Wayne Kauffman	50	Vice President, General Counsel and Secretary
Barbara J. Runyon	49	Senior Vice President and Chief Human Resources Officer
Thomas Stocker	49	Senior Vice President and General Manager, Global Automotive
Hui (Helen) Xu	44	Senior Vice President and General Manager, Global Electronics

See “Director Nominee Background and Qualifications” for biographical and other information regarding Mr. Eyler.

Matteo Anversa was appointed Executive Vice President of Finance, Chief Financial Officer and Treasurer in January 2019. Prior to joining Gentherm, Mr. Anversa served as Executive Vice President and Chief Financial Officer of Myers Industries beginning in December 2016. At Myers Industries, he was responsible for driving cash flow, improving working capital, managing business restructuring and M&A activities, strengthening corporate controls and developing the Company’s IT strategy. Prior to Myers Industries, Mr. Anversa worked since 2013 at Fiat Chrysler Automobiles where he held executive management positions, including Vice President, Group FP&A Fiat Chrysler and Chief Financial Officer for Ferrari SpA where he helped prepare Ferrari for its initial public offering. Mr. Anversa began his career with General Electric where he held various leadership roles during his 16-year tenure. Mr. Anversa has served as a director of Gabelli Value for Italy (VALU) since March 2018, an Italian company listed on AIM Italia. Mr. Anversa holds a degree in Mechanical Engineering from the University of Parma, Italy.

Rafael Barkas was appointed Senior Vice President, Global Operations and Supply Chain in August 2019. Prior to this role, Mr. Barkas served as Vice President of Battery Thermal Management since October 2018. Mr. Barkas joined Gentherm from Magneti Marelli where he served as the Head of NAFTA Electronics from March 2018 to October 2018. In that role, he was responsible for leading sales, engineering, project management, purchasing, quality and manufacturing for Magneti Marelli’s Electronics Business Line in NAFTA. Prior to Magneti Marelli, Mr. Barkas held various roles of increasing responsibility at Harman International, a subsidiary of Samsung, from September 2004 through March 2018. These roles included responsibility for growth and profitability. He was the Vice President of Operations for the Automotive Audio division, responsible for managing manufacturing and quality across seven sites in North America, China and Europe. Other roles at Harman included Vice President and General Manager of the Automotive Audio division in China, and Director of Business Development and Director of Supply Chain of the Automotive Audio division. Mr. Barkas holds a Bachelor of Science in Mechanical Engineering from New Jersey Institute of Technology and a Master of Business Administration from the Graziadio School of Business and Management at Pepperdine University.

Yijing Brentano was appointed Senior Vice President, Investor Relations and Global Financial Planning and Analysis in June 2019. Prior to this role, Ms. Brentano served as the Senior Vice President of Investor Relations and Communications since February 2018. Before joining Gentherm, Ms. Brentano served as the Vice President of Investor Relations and Corporate Strategy at Harman International, a subsidiary of Samsung, from 2015 to 2017. Prior to that, she spent 17 years at Sprint Corporation in multiple

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executive positions, including Vice President of Strategic Initiatives and Mobile Health, General Manager of International Wholesale, Vice President of Investor Relations and business unit CFO roles. Ms. Brentano started her career at Ernst & Young and is a Certified Treasury Professional. She holds a Bachelor of Science from the University of Kansas and a Master of Business Administration from the University of Chicago Booth School of Business.

Matt Fisch was appointed Senior Vice President, Chief Technology Officer in April 2020. Mr. Fisch came to Gentherm from North American Bancard, a payments technology company, where he served as Executive Vice President and CTO of Hospitality Services since October 2019. Prior to joining North American Bancard, Mr. Fisch came from Verifone, a global leader in payments and commerce solutions, where he served as the Executive Vice President of Global R&D for Verifone from August 2018 to October 2019 and Senior Vice President of Global Engineering for Verifone since May 2016. At Verifone, he led research and development for all product lines, including hardware application and cloud software services. Prior to Verifone, he was the Vice President of R&D for Harman International’s lifestyle division from 2014 to 2016, where he led the global R&D organization that was responsible for developing Harman’s car audio business for North America, Europe, China, Japan and Korea. Prior to joining Harman, Mr. Fisch had a 22 year career at Intel Corporation where he held positions of increasing responsibility in Engineering. Mr. Fisch holds a Master of Engineering in Computer Engineering, and a Bachelor of Science in Electrical Engineering, both from Cornell University.

Paul Giberson was appointed Senior Vice President, Global Sales in November 2018 and more recently Managing Director in Europe in September 2019. Mr. Giberson joined Gentherm in 2006, starting as an account manager and moving to roles of ever-increasing responsibility, including Director of Sales and Marketing for North America in 2011 and Vice President of Automotive Sales in 2015. Mr. Giberson holds a Bachelor of Arts in Political Science from the University of Windsor and completed the Ivey Leadership Program at the Ivey Business School at Western University.

Wayne Kauffman was appointed Vice President, General Counsel and Secretary in July 2019. Prior to this role, Mr. Kauffman served as the Chief Intellectual Property Counsel and Associate General Counsel since 2016. He began his legal career with the national IP law firm of Harness, Dickey & Pierce, P.L.C. where he was responsible for assisting clients in securing patent rights. Mr. Kauffman began his career with General Motors, where he held various positions of increasing responsibility over his 17-year tenure in vehicle manufacturing, product development and vehicle safety and integration in both the U.S. and Canada. Mr. Kauffman holds a Juris Doctor in Law from Wayne State University and a Bachelor of Science in mechanical engineering from Kettering University.

Barbara J. Runyon was appointed Senior Vice President and Chief Human Resources Officer in August 2018. Prior to joining Gentherm, Ms. Runyon worked as Vice President and Chief Human Resources Officer at La-Z-Boy Incorporated since 2015. In that role, she was responsible for leading the overall human resources strategy for 9,000 global employees, including compensation and benefits, talent acquisition and management, employee engagement, employee relations and safety. Prior to La-Z-Boy, Ms. Runyon held roles of increasing responsibility for at PepsiCo/The Pepsi Bottling Group for over 14 years. Ms. Runyon graduated with a Master of Business Administration with emphasis in Organizational Development from Wayne State University and a Bachelor of Science in Human Resources from Michigan State University.

Thomas Stocker was appointed Senior Vice President and General Manager, Global Automotive in September 2019. Prior to joining Gentherm, Mr. Stocker was the Chief Technology Officer and Head of Engineering at HENSOLDT GmbH, a global defense and security electronics company, beginning September 2018. At HENSOLDT, he led the setup of change programs that established agile and platform development to increase efficiency, time to market and quality across all functions. Prior to HENSOLDT, Mr. Stocker held several senior level business unit leadership positions at Harman International, a subsidiary of Samsung, from September 2013 to August 2018. These roles included responsibility for growth, profitability, and technology execution. He was the Senior Vice President and General Manager, BMW focused business unit, responsible for all global Harman and Samsung business related to BMW. Other roles at Harman included Senior Vice President and General Manager, Connected Car Asia Pacific,

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where he was based in Shanghai and had responsibility for China, Korea, India, and Japan for the division. He was also responsible for the Connected Car Division in Europe as Senior Vice President and General Manager, Infotainment Europe. Prior to that, Mr. Stocker held various roles of increasing responsibility at BMW where he led the execution of some of the most advanced technology for the automaker. Mr. Stocker holds a Master’s degree in Electronics from Ravensburg-Weingarten University of Applied Science.

Hui (Helen) Xu was appointed Senior Vice President and General Manager, Global Electronics in November 2019. Prior to joining Gentherm, Ms. Xu was Vice President of China and Head of Automotive Division for China mainland, Hong Kong and Taiwan for Infineon Technologies, a semiconductor solutions company, from April 2012 to November 2019. At Infineon, she was responsible for the overall automotive business in Greater China and she focused on rapidly growing Infineon’s position in China while strengthening local customer relationships. Prior to that role, Ms. Xu was Vice President and China Managing Director, and Vice President of Sales, Marketing and Program Management for China, at International Automotive Components (IAC) Group. Previously, Ms. Xu worked for 8 years at Lear Corporation, holding international roles in China and the United States of increasing responsibility. Ms. Xu holds a Master of Business Administration from Walsh College, a Master of Science in mechanical engineering from Oakland University and a Bachelor of Science in mechanical engineering from Kettering University.

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Compensation Discussion and Analysis

This section of the proxy statement explains our compensation philosophy, objectives and design, our compensation-setting process and our executive compensation program components, as well as the decisions made for 2019 with respect to each of our NEOs. This section also provides certain other information as additional context for the “Named Executive Officer Compensation Tables” that follow.

Our NEOs for 2019 and their titles during such period were:

Name	Title

Phillip M. Eyler	President and Chief Executive Officer

Matteo Anversa	Executive Vice President of Finance, Chief Financial Officer and Treasurer

Yijing Brentano	Senior Vice President, Investor Relations and Global Financial Planning and Analysis

Paul Giberson	Senior Vice President, Global Sales

Barb Runyon	Senior Vice President and Chief Human Resources Officer

Ryan Gaul(1)	Former Vice President, Global Operations and Supply Chain

Frithjof R. Oldorff(2)	Former President of Automotive Climate and Comfort

(1)	Mr. Gaul’s employment with the Company terminated on August 30, 2019.

(2)	Mr. Oldorff’s employment with the Company terminated on July 1, 2019.

EXECUTIVE SUMMARY

2019 COMPANY PERFORMANCE HIGHLIGHTS

In 2019, we continued to make significant progress on our mission to transform and reposition Gentherm to be a more lean, efficient and productive company. Our efforts, which began in 2018, have successfully refocused the Company on our core operations in automotive and medical applications. We have divested non-core businesses and product lines, substantially reduced our operating costs, streamlined our manufacturing footprint and made significant progress toward improving both gross and operating margins.

We faced strong macroeconomic and automotive industry headwinds in 2019. Nonetheless, we continued to outperform in Automotive versus the key markets that we serve. Excluding the impact of foreign currency translation and the strike at General Motors, our 0.6% decrease in full-year organic Automotive revenue compares to a decline of nearly 6% in global vehicle production. In support of our long-term growth, the Gentherm team secured $1.5 billion in automotive awards in 2019, bringing total awards over the last two years to over $3.0 billion.(1) We have significantly broadened our customer base across numerous original equipment manufacturers while, simultaneously, expanding our automotive applications across a number of climate and comfort solutions, battery heating and cell connecting technologies in battery thermal management leveraging our proprietary thin foil technology, and expansion into multifunction electronic control units with integrated electronics and software for climate, memory seat and mirror control. In addition, we made great progress on ClimateSenseTM development projects with luxury German, Asian and U.S. automakers.

(1) See definition and explanation of automotive new business awards on page 3.

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In our Medical business, in 2019 we achieved double digit revenue growth through strong organic growth driven by demand for our existing products such as Blanketrol, augmented by the acquisition of Stihler, which enhanced our medical product offering with unique resistive technology for patient warming in operating rooms. We also introduced our UV TREO product, our new cardiovascular heat and cooling system with integrated disinfection technology. Gentherm is a leader in the application of thermo-physiology and we are applying that expertise to both our medical and automotive applications.

Even though total revenue decreased 7.3% as a result of industry headwinds and divested businesses, from 2018 to 2019 operating income increased $11.5 million, or nearly 16%. We achieved this by taking proactive measures to align our cost structure to the market conditions and through continued execution of our Fit For Growth program. Our company continues to be well positioned for profitable, long-term growth.

2019 COMPENSATION PROGRAM KEY TAKEAWAYS

>

Continued significantly refreshed NEO compensation program adopted in 2018 resulting from significant shareholder engagement effort and taking into account the high level of shareholder support (96.5% approval) for say-on-pay proposal at our 2019 annual meeting

>	2019 fixed compensation increases based on merit and peer group benchmarking

○	Reasonable 2019 Base Salary Increases – increases ranged from 2.5% – 6.7% based on merit and benchmarking. Mr. Eyler’s base salary increased from $750,000 to $800,000

>	Reflecting appropriate pay-for-performance and long-term focus aligned with Company strategy

○	2019 Senior Level Bonus Plan

◾

Continued Momentum of Pay-for-Performance of 2018 Senior Bonus Level Plan – included same target bonuses (as a % of base salary) and same Company performance metrics, with stretch yet realistic goals developed based on our 2019 budget

◾

NEO Earned Bonuses Were Above Target – ranged from 105.5% - 123.8% of target bonus. Mr. Eyler earned 108.1% of target bonus, solely based on Company performance measures. Bonuses of other NEOs were calculated based on Company performance measures and by their individual performance modifiers

○	2019 Equity Awards

◾	Continued Momentum of Pay-for-Performance of 2018 Awards – 60% of target value delivered via PSUs and 40% delivered via RSUs

◾	Mr. Eyler’s First Year of Participation in Annual Equity Grant Program – target value of $2.65 million

○	New CEO Defined Contribution Deferred Compensation Plan – Mr. Eyler can earn up to 30% of base salary based on 2019 Adjusted EBITDA, vesting over four years. Earned maximum Company contribution based on performance in 2019

SELECTED COMPANY PERFORMANCE MEASURES THAT ALIGN WITH COMPANY STRATEGY AND SHAREHOLDERS

The 2019 Senior Level Bonus Plan, as defined below, utilized Adjusted EBITDA and revenue, equally weighted. These two measures reflect the Company’s strategic goals of encouraging overall sales growth, strong margins and profitable operations.

The 2019 PSUs are equally weighted between three-year Relative TSR (capturing relative performance) and ROIC (capturing absolute performance) measured in the third year. Relative TSR is effective in aligning our NEOs’ performance with shareholder interests, is objective and rewards participants for

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performance against peer companies. ROIC aligns with our strategy to focus on businesses that have high revenue growth, strong return on investment and significant synergies across the business.

2019 COMPENSATION PROGRAM OVERVIEW

The key elements of our compensation program for 2019 are as follows:

Element	Pay Philosophy	Key Features	Components (1)

Base Salary	> Attracts and retains employees in a competitive market > Preserves employee’s commitment during downturns in our industry and/or equity markets generally	> Initial base salaries are based on experience, responsibilities, the market for the role, anticipated individual growth, internal equity pay and other subjective factors > Annual review with merit-based increase, benchmarked to market	–

Cash Bonus

>  Rewards achievement of rigorous and objective Company financial goals and, except the CEO, individual performance

>  Attracts and retains employees for short term

>  Aligns executives with Company operating performance and strategy

>  Achieves pay-for-performance goal

		> Cash bonus, with target calculated as a percentage of base salary > Subject to periodic review, with reference to market data > The maximum bonus is 200% of the target bonus	> Company Financial Performance – equally weighted • Adjusted EBITDA • Revenue multiplied by > Individual Performance Scale Level (excluding CEO)

Equity Awards

>  Rewards achievement of rigorous and objective Company financial goals

>  Incentivizes executives to increase long-term shareholder value

>  Aligns management with shareholders

>  Attracts and retains employees for long term

>  Achieves pay-for-performance goal

>  New program introduced in 2018 consisting of PSUs and RSUs

>  Based on the executive’s position and current salary, and with reference to market data

>  The maximum PSU award is 200% of the target award

> 60% PSUs, equally weighted • ROIC in 3rd year • 3 year Relative TSR • Cliff vesting > 40% RSUs • 3 year ratable vesting

CEO Defined Contribution Deferred Compensation	> Provides retirement benefits > Rewards achievement of rigorous and objective Company financial goals > Aligns CEO with Company operating performance and strategy > Achieves pay-for-performance goal	> Annual cash contributions, as a percentage of base salary deposited into a deferred compensation account > The maximum annual performance-based award is 30% of CEO’s base salary	> Company Financial Performance • 100% Adjusted EBITDA > 4 year vesting

(1)

See Compensation Discussion and Analysis for defined terms and our annual report on Form 10-K for the year ended December 31, 2019 for reconciliations of non-GAAP measures to the nearest GAAP measurement.

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MAJORITY OF TARGET COMPENSATION AT RISK

2019 CEO Target Compensation. For 2019, the mix of target pay for our CEO (base salary, target bonus and target long-term equity incentive awards)(1):

2019 Other NEO Target Compensation. For 2019, the mix of target pay for our other NEOs (base salary, target bonus and target long-term equity incentive awards)(1):

(1)

Does not reflect cash make-whole bonus or new hire equity award for Mr. Anversa or perquisites and other personal benefits provided to our NEOs (disclosed under “All Other Compensation” in the Summary Compensation Table for 2019).

(2)

Based on target values determined by the Compensation Committee, which were divided by the 10-day average closing price of our common stock ending on the day immediately preceding the grant date to determine the number of target shares of PSUs and actual number of RSUs awarded.

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COMPENSATION PHILOSOPHY, PROGRAM OBJECTIVES AND KEY FEATURES

The compensation program for NEOs is designed to attract, motivate and retain qualified executives and to provide them incentives to achieve or exceed the Company’s annual operational and financial goals and increase long-term shareholder value. We believe our NEO compensation program is structured appropriately to support our business objectives, as well as our culture. The Compensation Committee regularly reviews the NEO compensation program to ensure the fulfillment of our compensation philosophy and goals.

PROCESS FOR MAKING COMPENSATION DETERMINATIONS

MANAGEMENT PROVIDING RECOMMENDATIONS BASED ON INTERNAL EVALUATION OF PERFORMANCE AND OTHER KEY FACTORS

In determining the compensation of executive officers, the Compensation Committee receives significant input from the Company’s President and Chief Executive Officer and the Company’s Chief Human Resources Officer, who make a compensation recommendation for each executive officer, which is presented to such Committee. These individuals have the most involvement in, and knowledge of, the Company’s business goals, strategies and performance, the overall effectiveness of the management team and each person’s individual contribution to the Company’s performance. No executive officer provides input or participates in the deliberation of the Compensation Committee with respect to their own compensation. Management also provides the Compensation Committee with information regarding the individual’s experience, current performance, potential for advancement and other subjective factors. The Compensation Committee retains the discretion to modify the recommendations of management and reviews such recommendations for their reasonableness based on individual and Company performance, retention and incentive needs, internal pay equity and market information.

The Compensation Committee works with management to set the agenda for Compensation Committee meetings, and Mr. Eyler and Ms. Runyon are invited regularly to attend such meetings. The Compensation Committee also meets regularly in executive session to discuss compensation issues generally outside the presence of management, as well as to review the performance and determine the compensation of Mr. Eyler.

CONTINUING USE OF THIRD-PARTY CONSULTANTS TO ASSIST IN UNDERSTANDING TRENDS IN EXECUTIVE COMPENSATION AND MARKET DATA

For 2019, the Compensation Committee engaged ClearBridge as its independent compensation consultant to provide advice regarding an appropriate peer group, to benchmark our executive and director compensation programs against peer group and survey data, to provide input on our executive compensation plan design and equity usage and allocation, and to provide advice regarding the proposed amendment to the 2013 Equity Plan.

USE OF MARKET DATA AND SUBJECTIVE MARKET KNOWLEDGE TO ENSURE REASONABLE COMPENSATION

The Compensation Committee utilized a combination of peer group benchmarking and general market survey data in setting 2019 compensation for Messrs. Eyler, Anversa and Oldorff and only market survey data for the other NEOs. For each NEO, compensation is individually determined taking into account such peer group and survey data for individuals having similar job responsibilities, together with such NEO’s performance, position, experience and current compensation levels and considering the Company’s financial resources and internal pay equity.

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The Compensation Committee did not make changes to the Company’s peer group for 2019. The Compensation Committee considers the following companies to be comparable to Gentherm based on revenue, market capitalization and industry.

CTS Corporation (CTS)	Dorman Products, Inc. (DORM)	Fabrinet (FN)
Gentex Corp. (GNTX)	Kimball Electronics, Inc. (KE)	LCI Industries (LCII) (formerly Drew Industries Inc.)
Littelfuse, Inc. (LFUS)	Methode Electronics, Inc. (MEI)	Modine Manufacturing Company (MOD)
Shiloh Industries, Inc. (SHLO)	Standard Motor Products, Inc. (SMP)	Stoneridge, Inc. (SRI)
Superior Industries International, Inc. (SUP)

2019 COMPENSATION DETERMINATIONS

BASE SALARY

In 2019, each NEO received an annual base salary paid in cash. Initial base salaries of our NEOs are negotiated in connection with their hiring, and the Compensation Committee reviews the base salaries of the NEOs on an annual basis. Historically, base salary increases have been between 3-6% and represented a combination of a cost of living / inflation adjustment and a merit raise. However, larger base salary increases are considered where market information indicates that an adjustment is appropriate.

For 2019, taking into account benchmarking data and performance, the Compensation Committee increased the base salaries of the NEOs, other than Mr. Anversa and Mr. Giberson, who were recently hired or promoted, effective January 1, 2019, as follows:

Name	Fiscal 2018 ($)	Fiscal 2019 ($)
Phillip M. Eyler	750,000	800,000
Matteo Anversa	N/A	500,000
Yijing Brentano	334,000	344,000
Paul Giberson	340,000(2)	340,000
Barb Runyon	370,000	381,000
Ryan Gaul	350,000(2)	359,000
Frithjof R. Oldorff	464,409	476,000

(1)	Increases in 2019 for continuing NEOs other than the CEO were limited due to hiring or promotion increases in 2018.

(2)	Reflects base salary in effect on December 31, 2018.

CASH BONUS

The Compensation Committee reviews and approves each of the target bonuses for the NEOs. The Compensation Committee also establishes the annual incentive targets for each NEO in a manner consistent with determining base salaries. For NEOs who begin employment with the Company during a year, annual performance bonuses are prorated based on the number of days worked during such year.

2019 Senior Level Bonus Plan – Consistent with 2018 Program. The bonus plan for senior level management, including all executive officers, formulated in 2018 was substantially continued for 2019 (the “Senior Level Bonus Plan”). Pursuant to the Senior Level Bonus Plan, participants earned cash bonuses up to pre-determined amounts as a percentage of their respective base salaries (100% for Mr. Eyler, 60% for Mr. Anversa and 50% for other NEOs), based on the achievement of financial performance metrics and, except in the case of Mr. Eyler, on the achievement of specific individual goals. Mr. Eyler’s bonus is determined solely based on the financial performance of the Company. The maximum bonus is 200% of the target bonus amount.

Company Performance Metrics – Equally Weighted Between Adjusted EBITDA and Revenue, Consistent with Recent Practice. These two measures reflect the Company’s strategic goals of encouraging overall sales growth, strong margins and profitable operations. The achievement multiple for

35 | 2020 PROXY STATEMENT

both metrics is 50% for threshold performance and 100% for target performance, with maximum performance differentiated for our CEO (200%) and our other NEOs (150%) since the individual performance modifier does not apply to our CEO. The Company’s actual financial results are then applied to determine the percentage of each participant’s target bonus that is earned, prior to the individual adjustments discussed below (and if the Company’s financial achievement falls between two levels, a linear calculation is made to determine the exact percentage applied):

			($; in millions)

Metric	Weight (%)	Rationale	2019 Threshold (50% payout)	2019 Target (100% payout)	2019 Maximum (CEO: 200%; other NEOs: 150% payout)	Previous Year’s Actuals

Adjusted EBITDA(1)	50	Appropriate supplemental measure of the Company’s overall operational performance	140.7	143.4	159.1	2018: 140 2017: 148 2016: 146

Revenue	50	Measures management’s ability to grow the top line	997.8	1,017.3	1,046.7	2018: 1,038 2017: 986 2016: 917

(1)

Earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, transaction expenses, debt retirement expenses, unrealized currency gain or loss, unrealized revaluation of derivatives and other non-recurring adjustments as determined by the Compensation Committee, in its discretion.

The Senior Level Bonus Plan gives the Compensation Committee authority to apply adjustments for unusual or extraordinary events that significantly impact Company performance. In 2019, the Compensation Committee approved an objective policy for addressing the following unusual or extra-ordinary events, without limiting the Committee’s ability to apply adjustments in its discretion, under the Senior Level Bonus Plan:

>

Pro forma approach for acquisitions/divestments. Adjustments will be made for the performance period on a pro forma basis using the forecasted financial results for the acquisition or divestment, and actual results, including actual results of applicable acquisitions (other than minor acquisitions), will be compared to the pro forma targets. Minor acquisitions or divestments involving first year forecasted revenues of 3% or less of the Company’s then-current annual forecasted revenues may be excluded from this adjustment.

>

Certain restructuring costs excluded. Costs incurred during the performance period associated with a Board-approved restructuring initiative that was not contemplated when establishing performance goals will be excluded.

>	Case-by-case approach to regulatory changes. The Committee will review regulatory changes in the performance period on a case-by-case basis.

>

Adjust for accounting rules and foreign exchange rates. The performance period impact of any changes in accounting principles will be neutralized, and adjustments will be made to account for changes in foreign exchange rates.

>

Case-by-case approach for other matters. The Committee will exclude items that are not appropriate measures of management’s performance and other unforeseeable items outside of management’s control, at its discretion, in the performance period.

In 2019, the Compensation Committee concluded to apply adjustments to actual Adjusted EBITDA and revenue for purposes of the Senior Level Bonus Plan to adjust for two divestitures and the impact of

36 | 2020 PROXY STATEMENT

foreign currency, as well as exclude the impact of two additional events that were unusual and unforeseeable when establishing the original performance targets.

			Adjustments
	Weight	2019 Actual	Divestitures	General Motors Strike	Customer Vehicle Cancellations	Foreign Currency	2019 Actual, as Adjusted	Multiplier(1)
Metric	(%)		($; in millions)					(%)
Adjusted EBITDA	50	142.5	0.8	4.6	—	5.7	153.7	CEO: 165.6% Other NEOs: 132.8%
Revenue	50	971.7	(13.9)	12.4	8.3	19.5	998.0	CEO: 50.5% Other NEOs: 50.5%

(1)

The CEO achievement multiple for the Company performance metrics is greater than for the other NEOs since the achievement multiple for maximum performance for our CEO is 200% and for the other NEOs is 150%. The different scaling is due to the CEO being subject only to the Company performance metrics and not having an individual performance multiplier.

As a result of these adjustments, the Company’s financial performance (without rounding) resulted in a payout level of 108.1% for our CEO and 91.7% for our other NEOs.

Pre-determined Individual Performance Metrics for NEOs (excluding CEO). For each other NEO, individual performance targets (generally 3-4) were established for 2019, based on CEO recommendation and approval by the Compensation Committee. Achievement payouts were set for threshold performance for a particular goal (60%) to stretch performance (135%), resulting in a composite bonus opportunity, with the Corporate performance metrics of 30% to 200% for the NEOs (compared to 50% to 200% for the CEO).

In 2019, individual goals for certain NEOs included, among other factors, achievement of sales with a particular customer, successful cost cutting measures pertaining to a particular competitive product, achievement of new innovative technologies and other matters that we believe to be proprietary.

2019 Earned Bonus. The 2019 earned bonus and underlying factors for each NEO are set forth below.

Name	Base Salary ($)	X	Bonus Target as % of Base Salary (%)	X	Company Financial Performance Factor (%)	X	Individual Performance Modifier (%)	=	Payout ($)
Phillip M. Eyler	800,000		100		108.1		N/A		864,800
Matteo Anversa	500,000		60		91.7		115		316,400
Yijing Brentano	344,000		50		91.7		119		187,700
Paul Giberson	340,000		50		91.7		119		185,500
Barb Runyon	381,000		50		91.7		135		235,800

Bonuses are paid approximately two months after the end of the applicable performance period. Unless an exception is granted by the Compensation Committee, a participant must be employed on the bonus payment date to be eligible to receive a bonus. Messrs. Gaul and Oldorff were not eligible to receive bonuses for 2019 because they were not employed with the Company at the time of payment.

EQUITY AWARDS – A STRONG PAY-FOR-PERFORMANCE FOCUS (PSUs), WITH OBJECTIVE COMPANY PERFORMANCE MEASURES, BALANCED WITH LONG-TERM TIME-BASED AWARDS (RSUs)

Annual Grants. Equity awards represent a significant portion of our NEO’s compensation, as the Compensation Committee continues to regard increasing long-term shareholder value as senior management’s primary objective. The Compensation Committee approved a new long-term incentive program in 2018 for our senior level participants, including all executive officers, following significant shareholder engagement and a comprehensive review of our overall compensation program. Consistent

37 | 2020 PROXY STATEMENT

with such program, 2019 equity awards included 60% of target value being delivered via PSUs and 40% being delivered via RSUs. Historically, we had delivered equity awards entirely via time-vested stock options and time-vested restricted stock.

Consistent with prior years, the size of the awards depended on the executive’s position and current salary, as well as management’s recommendations, competitiveness in the market, internal pay equity, and other subjective factors deemed relevant by the Committee.

In 2019, we granted the annual equity awards during the first quarter.

Performance-Based Restricted Stock Units (PSUs). A target number of PSUs was granted to each NEO. PSUs ultimately are earned and vest based on two equally weighted Company performance metrics:

>

Relative TSR, defined as stock price appreciation plus reinvested dividends, versus an established peer group at the end of three years. Relative TSR is effective in aligning our NEOs’ performance with shareholder interests, is objective and rewards participants for performance against peer companies.

>	ROIC measured in fiscal year 2021. ROIC aligns with our strategy to focus on businesses that have high revenue growth, strong return on investment and significant synergies across the business.

Any PSUs earned on either portion of the award vest three years from the grant date. The payout scale is as follows:

	Relative TSR			Fiscal Year 2021 ROIC
	Percent Rank		Payout (as a % of Target)	Performance Level (%)	Payout (as a % of Target)
Below Threshold	<25	th	0	<16	0
Threshold	25	th	50	16	50
Target	50	th	100	20	100
Max	>=75	th	200	>=22	200

Relative TSR Comparison Group. The following companies were selected by the Compensation Committee, with advice from ClearBridge, for relative TSR comparison purposes. The companies chosen reflect companies that are impacted by the same external economic forces as Gentherm. Specifically, companies were identified based on their industry and the correlation of their stock price movement with Gentherm. Given that this comparison group is used for purposes of measuring relative TSR performance, and not for setting target pay levels, company size was not used as a factor in determining the comparison group.

Adient plc	American Axle & Manufacturing Holdings, Inc.	Aptiv PLC
BorgWarner Inc.	Cooper Tire & Rubber Company	Cooper-Standard Holdings Inc.
Dana Incorporated	Delphi Technologies PLC	Dorman Products, Inc.
Ford Motor Company	Fox Factory Holding Corp.	General Motors Company
Gentex Corporation	LCI Industries	Lear Corporation
Magna International Inc.	Modine Manufacturing Company	Motorcar Parts of America, Inc.
Sensata Technologies Holding PLC	Standard Motor Products, Inc.	Stoneridge, Inc.
Superior Industries International, Inc.	Tenneco Inc.	The Goodyear Tire & Rubber Company
Thor Industries, Inc.	Tower International, Inc.	Visteon Corporation
Winnebago Industries, Inc.

38 | 2020 PROXY STATEMENT

Time-Based Restricted Stock Units (RSUs). RSUs vest ratably over three years, with one third vesting on each anniversary of the grant date.

2019 Annual Equity Target Values. The award values for equity granted in 2019 were determined by the Compensation Committee primarily based on peer group data for similar positions, as well as the executive’s current position and salary. The values listed below represent the target values approved by the Compensation Committee and differ from the actual grant date fair values reported in the Summary Compensation Table for 2019.

Name	Target PSUs ($)	RSUs ($)	Total Target Values ($)
Phillip M. Eyler	1,590,000	1,060,000	2,650,000
Matteo Anversa	300,000	200,000	500,000
Yijing Brentano	180,000	120,000	300,000
Paul Giberson	240,000	160,000	400,000
Barb Runyon	240,000	160,000	400,000
Ryan Gaul	240,000	160,000	400,000
Frithjof R. Oldorff	300,000	200,000	500,000

The target values were divided by the 10-day average closing price of our common stock ending on February 24, 2019, the day immediately preceding the grant date, to determine the number of target shares of PSUs and the actual number of RSUs awarded. The 10-day average closing price was $42.12. As a result, the number of target PSUs and actual RSUs awarded was as follows:

Name	Target PSUs (#)	RSUs (#)	Total Equity Award (#)
Phillip M. Eyler	37,750	25,167	62,917
Matteo Anversa	7,123	4,749	11,872
Yijing Brentano	4,274	2,850	7,124
Paul Giberson	5,699	3,799	9,498
Barb Runyon	5,699	3,799	9,498
Ryan Gaul	5,699	3,799	9,498
Frithjof R. Oldorff	7,123	4,749	11,872

2019 New Hire Equity Award – Anversa. In connection with his hiring in January 2019, Mr. Anversa also received an initial equity award with a target value equal to $400,000 with 60% of target value being delivered via PSUs and 40% being delivered via RSUs, with substantially similar performance metrics and vesting terms as the 2019 annual equity awards. The target value was divided by the 10-day average closing price of our common stock ending on the day immediately preceding Mr. Anversa’s start date to determine the number of target shares of PSUs and actual number of RSUs awarded.

PERFORMANCE-BASED DEFINED CONTRIBUTION DEFERRED COMPENSATION PLAN

On December 31, 2018, the Company adopted the Gentherm Incorporated Deferred Compensation Plan, amended and restated effective January 1, 2019 (the “Deferred Compensation Plan”). The Deferred Compensation Plan is intended to provide retirement income benefits to participants, but is not a supplemental executive retirement program or a traditional executive pension plan.

The Deferred Compensation Plan is unfunded and permits participants to make annual elections to defer all or a portion of their base salary and annual bonus for the subsequent year, and to receive employer contributions, which such participants would have been able to make and receive under the Company’s existing Retirement Savings Plan (the “401(k) Plan”) but for certain salary reduction and related limitations of the Internal Revenue Code of 1986, as amended (the “Code”).

The Company and Mr. Eyler entered into a Deferred Compensation Agreement effective January 1, 2019 pursuant to which Mr. Eyler is eligible to receive a performance-based award under the Deferred

39 | 2020 PROXY STATEMENT

Compensation Plan (the “Eyler DC Agreement”). The Eyler DC Agreement provides that Mr. Eyler is eligible to receive annual incentive contributions based on Company achievement of year-over-year growth in Adjusted EBITDA, defined in the same manner as the Senior Level Bonus Plan, compared to target, which was consistent with the 2019 Senior Level Bonus Plan target. Mr. Eyler’s maximum annual incentive compensation award under the Eyler DC Agreement is 30% of his base salary in the immediately preceding calendar year. Mr. Eyler will become vested in such award on January 1, 2020, 2021, 2022 and 2023 in an aggregate amount of 20%, 40%, 60% and 100%, respectively, if he continues to serve as an employee of the Company through such vesting dates. Mr. Eyler will become immediately vested in such award, if earlier, upon his death or Disability (as defined in the Deferred Compensation Plan) or upon a Change in Control (as defined in the Deferred Compensation Plan).

The Company contributed $252,800 to the Deferred Compensation Plan for Mr. Eyler in March 2020, comprised of $240,000 (30% of his 2019 base salary, based on maximum achievement of year-over-year growth in revenue and Adjusted EBITDA for 2019, determined in the same manner using the same target amounts as set for the 2019 Senior Level Bonus Plan) and $12,800 (employer contributions representing amounts Mr. Eyler would have been able to make and receive under the 401(k) Plan but for certain salary reduction and related limitations of the Code).

OTHER BENEFITS AND PERQUISITES

>

Defined Benefit Plan. Our German subsidiary, Gentherm GmbH, maintains a defined benefit plan for former and current members of its management team (the “German Defined Benefit Plan”). The German Defined Benefit Plan is expected to be funded exclusively by participants’ pre-tax contributions and the earnings on those contributions. However, the amount of future benefits to which a participant is entitled, while based on the amount of such participant’s contributions to the German Defined Benefit Plan, is subject to minimum future guaranteed returns on those contributions. As a result, the German subsidiary records a liability for the amount that projected future benefit payments exceed projected future defined benefit plan assets. For the year ended December 31, 2019, Mr. Oldorff was eligible to participate in the German Defined Benefit Plan; however, he did not make any voluntary contributions to the German Defined Benefit Plan in 2019. Other than Mr. Oldorff, no other NEOs are participants in any defined benefit plan.

>

401(k) Plan. The Company maintains the 401(k) Plan to provide all eligible U.S. employees with a means to accumulate retirement savings on a tax-advantaged basis. For 2019, on a discretionary basis, the Company matched 100% of each employee’s contributions up to a contribution equal to 4% of the employee’s compensation, with such employee contributions subject to IRS limitations. The Company may, but is not required to, make additional discretionary contributions. The Company has not made any discretionary contribution to the 401(k) Plan since its inception.

>	Vacation Pay. In 2019, consistent with prior years, our employees, including the NEOs, may receive lump-sum payments for accumulated vacation time in excess of specified amounts upon specified events.

>	Other Perquisites.

Automobile Use. The Company provides each NEO with the use of a Company-owned automobile or automobile allowance and reimbursement of related expenses. The Company believes it is important that our NEOs thoroughly understand our products and are users of our products, in particular since the automotive segment has represented 90% or more of our revenues in recent years.

Club Memberships. During 2019, the Company also provided club memberships to Mr. Eyler, Mr. Giberson and Mr. Oldorff, which facilitate entertainment of current and potential customers and suppliers and other business associates, and are also used for meeting locations.

Housing and Travel. Messrs. Anversa, Giberson and Oldorff and Ms. Brentano were entitled to certain housing and travel allowances as additional perquisites.

Temporary Relocation Benefits. Mr. Giberson is a United States resident previously working from our corporate headquarters in Northville, Michigan. In 2019, he was temporarily relocated to work

40 | 2020 PROXY STATEMENT

at the facilities of our subsidiary, Gentherm GmbH, in Odelzhausen, Germany. We entered into an Executive Relocation and Employment Agreement with Mr. Giberson, effective June 6, 2019 (the “Giberson Contract”), pursuant to which he receives significant benefits specifically related to his relocation arrangement.

SEVERANCE AND CHANGE IN CONTROL BENEFITS

General. Other than the Deferred Compensation Plan, the German Defined Benefit Plan and the 401(k) Plan described above, the Company does not provide or maintain any post-retirement medical benefits, non-qualified deferred compensation plans or retirement or pension plans for NEOs. The Company’s equity compensation plans contemplate possible acceleration of vesting upon, and exercisability of awards following, a termination of a participant’s employment.

Mr. Eyler. The Eyler Contract provides for certain benefits to him upon termination of his employment with the Company, including upon a change in control.

Mr. Anversa. On October 22, 2018, the Company and Anversa entered into a written agreement concerning Anversa’s employment (the “Anversa Contract”). The Anversa Contract provides for certain benefits to him upon termination of his employment with the Company, including upon a change in control.

Mr. Giberson. The Giberson Contract provides for certain benefits to him upon termination of his employment with the Company, including upon a change in control.

Mr. Oldorff. The Company and Mr. Oldorff are parties to an Executive Relocation and Employment Agreement with an effective date of August 1, 2015 (“Oldorff Contract”), which set forth the material terms of his compensation while he was an employee. The Oldorff Contract provided for certain benefits to him upon termination of his employment with the Company. On May 6, 2019, the Company and Mr. Oldorff entered into a separate written agreement concerning Mr. Oldorff’s separation from the Company (the “Oldorff Separation Agreement”), which provided for certain payments and benefits to Mr. Oldorff.

Mr. Gaul. On July 17, 2019, the Company and Mr. Gaul entered into a written agreement concerning Mr. Gaul’s separation from the Company (the “Gaul Separation Agreement”), which provided for certain payments and benefits to Mr. Gaul.

See “Named Executive Officer Compensation Tables – Potential Payments Upon Termination or Change in Control” for further information.

41 | 2020 PROXY STATEMENT

COMPENSATION GOVERNANCE

EXECUTIVE STOCK OWNERSHIP GUIDELINES

During February 2019, we enhanced our stock ownership guidelines as follows:

Population	Previous Requirement	New Requirement

Chief Executive Officer	Common stock having a value of at least $200,000	3x Base Salary

Other Executive Officers and Designated Employees (“Key Employees”)	No requirement	1x Base Salary

Directors	Common stock having a value of at least $200,000	5x Annual Cash Retainer

The CEO and other Key Employees must meet the minimum amount of holdings within five years. As of December 31, 2019, all executive officers in service were either in compliance with the guidelines or within the compliance period and making appropriate progress.

TIMING AND PRICING OF EQUITY GRANTS

The Compensation Committee does not coordinate the timing of equity grants with the release of material non-public information. The Compensation Committee usually considers equity awards for executive officers in the first quarter of the year and for new hires as applicable.

In accordance with the 2013 Equity Plan, the exercise or base price of stock option or stock appreciation rights (“SAR”) awards is at least 100% of the fair market value of our common stock on the grant date (which date is not earlier than the date the Compensation Committee approves such award). The Compensation Committee is authorized to modify, extend or renew outstanding stock options or SARs or accept the cancellation or surrender of such awards. However, the 2013 Equity Plan prohibits direct repricings (lowering the exercise price of a stock option or the base price of a SAR) and indirect repricings (cancelling an outstanding stock option or SAR and granting a replacement or substitute stock option or SAR with a lower exercise or base price, or otherwise exchanging such awards for cash, stock options, SARs or other awards).

PROHIBITION ON HEDGING; LIMITED PLEDGING (WITH NO CURRENT PLEDGING BY DIRECTORS OR NEOs)

In addition to the restrictions set forth in SEC regulations, the Company’s Insider Trading Policy prohibits our employees (including officers) or directors from hedging Company securities. The policy also prohibits pledging of Company securities or holding Company securities in a margin account, with a limited exception, if granted by our Chief Financial Officer, for pledging securities as collateral for a loan if the pledgor clearly demonstrates financial capacity to repay the loan without the pledged securities. As of the record date, no directors or NEOs had outstanding pledged securities of the Company.

CLAWBACK POLICY

Under the Company’s Clawback Policy, in the event the Company is required to make an accounting restatement to correct an error that is material to its previously issued financial statements under applicable securities laws, and the Compensation Committee has determined that any bonus, retention award, or incentive compensation has, based on the erroneous financial statements, been paid to any executive officer who knowingly or through gross negligence engaged in the activity that caused such restatement to be necessary, or who knowingly or through gross negligence failed to prevent such activity, the Committee has the discretion to take such action as it deems necessary to recover the compensation so paid, remedy the misconduct, and prevent its recurrence. The Clawback Policy gives the Compensation Committee authority to seek reimbursement of bonuses, retention awards, or incentive compensation paid to an affected executive officer, cancellation of any equity awards granted to such officer, and reimbursement of any gains realized by such officer on the exercise of rights attributable to such awards. The amount recoverable in each case is limited to the extent to which such bonus, retention award, or amount of incentive compensation was calculated based upon the achievement of certain

42 | 2020 PROXY STATEMENT

financial results that were subsequently reduced due to a restatement. The recovery period under the Clawback Policy is three full years preceding and including the date the Board concludes, or reasonably should have concluded based on evidence available to it, that the Company’s financial statements contained a material error.

TAX AND ACCOUNTING IMPLICATIONS

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Section 162(m) of the Code provides that annual compensation in excess of $1 million paid to a “covered employee” is not deductible by the company for federal income tax purposes. To maintain flexibility in compensating the Company’s executive officers to meet a variety of objectives, the Committee reserves the right to compensate Company executives in amounts deemed appropriate and competitive, regardless of whether such compensation is deductible for federal income tax purposes. Section 162(m) of the Code is expected to prevent the Company from deducting a portion of the compensation paid to our NEOs in 2019.

NONQUALIFIED DEFERRED COMPENSATION

Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation arrangements will be included in an employee’s income when vested, as well as be subject to additional taxes, penalties and interest, unless certain requirements are complied with. The Company believes that its compensation arrangements satisfy, or are exempt from, the requirements of Section 409A.

CHANGE IN CONTROL PAYMENTS

If a company makes “parachute payments,” Section 280G of the Code prohibits the company from deducting the portion of the parachute payments constituting “excess parachute payments” and Section 4999 the Code imposes on the payee a 20% excise tax on the excess parachute payments. For this purpose, parachute payments generally are defined as payments to specified persons that are contingent upon a change in control in an amount equal to or greater than three times the person’s base amount (i.e. the five-year average Form W-2 compensation). The excess parachute payments, which are nondeductible and subject to a 20% excise tax, equal the portion of the parachute payments that exceeds one times the payee’s base amount. If a covered employee receives excess parachute payments in any year, the $1 million deduction limitation applicable to the covered employee for such year under Section 162(m) of the Code is reduced (but not below zero) by the amount of the excess parachute payments.

The Eyler Contract, the Anversa Contract, the Giberson Contract and the Company’s equity incentive plans may entitle participants to receive payments in connection with a change in control that may result in excess parachute payments. The Company is not obligated to pay any tax gross-ups with respect to the excise tax imposed on any person who receives excess parachute payments.

43 | 2020 PROXY STATEMENT

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) in this proxy statement with management, including Messrs. Eyler and Anversa. Based on such review and discussion, the Committee recommended to the Board that the CD&A be included in the Company’s annual report on Form 10-K for the year ended December 31, 2019 and the proxy statement for the 2020 annual meeting.

The Compensation Committee

Yvonne Hao, Chairperson

Francois Castaing

Sophie Desormière

John Stacey

44 | 2020 PROXY STATEMENT

Named Executive Officer

Compensation Tables

SUMMARY COMPENSATION TABLE FOR 2019

The table below summarizes the total compensation paid or earned by the NEOs in 2019, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Phillip M. Eyler	2019	800,000	—	2,965,312	—	864,800	303,570	4,933,683

President and Chief Executive Officer	2018	750,000	1,000,000	—	—	639,000	12,825	2,401,825
	2017	62,500	1,312,500	1,065,000	1,874,675	—	2,500	4,317,175

Matteo Anversa(6)	2019	500,000	550,000	1,014,794	—	316,400	338,451	2,719,645
Executive Vice President of Finance, Chief Financial Officer and Treasurer

Yijing Brentano(7)	2019	344,000	—	335,755	—	187,700	40,705	908,159
Senior Vice President, Investor Relations and Global Financial Planning and Analysis	2018	280,903	100,000	444,698	—	137,000	69,072	1,031,673

Paul Giberson(8)	2019	340,000	—	447,656	—	185,500	369,493	1,342,649
Senior Vice President, Global Sales

Barb Runyon	2019	381,000	125,000	447,656	—	235,800	33,297	1,222,753
Senior Vice President and Chief Human Resources Officer

Ryan Gaul(9)	2019	239,333	—	447,656	—	—	488,884	1,175,873
Former Vice President, Business Development

Frithjof R. Oldorff(8)(10) Former President of Automotive Climate and Comfort	2019	238,000	—	559,540	—	—	296,991	1,094,531
	2018	464,410	—	833,889	—	208,000	110,263	1,616,562
	2017	450,883	212,592	975,471	416,610	—	105,724	2,161,280

45 | 2020 PROXY STATEMENT

(1)	Amounts reported for each year reflect bonuses earned in that year, although paid in the subsequent year. Amounts reported for 2017 reflect cash payments under the annual bonus plan for such year and, in the case of Mr. Eyler, also represent cash sign-on and make-whole bonuses. Amounts reported for 2018 represent a cash make-whole bonus for Mr. Eyler and a sign-on cash bonus for Ms. Brentano. Amounts reported for 2019 represent a cash make-whole bonus for Mr. Anversa and a cash make-whole bonus for Ms. Runyon.

(2)	Amounts reported reflect the aggregate grant date fair value of RSUs and PSUs. All awards in this column for 2019 and 2018 relate to awards granted to the NEOs in such year under the 2013 Equity Plan. 40% of the awards in this column for 2019 and 2018 are time-vested RSUs and 60% are PSUs, with one-half of the PSUs based on Relative TSR achievement and one-half based on ROIC achievement. Under FASB ASC Topic 718, the provisions of the PSUs that vest upon the achievement of Relative TSR are considered a market condition, and therefore the effect of that market condition is reflected in the grant date fair value for this portion award. A third party was engaged to complete a “Monte Carlo simulation” to account for the market condition. That simulation takes into account the beginning stock price of our common stock, the expected volatilities for the TSR comparator group, the expected volatilities for the Company’s stock price, correlation coefficients, the expected risk-free rate of return and the expected dividend yield of the Company and the comparator group. The single grant-date fair value computed by this valuation method is recognized by the Company in accounting for the awards regardless of the actual future outcome of the Relative TSR feature. Therefore, there is no separate maximum grant-date fair value reported with respect to the Relative TSR PSUs. The grant date fair value of the remaining PSUs and RSUs are calculated as the closing price of our common stock as quoted on Nasdaq on the grant date multiplied by the number of shares subject to the award. ROIC is considered a performance condition and the grant-date fair value used in this table for ROIC PSUs corresponds with management’s expectation of the probable outcome of the performance condition as of the grant date. The maximum grant-date fair value for the ROIC PSUs granted in 2019 are as follows: Mr. Eyler, $1,600,000 (compared to $800,300 included in the table); Mr. Anversa, $548,089 (compared to $274,044 included in the table); Ms. Brentano, $181,218 (compared to $90,609 included in the table); Mr. Giberson, $241,595 (compared to $120,798 included in the table); Ms. Runyon, $241,595 (compared to $120,798 included in the table); Mr. Gaul, $241,595 (compared to $120,798 included in the table); and Mr. Oldorff, $301,973 (compared to $150,986 included in the table).

(3)	Amounts reported reflect the aggregate grant date fair value of option awards, calculated in accordance with FASB Topic 718, excluding the impact of potential forfeitures.

(4)	Amounts reported for each year reflect non-equity incentive compensation earned in that year, although paid in the subsequent year. Bonuses for 2019 under the Senior Level Bonus Plan were paid in March 2020. All amounts reported for 2019 and 2018 include payments under the Senior Level Bonus Plan for such year.

(5)	Amounts reported for 2019 include the following: (i) contributions of $252,800 paid to the Deferred Compensation Plan for the benefit of Mr. Eyler; (ii) 401(k) and health savings account matching contributions of $11,200 for Mr. Eyler, $11,200 for each of Mr. Anversa and Ms. Brentano, $12,200 for each of Mr. Giberson and Ms. Runyon, $8,528 for Mr. Gaul, and $10,020 for Mr. Oldorff; (iii) Company-provided automobile or an automobile allowance and related expenses of $29,153 for Mr. Eyler, $20,035 for Mr. Anversa, $19,582 for Ms. Brentano, $16,962 for Mr. Giberson, $21,097 for Ms. Runyon, $6,593 for Mr. Gaul, and $10,786 for Mr. Oldorff; (iv) a housing allowance of $34,800 for Mr. Oldorff; (v) country club fees of $10,418 for Mr. Eyler and $7,830 for Mr. Oldorff; (vi) relocation benefits totaling $307,216 for Mr. Anversa and $9,922 for Ms. Brentano, including related tax gross-ups for such benefits of $130,845 and $2,838, respectively; (vii) severance amounts and payments for unused vacation time of $39,667 and $43,024, respectively, for Mr. Oldorff and $405,000 and $68,763, respectively, for Mr. Gaul; (viii) relocation and repatriation benefits of $107,543 for Mr. Oldorff; and (ix) a tax gross-up for certain benefits of $43,322 for Mr. Oldorff. For Mr. Giberson, the amount reported also includes the following benefits specifically related to his temporary relocation: relocation benefits and allowance of $79,573; an international goods and services allowance to cover expenses incurred while abroad of $12,800; continued membership fees at Mr. Giberson’s home country club of $11,133; international school tuition and expenses of $42,836; a housing allowance of $33,089; travel costs for his family between Germany and the United States of $15,943; temporary lodging expenses of $3,381; a tax gross-up payment for his foreign tax obligations of $69,257; and a tax gross-up payment for his temporary relocation benefits of $72,321.

(6)	Mr. Anversa was appointed the Executive Vice President of Finance, Chief Financial Officer and Treasurer of the Company effective January 1, 2019.

(7)	Ms. Brentano joined the Company in February 2018; as a result, her salary and target bonus were prorated for the partial year.

(8)	Certain cash payments reported for Mr. Giberson were paid in Euros and converted into U.S. Dollars based on the exchange rate at the time of each applicable payment.

(9)	Mr. Gaul was employed with the Company until August 30, 2019.

(10)	Mr. Oldorff was employed with the Company until July 1, 2019.

46 | 2020 PROXY STATEMENT

NARRATIVE DISCUSSION OF SUMMARY COMPENSATION TABLE

Employment Agreements

We typically enter into offer letters with our NEOs that summarize basic terms of their employment, including their initial base salaries, sign-on bonus, if any, benefits and participation in the Senior Level Bonus Plan and long-term incentive program. Mr. Eyler, Mr. Anversa, Mr. Giberson and Mr. Oldorff are the only NEOs that have, or had, in the case of Mr. Oldorff, employment agreements. The employment agreements do not provide for a fixed duration, and our NEOs are at-will employees of the Company. See “Potential Payments Upon Termination or Change in Control” for information regarding the potential payments and benefits payable to Mr. Eyler, Mr. Anversa, and Mr. Giberson following a termination of employment under the terms of their employment agreements and actual payments and benefits received by Mr. Gaul and Mr. Oldorff in 2019.

Mr. Eyler. The Eyler Contract provides for an initial annual base salary of $750,000, subject to periodic review and increase, eligibility for bonus compensation, with a target bonus of 100% of annual base salary and other ancillary benefits, such as paid vacation, use of a Company-owned automobile and health and welfare benefits, generally consistent with those provided to other Company executive officers. Under the terms of the Eyler Contract, Mr. Eyler received a signing bonus of $250,000. The Eyler Contract also included two make-whole bonuses that were intended to compensate Mr. Eyler for payments that he was entitled to receive from his former employer but would no longer receive by accepting the position with the Company, which was subject to a clawback that has expired. The make-whole bonuses of $1,000,000 each were paid on January 31, 2018 and January 31, 2019. Also pursuant to the Eyler Contract, the Company granted 30,000 restricted stock awards and 212,500 stock options as of December 4, 2017. Such shares of restricted stock and stock options vest in three and four equal annual installments, respectively, beginning on December 4, 2018, subject to continuous service.

Mr. Anversa. The Anversa Contract provides for an initial annual base salary of $500,000, subject to periodic review and increase, eligibility for bonus compensation, with a target bonus of 60% of annual base salary, and other ancillary benefits, such as paid vacation, use of a Company-owned automobile and health and welfare benefits, generally consistent with those provided to other Company executive officers. Mr. Anversa was reimbursed for costs associated with the relocation of his principal residence to the Northville, Michigan area in accordance with the Company’s policy applicable to other Company executive officers. Under the terms of the Anversa Contract, Mr. Anversa received a make-whole bonus of $550,000. Also pursuant to the Anversa Contract, the Company granted Mr. Anversa RSUs with a target value equal to $400,000 divided by the Company’s 10-trading day average stock price ending on Mr. Anversa’s start date, with 60% of such RSUs to vest based on the Company’s achievement of financial measures (the Company’s performance relative to ROIC goals for the fiscal year ended December 31, 2021 and the Company’s Relative TSR over a three-year period starting on the grant date compared to selected peer companies, for each of which, Anversa may earn 50% to 200% of the target equity award based on threshold to maximum performance) and 40% of such RSUs to vest over three years in equal annual installments, subject to Mr. Anversa’s continuous service. Mr. Anversa’s start date was January 1, 2019.

Mr. Giberson. The Giberson Contract provides for an initial annual base salary of $340,000, subject to periodic review and increase, eligibility for bonus compensation, with a target bonus of 50% of annual base salary, eligibility for equity compensation at the discretion of the Board, generally on the same terms and conditions as other executive officers (although the award size can vary), other ancillary benefits, including benefits under the Company’s welfare benefit programs generally as provided to other executive officers and use of a Company-owned car and during the relocation period between August 15, 2019 to August 14, 2021, certain housing expenses and relocation benefits.

Mr. Oldorff. The Oldorff Contract provided for an initial three-year term (however, on October 3, 2017 the term was extended until July 1, 2019), an initial annual base salary of $425,000, subject to periodic review and increase, eligibility for bonus compensation, with a target bonus of 50% of annual base salary, eligibility for equity compensation at the discretion of the Board, generally on the same terms and conditions as other executive officers (although the award size can vary), other ancillary benefits, including benefits under the Company’s welfare benefit programs generally as provided to other executive officers and use of a Company-owned car, continuing ancillary benefits applicable to German executives or

47 | 2020 PROXY STATEMENT

German expatriates, including minimum contributions to maintain eligibility for the statutorily required pension and health insurances and life insurance programs, and specified airfare for personal travel, housing expenses and relocation expenses, each as approved by the Company’s chief executive officer and an income differential tax benefit, such that Mr. Oldorff will pay the income taxes that he would have paid had he been an employee of the German subsidiary and residing in Germany and the Company will reimburse Oldorff for the income tax amounts payable in excess thereof.

Separation Agreements

Mr. Oldorff. On May 6, 2019, the Company and Mr. Oldorff entered into the Oldorff Separation Agreement, which provided for certain payments and benefits to Mr. Oldorff in connection with his separation from the Company.

Mr. Gaul. On July 17, 2019, the Company and Mr. Gaul entered into the Gaul Separation Agreement, which provided for certain payments and benefits to Mr. Gaul in connection with his separation from the Company. The Compensation Committee also agreed to an extended exercise period of 150 days post-employment for Mr. Gaul’s outstanding vested options.

48 | 2020 PROXY STATEMENT

GRANTS OF PLAN-BASED AWARDS IN 2019

The following table provides information about equity and non-equity awards granted to the NEOs in 2019. All equity awards were made under the 2013 Equity Plan.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (4)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Phillip M. Eyler	N/A	200,000	800,000	1,600,000	—	—	—	—	—
	2/25/2019(1)	—	—	—	9,437	18,875	37,750	—	1,097,932
	2/25/2019(2)	—	—	—	9,437	18,875	37,750	—	800,300
	2/25/2019(3)	—	—	—	—	—	—	25,167	1,067,081

Matteo Anversa	N/A	75,000	300,000	600,000	—	—	—	—	—
	1/02/2019(1)	—	—	—	1,515	3,029	6,058	—	168,091
	1/02/2019(2)	—	—	—	1,514	3,028	6,056	—	123,058
	1/02/2019(3)	—	—	—	—	—	—	4,038	164,104
	2/25/2019(1)	—	—	—	1,781	3,562	7,124	—	207,196
	2/25/2019(2)	—	—	—	1,781	3,561	7,122	—	150,986
	2/25/2019(3)	—	—	—	—	—	—	4,749	201,358

Yijing Brentano	N/A	43,000	172,000	344,000	—	—	—	—	—
	2/25/2019(1)	—	—	—	1,069	2,137	4,274	—	124,306
	2/25/2019(2)	—	—	—	1,069	2,137	4,274	—	90,609
	2/25/2019(3)	—	—	—	—	—	—	2,850	120,840

Paul Giberson	N/A	42,500	170,000	340,000	—	—	—	—	—
	2/25/2019(1)	—	—	—	1,425	2,850	5,700	—	165,780
	2/25/2019(2)	—	—	—	1,425	2,849	5,698	—	120,798
	2/25/2019(3)	—	—	—	—	—	—	3,799	161,078

Barb Runyon	N/A	47,625	190,500	381,000	—	—	—	—	—
	2/25/2019(1)	—	—	—	1,425	2,850	5,700	—	165,780
	2/25/2019(2)	—	—	—	1,425	2,849	5,698	—	120,798
	2/25/2019(3)	—	—	—	—	—	—	3,799	161,078

Ryan Gaul(6)	N/A	44,875	179,500	359,000	—	—	—	—	—
	2/25/2019(1)	—	—	—	1,425	2,850	5,700	—	165,780
	2/25/2019(2)	—	—	—	1,425	2,849	5,698	—	120,798
	2/25/2019(3)	—	—	—	—	—	—	3,799	161,078

Frithjof R.	N/A	59,500	238,000	476,000	—	—	—	—	—
Oldorff(6)	2/25/2019(1)	—	—	—	1,781	3,562	7,124	—	207,196
	2/25/2019(2)	—	—	—	1,781	3,561	7,122	—	150,986
	2/25/2019(3)	—	—	—	—	—	—	4,749	201,358

(1)	PSUs that vest based on Relative TSR.

(2)	PSUs that vest based on ROIC.

(3)	Time-vested RSUs.

(4)

Represents 2019 bonuses under the Company’s Senior Level Bonus Plan. Threshold performance reflects earned performance at the threshold level for one of the two Company Performance Metrics and assumes no individual performance multiplier is earned. Actual bonuses earned for 2019 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2019.

(5)

The PSUs granted on February 25, 2019 that vest based on Relative TSR had a grant-date fair value of $58.17 per target share, as computed under FASB ASC Topic 718 using a Monte Carlo simulation. The PSUs granted on February 25, 2019 that vest based on ROIC, and the RSUs granted on February 25, 2019 that are time-vested, have a grant-date fair value of $42.40 per share (per target share, with respect to ROIC PSUs), which was the closing price of our common stock as quoted on Nasdaq on the grant date. The PSUs granted on January 2, 2019 that vest based on Relative TSR had a grant-date fair value of $55.49 per target share, as computed under FASB ASC Topic 718 using a Monte Carlo simulation. The PSUs granted on January 2, 2019 that vest based on ROIC, and the RSUs granted on January 2, 2019 that are time-vested, have a grant-date fair value of $40.64 per share (per target share, with respect to ROIC PSUs), which was the closing price of our common stock as quoted on Nasdaq on the grant date. See Note 2 to the Summary Compensation Table for 2019.

(6)

Mr. Oldorff’s employment with the Company terminated on July 1, 2019, and Mr. Gaul’s employment with the Company terminated on August 30, 2019. Messrs. Oldorff and Gaul were not eligible to receive bonuses for 2019 because they were not employed with the Company at the time of payment, and all equity awards granted to Messrs. Oldorff and Gaul in 2019 were forfeited upon their separation dates.

49 | 2020 PROXY STATEMENT

NARRATIVE DISCUSSION OF GRANTS OF PLAN-BASED AWARDS IN 2019

PSUs – Relative TSR. PSUs awarded to the NEOs in 2019 will be earned and vest based upon Relative TSR, defined as stock price appreciation plus reinvested dividends, versus a custom comparator group at the end of three years, provided such person’s employment is continuing on each such earning and vesting date. The Relative TSR PSUs are earned from 50% to 200% of target based on actual performance, which thereafter represents the right to receive one share of the Company’s common stock for each PSU.

PSUs – ROIC. PSUs awarded to the NEOs in 2019 will be earned and vest based upon ROIC measured in fiscal year 2021, provided such person’s employment is continuing on each such earning and vesting date. The ROIC PSUs are earned from 50% to 200% of target based on actual performance, which thereafter represents the right to receive one share of the Company’s common stock for each PSU.

Time-Vested RSUs. The time-vested RSUs awarded to the NEOs in 2019 vest in three equal installments on the first through third anniversaries of the grant date, provided such person’s employment is continuing on each such vesting date. Each time-vested RSU represents the right to receive one share of the Company’s common stock upon vesting.

50 | 2020 PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2019

The following table presents information on the unexercised option awards and unvested stock awards held by the NEOs as of December 31, 2019.

						Stock Awards
		Option Awards				Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
		Exercisable	Unexercisable
Phillip M. Eyler	12/4/2017(1)(2)	106,250	106,250	35.50	12/04/2024	10,000	443,900	—	—
	2/25/2019(2)(3)	—	—	—	—	25,167	1,117,163	47,188	2,094,675
Matteo Anversa	1/02/2019(3)	—	—	—	—	4,038	179,247	7,571	336,077
	2/25/2019(3)	—	—	—	—	4,749	210,808	8,904	395,249
Yijing Brentano	6/11/2018(3)	—	—	—	—	2,935	130,285	8,256	366,484
	2/25/2019(3)	—	—	—	—	2,850	126,512	5,342	237,131
Paul Giberson	11/18/2014(1)	15,000	—	40.52	11/18/2021	—	—	—	—
	2/24/2016(1)	11,250	3,750	40.64	2/24/2023	—	—	—	—
	2/22/2017(1)(2)	12,000	18,000	38.05	2/22/2024	5,000	221,950	—	—
	6/11/2018(3)	—	—	—	—	2,935	130,285	8,258	366,573
	2/25/2019(3)	—	—	—	—	3,799	168,638	7,124	316,234
Barb Runyon	8/13/2018(3)	—	—	—	—	2,333	103,562	6,563	291,332
	2/25/2019(3)	—	—	—	—	3,799	168,637	7,124	316,234
Ryan Gaul(4)	—	—	—	—	—	—	—	—	—
Frithjof R. Oldorff(5)	—	—	—	—	—	—	—	—	—

(1)

Outstanding stock options held by the NEOs vest in four equal installments on the first through fourth anniversaries of the grant date, except for the stock options held by Paul Giberson that were granted on February 22, 2017, which stock options vest in five equal installments on the first through fifth anniversaries of the grant date, in each case provided such person’s employment is continuing on each such vesting date.

(2)

Outstanding restricted stock held by Mr. Eyler vests ratably over three years, with one third vesting on each anniversary of the grant date. Outstanding restricted stock held by Mr. Giberson vests ratably over four years, with one fourth vesting on each anniversary of the grant date, in each case provided such person’s employment is continuing on each such vesting date.

(3)

RSUs granted to the NEOs in 2018 and 2019 vest ratably over three years, with one third vesting on each anniversary of the grant date, in each case provided such person’s employment is continuing on each such vesting date.

(4)

Mr. Gaul’s employment with the Company terminated on August 30, 2019. In connection with his separation from the Company, all unvested awards automatically terminated on his separation date. Mr. Gaul’s vested options remained exercisable for a period of time following separation and he exercised all vested options prior to December 31, 2019.

(5)

Mr. Oldorff’s employment with the Company terminated on July 1, 2019. In connection with his separation from the Company, all unvested awards automatically terminated on his separation date. His outstanding options remained exercisable until September 29, 2019.

(6)	Based on the closing price of our common stock as quoted on Nasdaq on December 31, 2019, which was $44.39.

(7)

Represents outstanding Relative TSR and ROIC PSUs with performance conditions that have not yet been satisfied. The number of PSUs has been calculated for purposes of this table based on the assumption that maximum performance will be achieved for Relative TSR PSUs and threshold performance will be achieved for ROIC PSUs.

51 | 2020 PROXY STATEMENT

OPTION EXERCISES AND STOCK VESTED IN 2019

The following table provides information on the value realized by the NEOs on the exercise of option awards and the vesting of stock awards in 2019. The number of shares acquired and the value realized for each award excludes the payment of any fees, commissions or taxes.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Phillip M. Eyler	—	—	10,000	429,750
Matteo Anversa	—	—	—	—
Yijing Brentano	—	—	1,468	58,485
Paul Giberson	—	—	9,390	377,164
Barb Runyon	—	—	1,167	44,976
Ryan Gaul	100,500	298,548	14,942	611,064
Frithjof Oldorff	70,500	111,115	20,701	836,969

(1)	Based on the number of stock options exercised multiplied by the difference between (A) the purchase price received upon sale of the underlying shares and (B) the exercise price.

(2)	Based on the number of shares of restricted stock or RSUs vested multiplied by the closing price of our common stock as quoted on Nasdaq on the date of vesting.

52 | 2020 PROXY STATEMENT

PENSION BENEFITS IN 2019

The following table provides information related to the German Defined Benefit Plan in 2019.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Frithjof R. Oldorff	The Gentherm GmbH Deferred Compensation Pension Plan	N/A	1,093,484	—

(1)

Represents the present value of future benefits under the German Defined Benefit Plan for Mr. Oldorff through December 31, 2019. Valuation assumptions used in determining the projected benefit obligation under the German Defined Benefit Plan are included in Note 10 to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2019. Amounts reported for Mr. Oldorff is owed in Euros but converted to U.S. Dollars based on the exchange rate at December 31, 2019. See “Compensation Discussion and Analysis” for a description of the material terms of the above plan.

53 | 2020 PROXY STATEMENT

NONQUALIFIED DEFINED CONTRIBUTION AND OTHER NONQUALIFIED DEFERRED COMPENSATION PLANS

Name	Executive Contributions in 2019 ($)	Registrant Contributions in 2019 ($)(1)	Aggregate Earnings in 2019 ($)	Aggregate Withdrawals /Distributions in 2019 ($)	Aggregate Balance as of December 31, 2019 ($)
Phillip M. Eyler	—	252,800	—	—	252,800

(1)

Represents contributions paid for the benefit of Mr. Eyler to the Deferred Compensation Plan pursuant to the Eyler DC Agreement. This amount is reported as “All Other Compensation” in the Summary Compensation Table for 2019.

See “Compensation Discussion and Analysis—Performance-Based Defined Contribution Deferred Compensation Plan” for a discussion of contributions paid for the benefit of Mr. Eyler to the Deferred Compensation Plan pursuant to the Eyler DC Agreement.

54 | 2020 PROXY STATEMENT

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

EQUITY AWARDS

Value of Acceleration of Certain Unvested Equity Awards at December 31, 2019 Pursuant to Employment Agreements

The Eyler Contract, Anversa Contract, Giberson Contract and certain of the Company’s equity compensation plans contemplate acceleration of vesting upon, and exercisability of awards following, specified events.

Eyler Contract. Under the terms of the Eyler Contract, if Mr. Eyler’s employment is terminated by the Company without “cause”, or by Mr. Eyler for “good reason” (each as defined in the Eyler Contract), Mr. Eyler is entitled to (1) any unvested portion of the 212,500 stock options and 30,000 shares of restricted stock granted to him on his hire date and (2) any additional unvested equity awards that are scheduled to vest within 12 months after such termination date. If such termination occurs within 12 months after a “change in control” (as defined in the Eyler Contract), then Mr. Eyler is also entitled to accelerated vesting of any additional unvested equity awards, regardless of scheduled vesting date.

Anversa Contract. Under the terms of the Anversa Contract, if Mr. Anversa’s employment is terminated by the Company without “cause”, or by Mr. Anversa for “good reason” (each as defined in the Anversa Contract), Mr. Anversa is entitled to (1) accelerated vesting of any unvested portion of the 4,038 RSUs granted to him on his hire date, (2) vesting at target of any unvested portion of the 6,057 PSUs granted to him on his hire date and (3) accelerated vesting of any additional unvested equity awards that are scheduled to vest within 12 months after such termination date.

Giberson Contract. Under the terms of the Giberson Contract, if Mr. Giberson’s employment is terminated by the Company without “cause”, or by Mr. Giberson for “good reason” (each as defined in the Giberson Contract), Mr. Giberson is entitled to accelerated vesting of any additional unvested equity awards that are scheduled to vest within 12 months after such termination date.

The following table estimates the total value of the acceleration of unvested equity awards held by our NEOs with whom we have employment agreements upon termination of employment or a change in control, assuming such event occurs on December 31, 2019, and our NEOs whose employment with the Company ended during 2019.

Name	Termination without Cause or for Good Reason ($)	Change in Control plus Termination without Cause or for Good Reason ($)
Phillip M. Eyler	1,760,850	5,019,209
Matteo Anversa	518,386	1,127,151
Paul Giberson	284,440	1,103,702
Ryan Gaul(1)	—	—
Frithjof R. Oldorff(2)	—	—

(1)	Mr. Gaul was employed with the Company until August 30, 2019. All unvested equity awards automatically terminated on the separation date.

(2)	Mr. Oldorff was employed with the Company until July 1, 2019. All unvested equity awards automatically terminated on the separation date.

Value of Acceleration of All Unvested Equity Awards at December 31, 2019

Equity Compensation Plans. Outstanding awards of restricted stock, PSUs, RSUs and stock options as of December 31, 2019 were granted under the 2013 Equity Plan and the related award agreements. In addition:

>

Upon any termination of service, the unvested portion of any restricted stock, PSU, RSU, stock option or SAR award will be immediately terminated or forfeited, unless an agreement to the contrary has been made with the recipient, such as the case for Mr. Eyler under the Eyler Contract.

55 | 2020 PROXY STATEMENT

>

Upon any termination of service other than for “cause” (as determined by the Committee), the vested portion of any stock option will be exercisable for a period of 90 days following such termination; provided, however, that such awards will not be exercisable, or deemed exercised, after their expiration dates.

>	Upon any termination of service for “cause,” the vested portion of any stock option or SAR award will be immediately terminated or forfeited.

Notwithstanding the foregoing, the Committee retains discretionary authority to accelerate the vesting of restricted stock, stock option and SAR awards, in whole or in part, (A) if a termination is due to a participant’s death, permanent disability or retirement, is by the Company or a subsidiary of the Company without cause, or is by agreement of the parties; or (B) upon or in anticipation of a change in control (as defined in the plan).

The following table estimates the total value of the acceleration of unvested equity awards held by our NEOs employed by the Company as of December 31, 2019 if the Compensation Committee determined to accelerate, in full, the vesting of the unvested portion of outstanding restricted stock and stock option awards held by the NEOs as of a December 31, 2019 termination event.

Name	Total Value of Acceleration of Unvested Equity Awards ($)
Phillip M. Eyler	5,019,209
Matteo Anversa	1,267,690
Yijing Brentano	981,152
Paul Giberson	1,468,317
Barb Runyon	1,001,261

Value of Equity Awards Included in Tables Above

Restricted Stock, PSU, and RSU Awards. The value of such acceleration is calculated as the closing price of our common stock as quoted on Nasdaq on December 31, 2019, $44.39, multiplied by the number of unvested shares of common stock underlying such awards at December 31, 2019. Each applicable PSU award agreement provides that, in the event of a change in control of the Company, the number of PSUs that will vest will be calculated based on actual performance through the change in control for RSUs based on a stock price or Relative TSR measure, and will be calculated at target for RSUs based on any other measure, including the financial performance of the Company.

Stock Option. The value of such acceleration is calculated as (A) the difference between (i) the closing price of our common stock as quoted on Nasdaq on December 31, 2019, $44.39, and (ii) the exercise or base price of the stock options, (B) multiplied by the number of unvested shares of common stock underlying such awards at December 31, 2019; provided, however, that negative amounts are treated as having zero value.

EMPLOYMENT AGREEMENTS

We entered into employment agreements or offer letters with Messrs. Eyler, Anversa, Giberson and Oldorff that provide, or for Mr. Oldorff, provided, for potential payments upon a termination or change in control. Our other NEOs have offer letters and do not currently have termination or change in control benefits.

Mr. Eyler. In the event of a termination by the Company without “cause” or by Mr. Eyler for “good reason” (each as defined in the Eyler Contract), but not during the 12 months following a change in control of the Company, Mr. Eyler will be entitled to receive a lump sum cash payment of 12 months’ salary, continued health and welfare benefits for up to 12 months, a lump sum cash payment equal to one year’s target bonus, a prorated cash bonus for the year of termination (at a minimum of the prorated target bonus) and up to $50,000 for outplacement services. The cash value of the foregoing benefits, excluding the value of accelerated vesting of unvested equity and assuming a termination at December 31, 2019, is approximately $2,535,007.

In the event of a termination of Mr. Eyler without “cause” or by Mr. Eyler for “good reason” in the first 12 months following a change in control, the Eyler Contract provides that Mr. Eyler will receive a lump sum

56 | 2020 PROXY STATEMENT

cash payment of 24 months’ salary, continued health and welfare benefits for up to 24 months, a lump-sum cash payment of two year’s target bonus, a prorated cash bonus for the year of termination (at a minimum of the prorated target bonus), up to $50,000 for outplacement services and full vesting of all unvested equity he holds at the time of termination. The cash value of the foregoing benefits, excluding the value of accelerated vesting of unvested equity and assuming a termination at December 31, 2019, is approximately $4,155,213.

In addition, see “–Equity Awards” above for the value of accelerated vesting of unvested equity awards held by Mr. Eyler as of December 31, 2019.

Mr. Eyler’s right to receive the foregoing severance is conditioned upon his execution of a general release of claims, which becomes irrevocable, for the benefit of the Company. Further, during employment and thereafter, Mr. Eyler is subject to confidentiality and non-disparagement requirements. During employment and for 12 months after the termination of employment, Mr. Eyler also is subject to non-competition and non-solicitation requirements.

Mr. Anversa. In the event of a termination by the Company without “cause” or by Mr. Anversa for “good reason” (each as defined in the Anversa Contract), Mr. Anversa will be entitled to receive a lump sum cash payment equal to the sum of 12 months’ salary, one full year’s bonus at target, a prorated target bonus for the year of termination, continued health and welfare benefits for up to 12 months and up to $50,000 for outplacement services. The cash value of the foregoing benefits, excluding the value of accelerated vesting of unvested equity and assuming a termination at December 31, 2019, is approximately $1,186,422.

Mr. Anversa’s right to receive the foregoing severance is conditioned upon his execution of a general release of claims, which becomes irrevocable, for the benefit of the Company. If the Company adopts a severance and/or change of control plan that includes executive officers of the Company, Anversa will be entitled to receive the more favorable of severance benefits between the Anversa Contract and such plan.

Mr. Giberson. In the event of a termination by the Company without “cause” or by Mr. Giberson for “good reason” (each as defined in the Giberson Contract), Mr. Giberson will be entitled to receive a lump sum cash payment equal to the sum of 12 months’ salary, one full year’s bonus at target, a prorated target bonus for the year of termination, up to $50,000 for outplacement services and continued health and welfare benefits for up to 12 months. The cash value of the foregoing benefits, excluding the value of accelerated vesting of unvested equity and assuming a termination at December 31, 2019, is approximately $765,522.

Mr. Giberson’s right to receive the foregoing severance is conditioned upon his execution of a general release of claims, which becomes irrevocable, for the benefit of the Company. If the Company adopts a severance and/or change of control plan that includes executive officers of the Company, Mr. Giberson will be entitled to receive the more favorable of severance benefits between the Giberson Contract and such plan.

In addition, see “–Equity Awards” above for the value of accelerated vesting of unvested equity awards held by Mr. Giberson as of December 31, 2019.

Mr. Oldorff. From January 1, 2015 to July 31, 2015, Mr. Oldorff was party to a Service Agreement with our German subsidiary. The Company entered into the Oldorff Contract with Mr. Oldorff on August 1, 2015, which was effective until his separation from the Company effective July 1, 2019.

SEPARATION AGREEMENTS

Mr. Gaul. On July 17, 2019, the Company and Mr. Gaul entered into the Gaul Separation Agreement, pursuant to which the Company paid Mr. Gaul $405,000 as cash severance, and Mr. Gaul was entitled to payment of all accrued but unused vacation time through his separation date, continued co-payment of health insurance premiums until up to August 31, 2020 and 12 months of senior executive outplacement services. Mr. Gaul’s outstanding options were exercisable for 150 days following his separation date. All unvested awards automatically terminated on his separation date.

Mr. Oldorff. On May 6, 2019, the Company and Mr. Oldorff entered into the Oldorff Separation Agreement, pursuant to which the Company paid Mr. Oldorff a total of $232,880, reflecting one month’s

57 | 2020 PROXY STATEMENT

current base salary ($39,667) as cash severance, payment of all accrued but unused vacation time through his separation date ($43,024) and specified repatriation benefits ($150,189), which included one-way business class flights for him and his family to Germany and specified freight to Germany of household goods, brokerage commissions and closing costs on the sale of his U.S. home and temporary housing for up to 30 days. Further, Mr. Oldorff remains entitled to tax protection provided in the Oldorff Contract, which addresses the tax differentials between the U.S. and Germany, and the Company will pay for a tax advisor related to his 2019 and 2020 federal and state tax returns. Mr. Oldorff’s outstanding options were exercisable for 90 days following his separation date. All unvested awards automatically terminated on his separation date.

Pursuant to the both the Gaul Separation Agreement and the Oldorff Separation Agreement, each of Mr. Gaul and Mr. Oldorff agreed to a general release from substantially all claims to the extent permitted by applicable law and other specified limitations. Further, each is subject to non-competition and non-solicitation requirements that extend for 12 months following termination of his employment with the Company.

DEFERRED COMPENSATION ARRANGEMENTS

Eyler DC Agreement. The Eyler DC Agreement provides that Mr. Eyler will become immediately vested in the performance-based award granted thereunder, if earlier, upon his death or Disability (as defined in the Deferred Compensation Plan) or upon a Change in Control (as defined in the Deferred Compensation Plan).

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CEO PAY RATIO

GENTHERM EMPLOYEE POOL

Given the profile of our global workforce, in which approximately 89% of our workforce is located in countries with generally low prevailing wages, namely China, Macedonia, Mexico, Ukraine and Vietnam, and approximately 95.4% of our workforce is located outside of the United States, the factors that influence the level of compensation of our Chief Executive Officer are quite different from the factors that influence a vast majority of our workforce.

We are a global manufacturer with operations in the United States, Germany, Canada, China, Hungary, Japan, Korea, Macedonia, Malta, Mexico, United Kingdom, Ukraine, and Vietnam. Most of our employees in countries with low prevailing wages are direct labor workers, meaning they work on our assembly lines or otherwise on the factory floor.

As of December 31, 2019, our employee population was distributed as follows (all numbers are approximate):

China	1,812

Macedonia	1,871

Mexico	4,130

Ukraine	1,725

Vietnam	909

Total of Above Low Prevailing Wage Countries	10,447

All Other Countries	1,279

Total	11,726

Our compensation practices vary from country to country and, within each country, vary according to job title, skill level and other factors. However, a large majority of our factory workers are lower-skilled employees, working in countries having low prevailing wages and are paid on an hourly basis, and our median employee necessarily is part of that group. We believe that we pay market rates to all of our employees in every country in which we do business.

CEO ANNUAL TOTAL COMPENSATION

Mr. Eyler’s annual total compensation for 2019 was $4,933,683 as reported in the “Total” column of our Summary Compensation Table for 2019.

PAY RATIO

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

For 2019, our last completed fiscal year, the annual total compensation of the median employee of our Company (other than our Chief Executive Officer) was $4,289; consequently, for 2019 the ratio of the annual total compensation of Mr. Eyler, our Chief Executive Officer, to the annual total compensation of our median employee was 1,150 to 1.

For 2018 and 2019, our median employee was a full-time employee in Mexico. The variation between the annual total compensation of our median employee reported for 2018 and 2019 was significantly impacted by the reduction in the exchange rate of the Mexican peso to the U.S. dollar.

The form and amount of our Chief Executive Officer’s annual total compensation is largely influenced by prevailing compensation practices in the United States, as well as the competitive market for senior executive talent in the United States. We believe it is useful to understand the relationship between the annual total compensation of our Chief Executive Officer and the annual total compensation of our median employee solely based on full-time employees in the United States.

For 2019, the annual total compensation of such median United States full-time employee (other than our CEO) was $82,698 and the ratio of the 2019 annual total compensation of Mr. Eyler to the total annual total compensation of such United States full-time employee was 60 to 1.

59 | 2020 PROXY STATEMENT

METHODOLOGY USED TO DETERMINE MEDIAN EMPLOYEE AND ANNUAL TOTAL COMPENSATION OF MEDIAN EMPLOYEE/CEO

The rules pertaining to this CEO Pay Ratio disclosure permit us to use that same median employee for up to three years. However, the Company determined to reassess its median employee for 2019 given a significant net reduction in the total number of employees since December 31, 2018, as well as changes to the composition of the Company’s employee population. For purposes of the computation below, we selected December 31, 2019 as the measurement date for selecting the “median employee”.

For purposes of the above disclosure, we are required to identify our median employee based on our worldwide workforce, without regard to their location, compensation arrangements or employment status (full-time versus part-time). Accordingly, to identify our median employee, the methodology and the material assumptions, adjustments and estimates that we used were as follows: Employment data on every employee in our Company as of December 31, 2019 was gathered by our Human Resources departments at each of our locations. We used target total cash compensation (base cash compensation plus target bonus for eligible employees) multiplied by the full-time equivalent percentage factor as reflected in our payroll system, so that employees that only work part-time were included at the part-time pay rate and not converted to a full-time equivalent pay level, and converted all amounts from each employee’s local currency to U.S. Dollars, without making cost-of-living adjustments. We determined that using annual base salary and target bonus level was a reasonable and appropriate compensation measure, because cash-based compensation is distributed widely to our entire employee population. We generated a list of employees with the same level of target total cash compensation at the median and calculated annual total compensation in U.S. dollars for a subset of employees in that group, who were identified using random sampling, ultimately identifying the median of that subset. We then calculated such employee’s annual total compensation in the same manner used to calculate the amounts reported in the “Total” column of our Summary Compensation Table for 2019 for our NEOs.

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Related Person Transactions

POLICIES AND PROCEDURES

Under SEC rules, a related person transaction is any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. A “related person” is a director, officer, nominee for director or a more than 5% shareholder since the beginning of the Company’s last completed fiscal year, and any immediate family member of such person.

Pursuant to the Audit Committee charter and our Corporate Governance Guidelines, all proposed related person transactions must be submitted to the Audit Committee for approval, and only those related person transactions approved by the Audit Committee may be consummated. The Audit Committee only approves those transactions that are on terms comparable to, or more beneficial to the Company than, those that could be obtained in arm’s length dealings with an unrelated third party and that are otherwise in the best interests of the Company and its shareholders. If a director sitting on the Audit Committee or the Compensation Committee has any interest in a related person transaction presented to such committee for approval, such director must abstain from the vote on whether to approve the transaction. The policy further requires that all related person transactions be disclosed to the full Board and, to the extent required by SEC rules, in our filings with the SEC.

2019 RELATED PERSON TRANSACTIONS

There were no related person transactions required to be reported for 2019.

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Security Ownership of Certain

Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of our common stock as of April 6, 2020 by (A) each of the directors, director nominees and NEOs, (B) all of the directors and executive officers as a group, and (C) to our knowledge, beneficial owners of more than 5% of our common stock. As of April 6, 2020, there were 32,598,854 shares of our common stock outstanding. Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed below.

Name of Beneficial Owner	Shares Owned (1)	Right to Acquire (2)	Total	Aggregate Percent of Class
Francois Castaing	21,904	—	21,904	*
Sophie Desormière	20,418	—	20,418	*
Phillip M. Eyler	30,339	106,250	136,589	*
Maurice E.P. Gunderson	21,904	10,000	31,904	*
Yvonne Hao	10,821	—	10,821	*
Ronald Hundzinski	12,321	—	12,321	*
Charles Kummeth	4,172	—	4,172	*
Byron Shaw II	16,864	—	16,864	*
John Stacey	5,347	—	5,347	*
Matteo Anversa	1,572	—	1,572	*
Yijing Brentano	1,626	—	1,626	*
Paul Giberson	4,595	48,000	52,595	*
Barb Runyon	1,621	—	1,621	*
Ryan Gaul(3)	18,722	—	18,722	*
Frithjof R. Oldorff (4)	—	—	—	—
Executive officers and directors as a group (18 persons)	156,044	170,250	326,294	1.0%
BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10055	4,984,771	—	4,984,771	15.3%
The Vanguard Group(6) 100 Vanguard Blvd. Malvern, PA 19355	3,453,034	—	3,453,034	10.6%
Fuller & Thaler Asset Management, Inc.(7) 411 Borel Avenue, Suite 300 San Mateo, CA 94402	2,035,100	—	2,035,100	6.2%
T. Rowe Price Associates, Inc.(8) 100 E. Pratt Street Baltimore, MD 21202	1,917,182	—	1,917,182	5.9%
Van Berkom & Associates Inc.(9) 1130 Sherbrooke Street West, Suite 1005 Montreal, Quebec, Canada H3A 2M8	1,830,124	—	1,830,124	5.6%

*	Less than one percent.

(1)

Amounts include the following number of unvested shares of restricted stock as of April 6, 2020: Mr. Castaing, Ms. Desormière, Ms. Hao, Mr. Hundzinski, Mr. Kummeth, Mr. Gunderson, Dr. Shaw and Mr. Stacey: 2,490 shares each; Mr. Eyler, 10,000 shares; Mr. Giberson, 2,500 shares; and all executive officers and directors as a group, 12,500 shares.

(2)

Amounts reflect the number of shares that such holder could acquire through the exercise of stock options within 60 days of April 6, 2020. No unvested RSUs are scheduled to vest within 60 days of April 6, 2020.

(3)

Mr. Gaul’s employment with the Company terminated on August 30, 2019. The beneficial ownership information shown for Mr. Gaul is based on the most recent filing made by Mr. Gaul with the SEC and other information known to the Company, such as information regarding restricted stock that was forfeited and stock option exercises consummated by Mr. Gaul.

(4)

Mr. Oldorff’s employment with the Company terminated on July 1, 2019. The beneficial ownership information shown for Mr. Oldorff is based on the most recent filing made by Mr. Oldorff with the SEC and other information known to the

62 | 2020 PROXY STATEMENT

Company, such as information regarding restricted stock that was forfeited and stock option exercises consummated by Mr. Oldorff.

(5)

Based on Schedule 13G/A filed with the SEC on February 4, 2020. This report includes holdings of various subsidiaries of the holding company, and includes ownership of more than 5% of our common stock by Blackrock Fund Advisors, and iShares Core S&P Small-Cap ETF. BlackRock, Inc. has sole power to vote 4,913,782 shares and sole power to dispose 4,984,771 shares.

(6)

Based on Schedule 13G/A filed with the SEC on February 12, 2020. This report includes holdings of various subsidiaries of the holding company. The Vanguard Group, Inc. has sole power to vote 69,345 shares, shared power to vote 8,326 shares, sole power to dispose 3,379,320 shares and shared power to dispose 73,714 shares.

(7)	Based on Schedule 13G/A filed with the SEC on February 14, 2020. Fuller & Thaler Asset Management, Inc. has sole power to vote 1,991,320 shares and sole power to dispose 2,035,100 shares.

(8)	Based on Schedule 13G/A filed with the SEC on February 14, 2020. T. Rowe Price Associates, Inc. has sole power to vote 436,849 shares and sole power to dispose 1,917,182 shares.

(9)	Based on Schedule 13G/A filed with the SEC on February 12, 2020. Van Berkom & Associates Inc. has sole power to vote 1,830,124 shares and sole power to dispose 1,830,124 shares.

63 | 2020 PROXY STATEMENT

Audit Committee Report

The Board has determined that each member of the Audit Committee is independent under the applicable rules and regulations of Nasdaq and the SEC. The Committee operates under a written charter approved by the Board, which is reviewed annually by the Committee and the Board, and is posted on the Company’s website, www.gentherm.com, under the “Investor Relations – Corporate Governance” tab.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting and internal control functions, to review our reports filed with or furnished to the SEC that include financial statements or results, to monitor compliance with significant legal and regulatory requirements and other risks related to financial reporting and internal control, and the Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm. See “Audit Committee Matters” below for a description of the Committee’s pre-approval policies regarding the services of our independent registered public accounting firm.

The Committee further has the authority to engage independent advisors as it determines appropriate, apart from counsel or advisors hired by management. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and compliance with applicable laws and regulations. Our independent registered public accounting firm is responsible for performing independent audits of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and for expressing its opinions thereon.

Grant Thornton LLP (“Grant Thornton”) was the Company’s independent registered public accounting firm for fiscal year 2019. Relating to the Company’s financial statements for 2019, among other matters, the Audit Committee:

>	Reviewed and discussed with management and Grant Thornton the unaudited quarterly financial statements included in Form 10-Qs filed with the SEC.

>	Reviewed and discussed with Grant Thornton the overall scope and plans for its audit for 2019.

>

Reviewed and discussed with management and Grant Thornton the audited consolidated financial statements, and Grant Thornton’s opinion thereon, included in the Form 10-K for 2019 filed with the SEC and the 2019 annual report to shareholders.

>	Reviewed and discussed with management its significant accounting policies and key judgments.

>

Reviewed and discussed with management its assessment and report, and reviewed and discussed with Grant Thornton its opinion, on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019.

>	Discussed with Grant Thornton the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

>

Received the written disclosures and the letter from Grant Thornton required by the applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Committee concerning independence, and discussed with Grant Thornton its independence with respect to the Company, including any relationships which may impact its objectivity and independence and whether the provision of specified non-audit services was compatible with the auditors’ independence under current guidelines.

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Based on the foregoing, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company be included in the Company’s annual report on Form 10-K for 2019, which was filed with the SEC on February 20, 2020.

Submitted by the Audit Committee:

Ronald Hundzinski, Chairperson

Maurice Gunderson

Yvonne Hao

Charles Kummeth

65 | 2020 PROXY STATEMENT

Audit Committee Matters

PRE-APPROVAL POLICIES AND PROCEDURES

It is the Audit Committee’s policy and practice to review and approve in advance all services and fees, audit and non-audit, to be rendered by the Company’s independent registered public accounting firm. In pre-approving such services, the Audit Committee must consider whether the provision of services is consistent with maintaining the independence of the Company’s independent registered public accounting firm. The Audit Committee does not delegate this responsibility (or any other Audit Committee function) to Company management, except that the Chief Financial Officer has been delegated authority to commit up to $50,000 between Audit Committee meetings for audit-related services only, which must be reported to the Audit Committee no later than the next scheduled Audit Committee meeting. If a product or service arises that has not been pre-approved by the Audit Committee, the Audit Committee has delegated to the Chairperson of the Audit Committee the authority to consider and pre-approve any such product or service between regular meetings of the Audit Committee. Any interim approvals granted by the Chairperson of the Audit Committee are reported to the entire Audit Committee at its next regularly scheduled meeting.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The Audit Committee retained Grant Thornton to audit the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting, as of and for the year ended December 31, 2019. The following table sets forth the fees we were billed for audit and other services provided by Grant Thornton in 2019 and 2018. All of the services described below were approved in conformity with the Audit Committee’s pre-approval policies and procedures described above.

	2019 ($)	2018 ($)
Audit Fees(1)	1,686,375	1,904,644
Audit-Related Fees(2)	38,564	26,841
Tax Fees(3)	34,032	35,681
All Other Fees(4)	—	2,984

Total Fees	1,758,971	1,970,150

(1)

Audit fees in 2019 and 2018 consisted of fees related to the annual audit of our financial statements, the audit of the effectiveness of internal control over financial reporting, the review of quarterly financial statements and for services provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-related fees in 2019 consisted of an opening balance sheet audit of Stihler Electronic GmbH, which we acquired in 2019, and fees related to the audit of our 401(k) Plan. Audit-related fees in 2018 consisted of fees related to the audit of our 401(k) Plan.

(3)	Tax fees in 2019 and 2018 consisted of fees related to tax returns in Korea and Mexico and tax filings related to our employee benefit plans.

(4)	All other fees in 2018 consisted of fees related to the calculation of certain financial covenants of our China subsidiary associated with an outstanding debt obligation of that entity.

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Proposal No. 2—Ratification of

Appointment of Independent

Registered Public Accounting Firm for

2020

In accordance with applicable law, the Audit Committee has ultimate authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace our independent registered public accounting firm.

The Audit Committee conducted a competitive process to select the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2020. The Audit Committee invited several independent registered public accounting firms to participate in this process and evaluated the proposals of the participating firms.

The Audit Committee ultimately selected and appointed Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. The Audit Committee believes that the engagement of Ernst & Young as the Company’s independent registered public accounting firm for 2020 is in the best interest of the Company and its shareholders, and the Board recommends that shareholders ratify the Audit Committee’s appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2020. See Appendix C for more information about our change in independent registered public accounting firms.

As the Audit Committee has responsibility for the appointment of our independent registered public accounting firm, your ratification of the appointment of Ernst & Young is not necessary. However, the Audit Committee will take your vote on this proposal into consideration when appointing our independent registered public accounting firm in the future. Even if the shareholders ratify the appointment of Ernst & Young, the Audit Committee may in its sole discretion terminate the engagement of Ernst & Young and direct the appointment of another independent auditor at any time during the year, although it has no current intent to do so.

Representatives of Ernst & Young will attend the annual meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions from shareholders.

The Board recommends that you vote FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.

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Proposal No. 3—Advisory Vote on

Named Executive Officer

Compensation

The Board proposes that shareholders provide advisory (non-binding) approval of the compensation of our NEOs, as disclosed in this proxy statement in accordance with SEC rules, commonly known as a “say-on-pay” proposal. We recognize the interest our shareholders have in the compensation of our executives and we are providing this advisory proposal in recognition of that interest and as required by Section 14 of the Exchange Act.

In a non-binding advisory vote on the frequency of the say-on-pay proposal held at our 2017 annual meeting of shareholders, a majority of shareholders voted in favor of holding say-on-pay votes annually. In light of this result and other factors considered by the Board, the Board determined that the Company would hold advisory say-on-pay votes on an annual basis until the next required advisory vote on such frequency, which must be held no later than 2023.

As described in detail under the heading “Compensation Discussion and Analysis,” our compensation program is designed to attract, motivate, and retain our NEOs who are critical to our success, and to ensure alignment of the interests of such persons with our shareholders. Under this program, our NEOs are rewarded for their service to the Company, the achievement of specific performance goals and the realization of increased shareholder value. We believe our compensation programs also are structured appropriately to support our business objectives, as well as to support our culture. The Compensation Committee regularly reviews the compensation programs for our NEOs to ensure the fulfillment of our compensation philosophy and goals.

Please read the “Compensation Discussion and Analysis,” beginning on page 30, and the “Named Executive Officer Compensation Tables,” beginning on page 45, for additional details about our NEO compensation program, including information related to the compensation determinations for 2019.

We are asking our shareholders to indicate their support for our NEO compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the 2020 annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2020 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. We value the opinions of our shareholders and to the extent there is any significant vote against the compensation of our NEOs as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC.

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Proposal No. 4—Amendment to the Gentherm Incorporated 2013 Equity Incentive Plan

The shareholders are being asked to approve an amendment (the “Amendment”) to the 2013 Equity Plan. The Amendment, if so approved, would (i) increase by 2,450,000 the maximum number of shares of common stock that may be issued pursuant to awards granted under the 2013 Equity Plan and (ii) provide that the sum of any cash compensation received for service as an outside director of the Company and the grant date fair value (determined in accordance with U.S. generally accepted accounting principles (“GAAP”)) of all Awards granted to any individual outside director for service as an outside director of the Company shall not exceed $600,000 in any calendar year.

As amended in 2017, the 2013 Equity Plan provides for a number of common shares available for issuance (the “Share Limit”) equal to the sum of (i) 5,500,000 shares, plus (ii) the number of shares of common stock that, as of the effective date of the 2013 Equity Plan, were subject to awards granted under the Gentherm Incorporated 2006 Equity Incentive Plan (the “Previous Plan”) and that, after the effective date of the 2013 Equity Plan, expire or are terminated, surrendered or canceled without the delivery of any shares of stock, in the case of options, or are forfeited or reacquired by the Company in accordance with the terms of the Previous Plan, in the case of unvested restricted stock awards. The 2017 amendment to the 2013 Equity Plan increased the Share Limit by 2,000,000 shares. As of April 6, 2020, there remained 536,844 shares of our common stock available for awards granted under the 2013 Equity Plan. There are no shares available for grant under any other Company equity incentive plan.

The 2013 Equity Plan permits the granting of the following types of “Awards”: (i) restricted stock and RSUs, (ii) PSUs, (iii) stock options, including both nonqualified options and incentive options (“Options”), (iv) SARs and (v) other awards which are denominated or payable in, valued by reference to, or otherwise based on our common stock, including rights to make an outright purchase of unrestricted or restricted stock (“Other Stock-Based Awards”). Awards may only be issued to key employees, non-employee directors (referred to herein as “outside directors”), consultants and advisors of the Company and its subsidiaries. Awards of restricted stock, RSUs, PSUs and Other Stock-Based Awards are referred to herein as “Full Value Awards.” Unlike Options and SARs, a recipient of a Full Value Award receives, in most cases, the entire value of the underlying shares at the time the Award is granted, vested or settled. Awards of Options and SARs, on the other hand, typically provide the recipient with value only upon an increase in the market price of the underlying shares. Full Value Awards will count against the Share Limit as 1.85 shares of common stock for each share of common stock covered by such Awards and all Options and SARs will count against the Share Limit as 1.00 share of common stock for each share of common stock covered by such Awards. The total number of Awards that may be granted under the 2013 Equity Plan cannot presently be determined.

If any common stock covered by an Award is not purchased or is forfeited, or if an Award otherwise terminates without delivery of common stock, then the number of shares of common stock related to such Award and subject to such forfeiture or termination shall not be counted against the Share Limit, but shall again be available for making Awards under the 2013 Equity Plan. However, there shall not be added back to the Share Limit: (i) shares of common stock that are subject to an option or a share-settled SAR (including those SARs that may be settled in either shares or cash) and are not issued upon the net settlement or net exercise of Option or SAR, (ii) shares of common stock delivered to or withheld to pay the exercise price or the withholding taxes under Options or SARs or (iii) shares repurchased on the open market with the proceeds of an option exercise.

The proposed Amendment is set forth on Appendix A to this Proxy Statement. The full text of the 2013 Equity Plan (not reflecting the proposed Amendment) is set forth on Appendix B to this Proxy Statement. The material features of the 2013 Equity Plan are summarized below, but each shareholder should review the 2013 Equity Plan itself for a full understanding of its contents. If our shareholders approve the

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Amendment, a registration statement on Form S-8 covering the shares newly available for issuance will be filed with the SEC.

PROPOSED AMENDMENT

INCREASE THE SHARE LIMIT

The Amendment would increase by 2,450,000 the maximum number of shares which may be issued pursuant to Awards under the 2013 Equity Plan, subject to the adjustment described under “Share Limit” below with respect to such events as a stock split, stock dividend or other extraordinary corporate event,. The market value of the additional 2,450,000 shares of common stock that would be added to the maximum number of shares which may be issued pursuant to Awards under the 2013 Equity Plan is $74,308,500 as of April 6, 2020.

In determining the appropriate size of the Share Limit, the Compensation Committee, with advice from its compensation consultant, ClearBridge, considered the Company’s historical and projected share usage, taking into account estimated forfeitures and cancellations, estimated payouts for the outstanding PSUs, the nature and type of Awards granted by the Company historically and potentially in the future, including potential payout multipliers, and the Compensation Committee’s belief that long-term equity incentive compensation is a necessary component of the Company’s compensation program for key employees.

INCLUDE A LIMIT ON TOTAL ANNUAL NON-EMPLOYEE DIRECTOR COMPENSATION

The Amendment would further provide that the sum of any cash compensation received for service as an outside director of the Company and the grant date fair value (determined in accordance with GAAP) of all Awards granted to any individual outside director for service as an outside director of the Company shall not exceed $600,000 in any calendar year. There is currently no such limit in the 2013 Equity Plan. If shareholder approval of this proposal is not obtained, there will continue to be no dollar limit on either cash compensation paid, or equity awards granted, to non-employee directors.

REASONS TO VOTE FOR THE AMENDMENT

IMPORTANCE OF EQUITY AWARDS TO OUR COMPENSATION PROGRAMS

As discussed in the “Compensation Discussion and Analysis” section, our compensation program for NEOs is designed to attract, motivate and retain qualified executives and to provide them incentives to achieve or exceed the Company’s annual operational and financial goals and increase long-term shareholder value.

The Board believes that it is in the best interests of the Company and its shareholders for the Company to be in a position to offer Awards to key employees, outside directors, consultants and advisors in accordance with the terms of the 2013 Equity Plan. We use such Awards to reward achievement of rigorous and objective Company financial goals, incentivize executives and employees to increase long-term shareholder value, attract and retain employees for the long term and ensure that our compensation program pays for performance. Such Awards provide incentive to key individuals to make significant contributions to our long-term performance and growth. In addition, such Awards align the interests of participants with the interests of our shareholders. The Board believes that the proposed increase in shares available for new Awards is necessary and appropriate.

As of April 6, 2020, approximately 143 of our non-employee directors, executive officers and employees or former employees held outstanding equity awards.

THE CURRENT SHARE LIMIT UNDER THE PLAN IS INSUFFICIENT FOR OUR FORECASTED NEEDS

As described above, the Plan has 536,844 shares available for grant as of April 6, 2020. We believe additional shares should be reserved for issuance under the 2013 Equity Plan to meet our estimated equity compensation needs. Based on our current forecasts related to future grants of equity awards and forfeitures and cancellations, we expect the Share Limit, as amended by the Amendment, would be sufficient to cover expected equity grants, taking into account anticipated payout multipliers, forfeitures and cancellations, for approximately three years.

WE THOUGHTFULLY MANAGE OUR BURN RATE

Our Compensation Committee, with advice from ClearBridge, regularly reviews our historical share usage and availability and considers such information in setting equity compensation levels. Our Compensation Committee administers and oversees our equity compensation practices to ensure they are reasonable,

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recognizing that equity awards dilute shareholder equity and must be used appropriately. We believe our historical share usage has been mindful of shareholder interests. Our three-year average burn rate, which we define as the number of shares subject to equity awards granted in a fiscal year divided by the weighted average shares outstanding for that fiscal year, was 1.41% for fiscal years 2017 through 2019.

TO PROVIDE AN UPPER LIMIT ON DIRECTOR COMPENSATION

In establishing the 2019 non-employee director compensation program, the Compensation Committee targeted the 50th percentile of peer group data for 2018 for the program components and in aggregate. For 2019, the average cash retainer paid to our non-employee directors, including our non-executive Chair, was approximately $94,000, and the RSU Awards granted to our non-employee directors had a grant date fair value of approximately $100,000, resulting in average total annual compensation of our non-employee directors of approximately $194,000. We believe that this proposal will benefit shareholders by establishing an upper limit on director compensation, while continuing to provide flexibility to increase current non-employee director compensation in future years, if the Compensation Committee determines, in consultation with an independent compensation advisor, that increased compensation is appropriate to attract and retain qualified directors in light of prevailing compensation practices in our peer group.

ADMINISTRATION; PLAN PARTICIPANTS

The 2013 Equity Plan authorizes a “Committee” (currently the Compensation Committee of the Board, subject to the Board determining otherwise) to interpret the 2013 Equity Plan, to promulgate, amend and rescind rules and regulations relating to the 2013 Equity Plan and to make all other determinations necessary or advisable for its administration. Unless otherwise determined by the Board, the Compensation Committee’s determinations and interpretations under the 2013 Equity Plan will be binding on participants. Under the 2013 Equity Plan, the Company has agreed to indemnify the Compensation Committee members for reasonable expenses incurred in connection with the defense of any action, suit or proceeding involving any action or failure to act with respect to the 2013 Equity Plan (other than matters where the Compensation Committee member is determined in such action, suit or proceeding to have acted in bad faith).

Participants are chosen by the Compensation Committee from among those individuals who are or who become key employees (including officers and directors), outside directors, consultants and advisors who, in the judgment of the Compensation Committee, are or will become responsible for the direction and financial success of the Company or any of its subsidiaries. The Compensation Committee determines those eligible participants or classes of participants to be granted Awards, the type of Award and the amounts, terms and conditions of the Awards. As of April 6, 2020, the Company has 8 non-employee directors (which will be reduced to 6 as of the annual meeting), 10 executive officers, and approximately 70 other employees who are deemed to be “key employees” under the 2013 Equity Plan and may be eligible to receive Awards under the 2013 Equity Plan.

AMENDMENT OR TERMINATION OF THE PLAN

The 2013 Equity Plan may be terminated or amended at any time by the Board. Unless sooner terminated, the 2013 Equity Plan will terminate 10 years after its approval by the shareholders, and no Awards may be awarded under the 2013 Equity Plan thereafter. The termination of the 2013 Equity Plan will not affect the validity of any Award outstanding on the date of termination.

For purposes of conforming to any changes in applicable law or governmental regulations, or for any other lawful purpose, the Board has the right, with or without approval of the Company’s shareholders, to amend or revise the terms of the 2013 Equity Plan at any time; however, no such amendment or revision can (i) with respect to the 2013 Equity Plan, increase the maximum number of shares in the aggregate which are subject to the 2013 Equity Plan or with respect to which Awards may be made to individual participants (other than anti-dilution adjustments), materially change the class of persons eligible to be participants under the 2013 Equity Plan or establish additional and different business criteria on which performance share goals are based without approval or ratification of the Company’s shareholders; or (ii) with respect to an Award previously granted under the 2013 Equity Plan, except as otherwise specifically provided in the 2013 Equity Plan, alter or impair any such Award without the consent of the holder thereof.

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AWARDS

Awards granted under the 2013 Equity Plan will be evidenced by a written agreement between the Company and each participant, which will be in accordance with the 2013 Equity Plan and may contain restrictions and limitations that do not violate the terms of the 2013 Equity Plan. Subject to the terms of the 2013 Equity Plan, the Compensation Committee may grant a participant one or more of the following Awards and any combination thereof.

RESTRICTED STOCK AWARDS OR RSUS

The Compensation Committee may grant restricted stock or RSUs to a participant. Restricted stock and RSUs are nontransferable and will have an established restriction period that may differ for each participant and with respect to all or any portion of the same Award. Participants are entitled to all dividend and voting rights with respect to restricted stock. A participant will have no stock ownership interest as a result of being granted RSUs, but may in the discretion of the Compensation Committee, receive dividend equivalents on such units. The Compensation Committee may make performance-based restricted stock or RSU Awards that condition release of the restrictions on the attainment of one or more performance goals during the restricted period in addition to or in lieu of conditioning the release of restrictions on the continued employment of the participant. The performance goals applicable to a performance-based restricted stock or RSU Award must be based on the same criteria as are applicable to PSUs permitted under the 2013 Equity Plan as described below. Upon a termination of employment or service other than due to death or disability, any unvested restricted stock or RSUs will be immediately forfeited; provided, however, the Committee may in its discretion accelerate any applicable time-based vesting conditions upon certain qualifying terminations. Unless otherwise determined by the Compensation Committee in the case of a participant who dies or becomes permanently disabled, the restrictions applicable to performance-based restricted stock or RSU Awards will lapse only after attainment of the performance goals during the restricted period and written certification by the Compensation Committee that the performance goals and any other material term of the Award have been attained or satisfied. If the performance goal has not been attained by the end of the restricted period, the performance-based restricted stock or RSUs will be forfeited. At the expiration of the restricted period, (i) with respect to restricted stock, the Company will deliver stock certificates to the participant or the legal representative of the participant’s estate or, if the shares were previously issued with a legend, the Company will reissue certificates without the legend, and (ii) with respect to RSUs, the Company will pay a participant an amount equal to the fair market value of that number of shares to which such RSU relates. In the discretion of the Compensation Committee, the amount paid with respect to an RSU may be paid in cash, common stock, other property or any combination thereof and may be paid in a lump sum or in installments, currently or on a deferred basis with provision for the payment or crediting of a dividend equivalent or a reasonable rate of interest on installment or deferred payment; provided, however, that the amount of cash and the value of any other property paid to a participant during any calendar year in settlement of a performance-based RSU may not exceed $2,000,000.

PSUs

The Compensation Committee may grant to a participant the right to obtain PSUs. Unless otherwise determined by the Compensation Committee, rights to obtain PSUs are nontransferable. A participant’s right to obtain PSUs will be subject to the attainment of one or more pre-established performance goals over a performance period prescribed by the Compensation Committee. The performance goal will be established in writing no later than the earlier of 90 days after the start of a performance period or expiration of the first 25% of the performance period and while the outcome of the performance goal is substantially uncertain. The Compensation Committee, in its discretion, will establish the specific targets and other details of the performance goal. A performance goal must, however, be objective so that a third party with knowledge of the relevant facts could determine whether the goal has been attained. Unless otherwise determined by the Compensation Committee in the case of a participant who dies or becomes permanently disabled, the PSUs will be issued to a participant only after the expiration of the performance period and the Compensation Committee has certified in writing that the performance goal and any other material terms of the Award have been satisfied. No participant will have the rights of a shareholder with respect to PSUs until their actual issuance.

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AUTOMATIC DIRECTOR RESTRICTED STOCK

The 2013 Equity Plan provides for each outside director to be automatically granted upon such director’s initial election or appointment an Award of a number of shares of restricted common stock equal to (i) $4,167 (which amount was increased by the Compensation Committee to $8,333 in 2015 and may be further modified from time to time by the Compensation Committee in its discretion), multiplied by (ii) the number of full months between the date of such election or appointment and the first anniversary of the last completed annual meeting of the Company’s shareholders, and divided by (iii) the closing price of the Company’s common stock on such date. In addition, on the date of each annual meeting of the Company’s shareholders each outside director then in office is automatically granted an Award of a number of shares of restricted common stock equal to $50,000 (which amount was increased by the Compensation Committee to $100,000 in 2015 and may be modified from time to time by the Compensation Committee in its discretion) divided by the closing price of the Company’s common stock on such date. The restricted period with respect to each share of restricted stock granted to outside directors pursuant to the foregoing (“Automatic Director Restricted Stock”) lapses on the date of the annual meeting of shareholders held during the calendar year following the date of grant or, if earlier, on the first anniversary of the date of grant, in each case so long as the applicable director remains a director through such date. Such shares of Automatic Director Restricted Stock are forfeited if the applicable director ceases to be a director prior to the date the restrictions with respect to such restricted stock are to lapse, except that if an outside director’s services as a member of the Board terminates because of (1) total disability, (2) death, (3) retirement on or after age 65 and after at least ten years of service as a member of the Board or (4) any other circumstance that the Compensation Committee, in its discretion, deems to be applicable, then all restrictions with respect to such restricted stock immediately lapses upon the occurrence of such event.

STOCK OPTIONS AND SARS

The Compensation Committee in its discretion may grant either incentive options meeting the definition of incentive stock options under Section 422 of the Code or nonqualified options not meeting such definition, or any combination of incentive and nonqualified options. Incentive options may only be granted to an employee of the Company or any of the subsidiaries in which the Company owns directly or indirectly 50% or more of the combined voting power of all classes of its stock.

The option price for incentive options may not be less than 100% (110% for a participant owning 10% or more of our voting stock) of the fair market value of the common stock on the grant date. The option price for nonqualified options may not be less than 100% of the fair market value of the common stock on the grant date.

SARs may be granted in conjunction with or independent of any Option granted under the 2013 Equity Plan. A SAR granted in conjunction with an Option may either be an alternative right or an additional right. The exercise of a SAR granted as an alternative right will terminate the Option to the extent of the number of shares with respect to which the SAR is exercised and vice versa. For SARs granted as an additional right, both the SAR and the Option may be exercised. Upon exercise of a SAR, a participant is generally entitled to receive an amount equal to the difference between the fair market value of the shares with respect to which the participant exercises the SAR at the time of grant and the fair market value of the shares with respect to which the participant exercises the SAR at the time of exercise. This amount may be payable in cash or shares of common stock or any combination thereof.

Incentive options and related SARs are generally nontransferable by a participant other than by will or the laws of descent and distribution. Options and SARs will be exercisable, during the lifetime of the participant, only by the participant. However, the Compensation Committee in its discretion may permit the transfer of a nonqualified option or any related or independently granted SAR in limited circumstances.

At the time of exercise, the option price for the exercise of Options must be paid in full in cash or, with the consent of the Compensation Committee, in common stock. In the discretion of the Compensation Committee, payment may also be made by (i) the Company retaining from the shares to be delivered upon exercise of the Option that number of shares having the fair market value on the date of exercise equal to the option price, or (ii) by delivery of irrevocable instructions to a stock broker to promptly deliver to the Company full payment of the option price of the shares so purchased from the proceeds of the stock broker’s sale of, or loan against, all or some of such shares (a “Broker-Assisted Cashless Option Exercise”).

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If not sooner terminated, each Option and SAR granted under the 2013 Equity Plan shall expire not more than 10 years from the date of grant.

The Compensation Committee is authorized to modify, extend or renew outstanding Options or SARs or accept the cancellation or surrender of such Awards. However, the 2013 Equity Plan prohibits direct repricings (lowering the exercise price of an Option or the base price of a SAR) and indirect repricings (cancelling an outstanding Option or SAR and granting a replacement or substitute Option or SAR with a lower exercise or base price, or otherwise exchanging such Awards for cash, Options, SARs or other Awards).

OTHER STOCK BASED AWARDS

The Compensation Committee may grant participants other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock as are deemed by the Compensation Committee, in its discretion, to be consistent with the purpose of the 2013 Equity Plan, provided that such grants must comply with applicable law. Additionally, the Compensation Committee may permit a participant to make a current, outright purchase of common stock, which shares may or may not be subject to any restrictions or conditions, for a price equal to, less than or greater than the then fair market value of the common stock, with the price payable by the participant in such form and manner and at such time as determined by the Compensation Committee in its discretion.

SHARE LIMIT

Subject to adjustment as described below, the Share Limit (i.e., the number of shares of common stock available for issuance under the 2013 Equity Plan) is currently equal to the sum of (i) 5,500,000 shares, plus (ii) the number of shares of common stock of the Company that, as of the effective date of the 2013 Equity Plan are subject to awards granted under the Previous Plan and that, on or after the effective date of the 2013 Equity Plan, expire or are terminated, surrendered or canceled without the delivery of any shares of Stock in the case of Options, or are forfeited or reacquired by the Company, in accordance with the terms of the relevant plan, in the case of unvested restricted stock awards. Full Value Awards count against the Share Limit as 1.85 shares of common stock for each share of common stock covered by such Awards and all Options and SARs count against the Share Limit as 1.00 share of common stock for each share of common stock covered by such Awards. The aggregate fair market value (determined at the time an incentive option is granted) of shares with respect to which incentive options are exercisable for the first time by any individual during any calendar year cannot exceed $100,000. The amount of cash and the value of any property paid to any individual during any calendar year in settlement of a PSU cannot exceed $2,000,000.

The Compensation Committee, in its discretion, may adjust the number of shares which may be made the subject of new Awards or are then subject to outstanding Awards, the option price with respect to each outstanding stock option, the grant value with respect to outstanding SARs, the aggregate number of shares available at any time under the 2013 Equity Plan to reflect such events as a stock split, stock dividend, or other extraordinary corporate event. In addition, nothing in the 2013 Equity Plan prevents the Company from adopting or continuing in effect other or additional compensation arrangements.

FEDERAL INCOME TAX CONSEQUENCES

The rules governing the tax treatment of Options, SARs, restricted stock Awards, RSUs, PSUs and Other Stock-Based Awards, including treatment of stock acquired upon the exercise of an Option or SAR, and the receipt or release from restriction of PSUs or other shares, are quite technical. Therefore, the description of the tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, the statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

Incentive options granted pursuant to the 2013 Equity Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. If the participant makes no disposition of the shares acquired pursuant to exercise of an incentive option within one year after the transfer of shares to such participant and within two years from the grant of the option, the participant will realize no taxable income as a result of the grant or exercise of such option (except that the alternative minimum tax may

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apply), and any gain or loss that is subsequently realized upon disposition may be treated as long-term capital gain or loss, as the case may be. Under these circumstances, the Company will not be entitled to a deduction for federal income tax purposes with respect to either the issuance of such incentive options or the transfer of shares upon their exercise.

If shares subject to incentive options are disposed of prior to the expiration of the above time periods, the participant will recognize ordinary income in the year in which the disqualifying disposition occurs, the amount of which will generally be the lesser of (i) the excess of the market value of the shares on the date of exercise over the option price, or (ii) the gain recognized on such disposition. In general, such amount will be deductible by the Company for federal income tax purposes in the same year, as long as the amount constitutes reasonable compensation, and the Company must comply with certain federal income tax reporting requirements with respect to such amount. In addition, the excess, if any, of the amount realized on a disqualifying disposition over the market value of the shares on the date of exercise will be treated as capital gain.

A participant who acquires shares by exercise of a nonqualified option generally realizes, as taxable ordinary income at the time of exercise, the difference between the exercise price and the fair market value of the shares. In general, such amount will be deductible by the Company in the same year, provided that the amount constitutes reasonable compensation, and the Company must satisfy certain federal income tax withholding and reporting requirements with respect to such amount. Subsequent appreciation or decline in the value of the shares on the sale or other disposition of the shares will generally be treated as capital gain or loss.

A participant generally will recognize ordinary income upon the exercise of an SAR in an amount equal to the amount of cash received and the fair market value of any shares received at the time of settlement of the SAR, plus the amount of any taxes withheld. Such amount will ordinarily be deductible by the Company in the same year as long as the amounts constitute reasonable compensation, and the Company must satisfy certain federal income tax withholding and reporting requirements with respect to such amount.

A participant who is granted a restricted stock Award under the 2013 Equity Plan is not required to include the value of such shares in ordinary income until the first time such participant’s rights in the shares are transferable or are not subject to substantial risk of forfeiture, whichever occurs earlier, unless such participant timely files an election under Section 83(b) of the Code to be taxed on the receipt of the shares. A participant who is granted RSUs under the 2013 Equity Plan is not required to include the value of such RSUs in ordinary income until such time the value of the RSUs is paid to the participant in cash or stock. In the case of either restricted stock or RSUs, the amount of such income will be equal to the fair market value of the shares or RSUs at the time the income is recognized. The Company will ordinarily be entitled to a deduction, in the amount of the ordinary income recognized by the participant, at the same time the participant recognizes such income, as long as the amount constitutes reasonable compensation, and the Company must satisfy certain federal income tax withholding and reporting requirements with respect to such amount.

A participant who is granted a performance share Award will generally not recognize any income upon the grant of the Award. The participant will generally recognize as ordinary income the fair market value of the shares or cash transferred upon receipt of the shares or cash by the participant after the completion of the performance period and the attainment of the performance goal, and the Company will generally be entitled to a deduction equal to the fair market value of the shares or cash transferred to the participant at that time as long as the amount constitutes reasonable compensation, and the Company must satisfy certain federal income tax withholding and reporting requirements with respect to such amount.

A participant who is permitted to make an outright purchase of unrestricted common stock will recognize ordinary income at the time of purchase if and to the extent the purchase price is less than the fair market value of the common stock on the date of purchase. A participant who is permitted to make an outright purchase of restricted common stock, depending on the nature of the restrictions, will recognize ordinary income at the time the restrictions lapse if and to the extent the then value of the common stock exceeds the price paid by the participant, unless the participant makes an election under Section 83(b) of the Code to measure and recognize any income at the time of purchase. The Company will be entitled to a corresponding deduction equal to the amount of any ordinary income recognized by a participant who makes an outright purchase of common stock, at the time the participant recognizes the ordinary income,

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provided that such amount constitutes reasonable compensation, and the Company must satisfy certain federal income tax withholding and reporting requirements with respect to such amount.

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain covered employees in a taxable year to the extent such compensation exceeds $1,000,000. For this purpose, a covered employee means the Company’s principal executive officer, the Company’s principal financial officer and the Company’s three highest compensated officers (other than the principal executive officer and the principal financial officer). It is possible that compensation attributable to Awards under the 2013 Equity Plan to a covered employee, when combined with all other types of compensation received by the covered employee from the Company, may cause this limitation to be exceeded in any particular year.

The foregoing general tax discussion is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2013 Equity Plan. Different tax rules may apply to specific participants and transactions under the 2013 Equity Plan.

WITHHOLDING PAYMENTS

If, upon the grant, exercise, release of restrictions or settlement of or in respect of an Award, or upon any other event or transaction under or relating to the 2013 Equity Plan, the Company must pay amounts for federal income or employment tax withholding, in the Compensation Committee’s discretion, either the Company will appropriately reduce the amount of stock, cash or other property to be paid to the participant or the participant must pay such amount to the Company to enable the Company to pay, or reimburse the Company for paying, such income or employment tax withholding. The Compensation Committee may, in its discretion, permit the participant to satisfy such withholding obligations (i) by, in whole or in part, electing to reduce the number of shares of common stock delivered or deliverable by the Company in respect of an Award, (ii) by electing to tender common stock back to the Company subsequent to receipt of such shares in respect of an Award, or (iii) in the case of a Broker-Assisted Cashless Option Exercise, by irrevocably instructing the stock broker to promptly deliver (in addition to the option price) an amount equal to such withholding tax from the proceeds of the stock broker’s sale of or loan against some or all of the shares. The Company also may withhold the amount of such taxes from any other sums or property due or to become due to the participant. The Company may also defer issuance of shares under the 2013 Equity Plan until payment by the participant to the Company of the amount of any such tax. The Compensation Committee may make such other arrangements with respect to income or employment tax withholding as it may determine.

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EQUITY COMPENSATION PLANS

The following table sets forth certain information as of December 31, 2019 concerning our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	1,390,901	(1)	$37.87	(2)	1,308,458	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	1,390,901		$37.87		1,308,458

(1)

Consists of the following: (A) outstanding Options for 857,500 shares of common stock under the 2013 Equity Plan; (B) outstanding options for 11,500 shares of common stock under the Previous Plan; (C) 141,741 shares reserved for issuance upon vesting of RSUs issued under the 2013 Equity Plan; and (D) 380,160 shares reserved for issuance upon vesting of PSUs under the 2013 Equity Plan. The maximum number of shares issuable upon the vesting of such PSUs has been reserved by this amount, the actual number of shares issuable will be determined at the time of vesting and could be less. This number does not include outstanding SARs since they are cash-settled.

(2)	Excludes RSUs and PSUs, which have no exercise price.

(3)

Consists of shares of common stock that may be issued pursuant to Options, SARs, restricted stock, RSUs, PSUs and Other Stock-Based Awards under the 2013 Equity Plan; provided, however, that to the extent Awards are made in the form of full-value shares, such as restricted stock, the number of shares available for future issuance has been reduced by 1.85 multiplied by the number of shares awarded. For purposes of this calculation, PSUs are assumed to be issuable at the maximum award amount. New Awards may only be issued under the 2013 Equity Plan.

As of December 31, 2019, there were 34,920 shares of unvested, restricted stock Awards outstanding. The number of shares issued during 2019, 2018 and 2017 in the form of restricted stock were 19,920, 21,681 and 237,542, respectively.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; NEW BENEFITS UNDER THE PLAN RESULTING FROM THE AMENDMENT

All non-employee directors, executive officers, and other employees who are deemed to be key employees under the 2013 Equity Plan are eligible for Awards under the 2013 Equity Plan. In addition, each current outside director is eligible to receive Automatic Director Restricted Stock under the 2013 Equity Plan. Consequently, each current director and each current executive officer has a personal interest in the approval of the Amendment. However, the actual benefit and number of shares to be issued to the non-employee directors, executive officers, and other employees under the 2013 Equity Plan if the Amendment is approved cannot be determined at this time because Awards to be made under the 2013 Equity Plan have not been determined or granted and are not determinable using an objective formula. No additional benefits or amounts would have been awarded to directors, executive officers, non-executive officers and employees during the fiscal year ending December 31, 2019 if the Amendment had been in effect during such period.

The Board recommends a vote FOR the approval of the proposed

Amendment to the Gentherm Incorporated 2013 Equity Incentive Plan.

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About the Annual Meeting

WHO IS SOLICITING MY VOTE?

The Board is soliciting your proxy, as a holder of our common stock, for use at the annual meeting and any adjournment or postponement of such meeting. The annual meeting will be held on Thursday, May 21, 2020, at 8:30 a.m., Eastern Daylight Time, at our Corporate Headquarters located at 21680 Haggerty Road, Northville, Michigan.

In the event it is not possible or advisable to hold the annual meeting in person, we may announce alternative arrangements, which may include holding the meeting virtually solely by means of remote communication. If we determine to hold the annual meeting in this manner, we will announce the decision in advance, and will provide details on how to participate at www.gentherm.com, under the “Investor Relations – News Releases” tab. We encourage you to check our website prior to the annual meeting if you are planning to attend in person.

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

At the annual meeting, you will be voting on:

>	The election of seven directors named in this proxy statement, each to serve for a one-year term or until a successor has been duly elected and qualified.

>	The ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2020.

>	The approval (on an advisory basis) of the compensation of our NEOs.

>

The approval of an amendment to the 2013 Equity Plan (i) to increase by 2,450,000 the maximum number of shares of common stock that may be issued pursuant to Awards granted under the 2013 Equity Plan and (ii) provide limits on the total value of annual compensation for any non-employee director in each calendar year.

The Board recommends a vote FOR each of the director nominees listed in this proxy statement, FOR the ratification of the appointment of Ernst & Young, FOR the advisory approval of the compensation of our NEOs and FOR the approval of an amendment to the 2013 Equity Plan to (i) increase by 2,450,000 the maximum number of shares of common stock that may be issued pursuant to Awards granted under the 2013 Equity Plan and (ii) provide limits on the total value of annual compensation for any non-employee director in each calendar year. We are not aware of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matter is properly brought before the meeting and you are a shareholder of record of our common stock, your signed proxy card gives authority to your proxies to vote on such matter in their best judgment; proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

WHO IS ENTITLED TO VOTE?

You may vote if you owned shares of our common stock at the close of business on April 6, 2020, the record date, provided such shares are held directly in your name as the shareholder of record or are held for you as the beneficial owner through a broker, bank or other nominee. As of April 6, 2020, we had 32,598,854 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND A BENEFICIAL OWNER?

Shareholders of Record.    If your common shares are registered directly in your name with our transfer agent, Computershare, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by us.

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Beneficial Owners.    Many of our shareholders hold their common shares through a broker, bank or other nominee rather than directly in their own names. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner with respect to those shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, bank or other nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you request and obtain a proxy from your broker, bank or other nominee. Your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing the broker, bank or other nominee on how to vote your shares.

MAY I VOTE MY SHARES IN PERSON AT THE ANNUAL MEETING?

Even if you plan to be present at the annual meeting, we encourage you to vote your shares prior to the meeting.

Shareholders of Record.    If you are a shareholder of record and attend the annual meeting, you may request a printed copy of the proxy materials and deliver your completed proxy card or vote by ballot.

Beneficial Owners.    If you hold your common shares through a bank, broker or other nominee and want to vote such shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the power to vote such shares.

CAN I VOTE MY SHARES WITHOUT ATTENDING THE ANNUAL MEETING?

You may vote your shares via the internet, by telephone, or by completing, signing and returning a proxy card or voting instruction card. If you are a shareholder of record, and requested printed copies of the proxy materials and a postage-paid envelope is missing, please mail your completed proxy card to Gentherm Incorporated, c/o Corporate Secretary, 21680 Haggerty Road, Northville, MI 48167. Please do not mail in the notice, as it is not intended to serve as a voting instrument.

CAN I CHANGE MY VOTE?

Shareholders of Record.    You may change your vote at any time before the proxy is exercised by voting in person at the annual meeting, or by filing with our corporate secretary either a notice revoking the proxy or a properly signed proxy. In each case, such notice or proxy must bear a later date than your prior proxy. If sent by mail, it must be received by our corporate secretary no later than 5:00 p.m., Eastern Daylight Time, on May 20, 2020. Your attendance at the annual meeting in person will not cause your prior proxy to be revoked unless you file the proper documentation for it to be so revoked.

Beneficial Owners.    If you hold your shares through a bank, broker or other nominee, you should contact such person prior to the time such voting instructions are exercised.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE, PROXY CARD OR VOTING INSTRUCTION CARD?

If you receive more than one notice, proxy card or voting instruction card, it means that you have multiple accounts with banks, brokers, other nominees and/or our transfer agent. Please sign and deliver, or otherwise vote, each notice, proxy card and voting instruction card that you receive. We recommend that you contact your nominee and/or our transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare, P.O. Box 30170, College Station, TX 77842-3170; Telephone: (800) 962-4284.

HOW CAN I ACCESS THE COMPANY’S PROXY MATERIALS?

As noted above, many shareholders will receive a notice with instructions on how to view the proxy materials through the Internet (www.edocumentview.com/THRM). The notice includes a control number that must be entered on the Internet in order to view the proxy materials. The notice also describes how to receive the proxy materials by paper delivery or e-mail. You can elect to receive future proxy materials by e-mail at no charge by voting using the Internet and, when prompted, indicating you agree to receive or access stockholder communications electronically in future years.

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Additional copies of the 2019 annual report to shareholders (excluding certain exhibits or documents incorporated by reference in our annual report on Form 10-K for the year ended December 31, 2019) are available to shareholders at no charge upon written request to: Corporate Secretary, Gentherm Incorporated, 21680 Haggerty Road, Northville, MI 48167 or on our website, www.gentherm.com, under the “Investor Relations – Annual Reports” tab.

WHAT IF I DO NOT VOTE FOR SOME OF THE ITEMS LISTED ON MY PROXY CARD OR VOTING INSTRUCTION CARD?

Shareholders of Record.    If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to certain matters, will be voted in accordance with the recommendations of the Board on such matters or if the Board gives no recommendation, then in the discretion of the proxy holders.

Beneficial Owners.    If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice or return the voting instruction card, the bank, broker or other nominee will determine if it has the discretionary authority to vote on each applicable matter. Under applicable law, a bank, broker or nominee has the discretion to vote on routine matters, including the ratification of the appointment of an independent registered public accounting firm. For all other matters at the 2020 annual meeting, brokers and certain banks and nominees will be unable to vote on your behalf if you do not instruct them how to vote your shares in the manner set forth on your voting instruction card. Therefore, it is very important for you to vote your shares for each proposal.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM OF BUSINESS?

How Do Votes Impact Approval of Proposal
Proposal		Required Approval	For	Withhold / Against	Abstention	Broker Non-Votes
1	Election of Directors	Plurality of votes cast*	For the proposal	Against the proposal	—	Not a vote cast
2	Ratification of Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for 2020	Majority of votes cast	For the proposal	Against the proposal	Not a vote cast	—
3	Advisory Vote on NEO Compensation	Majority of votes cast	For the proposal	Against the proposal	Not a vote cast	Not a vote cast
4	Approval of an Amendment to the 2013 Equity Plan to (i) increase by 2,450,000 the maximum number of shares of common stock that may be issued pursuant to Awards granted under the 2013 Equity Plan and (ii) provide limits on the total value of annual compensation for any non-employee director in each calendar year	Majority of votes cast	For the proposal	Against the proposal	Against the proposal	Not a vote cast

*

Notwithstanding that directors will be elected by a plurality of votes cast at the 2020 annual meeting, in the event any director nominee receives a greater number of votes “withheld” than votes “for” his or her election, our majority voting policy requires such director to promptly tender his or her resignation. The Board, upon recommendation of the Nominating Committee, will determine whether to accept such resignation offer.

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If any other matter is properly submitted to the shareholders at the annual meeting, its adoption generally will require the affirmative vote of holders of a majority of votes cast at the annual meeting. The Board does not propose to conduct any business at the annual meeting other than as stated above.

Although the advisory votes in Proposal Nos. 2 and 3 are not binding on the Company, the Board and/or respective committee will take your vote into consideration in determining future activities.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

In order for us to conduct the annual meeting, a majority of the outstanding shares entitled to vote at the annual meeting as of April 6, 2020 must be present in person or by proxy at the meeting. This is known as a quorum. Abstentions, withheld votes and broker non-votes will be considered present for purposes of determining a quorum.

IS A REGISTERED LIST OF SHAREHOLDERS AVAILABLE?

The names of shareholders of record entitled to vote at the annual meeting will be available to such shareholders at the annual meeting for any purpose reasonably relevant to the meeting.

WHO WILL COUNT THE VOTES AND WHERE CAN I FIND THE VOTING RESULTS?

The Inspector of Elections appointed at the 2020 annual meeting will tabulate the voting results. We intend to announce the preliminary voting results at the annual meeting and, in accordance with rules of the SEC, we intend to publish the final results in a current report on Form 8-K within four business days of the annual meeting.

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Additional Information

FORWARD-LOOKING STATEMENTS

Except for historical information contained herein, statements in this proxy statement are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Gentherm Incorporated’s goals, beliefs, plans and expectations about its prospects for the future and other future events. The forward-looking statements included in this proxy statement are made as of the date hereof or as of the date specified herein and are based on management’s reasonable expectations and beliefs. Such statements are subject to a number of important assumptions, risks, uncertainties and other factors that may cause actual results or performance to differ materially from that described in or indicated by the forward-looking statements. Those risks include, but are not limited to, risks that: COVID-19 and its direct and indirect adverse impacts on the automobile and medical industries and local, state, national and international economies has, and will continue to have, an adverse effect on, among other things, the Company’s ability to manufacture products and obtain goods from the supply chain, OEM and consumer demand and vehicle volumes, merger and acquisition opportunities, employee availability and morale, global sales and operations, the ability to obtain new business awards, and the Company’s stock price; future borrowing availability under the Company’s revolving credit facility is subject to the Company’s ability to comply with covenants thereunder, and to the extent that the Company’s financial performance (including consolidated EBITDA for the applicable trailing 12-month period) deteriorates due to the COVID-19 impacts or otherwise, the Company’s borrowing availability may be less than the full amount of revolving credit facility; the Company’s failure to be in compliance with covenants under the Company’s revolving credit facility due to COVID-19 or otherwise could result in an event of default thereunder, and if the lenders thereunder do not provide a waiver thereof, the amounts outstanding under the revolving credit facility may be accelerated and may become immediately due and payable; additional financing by accessing the capital markets may not be available on acceptable terms, if at all, due to the impact of COVID-19 and additional indebtedness may harm the Company’s financial position and impact the Company’s ability to comply with covenants under the Company’s revolving credit facility; the Company may not realize the expected benefits from any restructuring initiatives it may pursue as a result of the effects of COVID-19; declines in automobile production may have an adverse impact; sales may not increase and the projected future sales volumes on which the Company manages its business may be inaccurate; new or improved competing products may be developed by competitors with greater resources; customer preferences may shift, including due to the evolving use of automobiles and technology; the Company may lose suppliers or customers; market acceptance of the Company’s existing or new products may decrease; currency exchange rates may change unfavorably; pricing pressures from customers may increase; the macroeconomic environment may present adverse conditions; new products may not be feasible; work stoppages impacting the Company, its suppliers or customers, due to labor matters, civil or political unrest, infectious diseases and epidemics or other reasons, could harm the Company’s operations; free trade agreements may be altered or additional tariffs may be implemented; customers may not accept pass-through of tariff costs; the Company may be unable to protect its intellectual property in certain jurisdictions; there may be manufacturing or design defects or other quality issues with the Company’s products; the Company may be unable to effectively implement ongoing restructuring and other cost-savings measures or realize the full amount of estimated savings; the Company’s business may be harmed by security breaches and other disruptions to its IT systems; the Company may be unable to comply with or may incur increased costs associated with complying with domestic and international regulations, which could change in an unfavorable manner; and other adverse conditions in the industries in which the Company operates may negatively affect its results.

The foregoing risks should be read in conjunction with the Company’s filings with the SEC, including “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2019 and subsequent quarterly reports, for a discussion of these and other risks and uncertainties.

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Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, our executive officers and persons who beneficially own more than 10% of a registered class of our equity securities (“insiders”) to file reports with the SEC regarding their pecuniary interest in our equity securities and any changes thereto. Based on our review of the insiders’ forms filed with the SEC and representations made by the directors and executive officers, a report on Form 4 reporting one transaction involving the withholding of shares of our common stock upon the vesting of RSUs was filed late by each of the following executive officers in 2019: Messrs. Giberson, Gaul, Oldorff and Phillips.

SOLICITATION BY BOARD; EXPENSES

We will bear the entire cost of preparing, assembling, and mailing the proxy materials. We may supplement our solicitation of proxies by mail with telephone, e-mail or personal solicitation by our officers or other regular employees. We will not pay any additional compensation to any of our employees for their supplemental solicitation services. We have requested banks, brokers and other nominees to forward the proxy materials to, and to obtain proxies from, the beneficial owners and we will reimburse such record holders for their reasonable out-of-pocket expenses in doing so upon request.

REQUIREMENTS FOR SUBMISSION OF SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2021 ANNUAL MEETING

Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2021 annual meeting of shareholders (pursuant to Rule 14a-8 of the Exchange Act), the proposal must be received by us at our principal executive offices (Corporate Secretary, Gentherm Incorporated, 21680 Haggerty Road, Northville, MI 48167) by the close of business on December 22, 2020. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Any shareholder director nomination or proposal of other business intended to be presented for consideration at the 2021 annual meeting, but not intended to be considered for inclusion in our proxy statement and form of proxy relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must be received by us at the address stated above not less than 90 days and not more than 120 days before the first anniversary of the date of the 2020 annual meeting. Therefore, such notice must be received between January 21, 2021 and the close of business on February 20, 2021 to be considered timely. However, if our 2021 annual meeting occurs more than 30 days before or 60 days after May 21, 2021, we must receive nominations or proposals (A) not later than the close of business on the later of the 90th day prior to the date of the 2021 annual meeting or the 10th day following the day on which public announcement is made of the date of the 2021 annual meeting, and (B) not earlier than the 120th day prior to the 2021 annual meeting.

The above-mentioned proposals must also be in compliance with our Bylaws and the proxy solicitation rules of the SEC and Nasdaq, including but not limited to the information requirements set forth in our Bylaws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing and other applicable requirements.

HOUSEHOLDING

The Company has elected to send a single copy of the notice or, to the extent a paper copy is requested, a single copy of the annual report and proxy statement to any household at which two or more shareholders reside unless one of the shareholders at such address provides notice that he or she desires to receive individual copies. This “householding” practice reduces the Company’s printing and postage costs. Shareholders may request to discontinue or re-start householding, or request a separate copy of the 2019 annual report to shareholders and this proxy statement, as follows:

>	If you hold your common shares through a bank, broker or other nominee, you should contact such record holder directly.

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>	If you are a shareholder of record, you should contact Computershare, P.O. Box 30170, College Station, TX 77842-3170 or (800) 962-4284.

The Company undertakes to deliver promptly, upon written or oral request, a separate copy of the notice and, if applicable, copies of such additional proxy materials to a shareholder that previously elected to receive a single copy of materials with one or more other shareholders.

AVAILABILITY FOR 2019 ANNUAL REPORT TO SHAREHOLDERS

Copies of the 2019 annual report to shareholders (excluding certain exhibits or documents incorporated by reference in our annual report on Form 10-K for the year ended December 31, 2019) are available to shareholders at no charge upon written request to: Corporate Secretary, Gentherm Incorporated, 21680 Haggerty Road, Northville, MI 48167 or on our website, www.gentherm.com, under the “Investor Relations – Annual Reports” tab.

The content of our website or the websites of other third parties noted herein are not incorporated by reference in this Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 21, 2020

This 2020 proxy statement and the 2019 annual report to shareholders are available at www.edocumentview.com/THRM.

Your cooperation in giving this matter your immediate attention and in voting your proxies promptly is appreciated.

By Order of the Board of Directors

Wayne Kauffman
Vice President, General Counsel and Secretary

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Appendix A

SECOND AMENDMENT TO GENTHERM INCORPORATED 2013 EQUITY INCENTIVE PLAN

The Gentherm Incorporated 2013 Equity Incentive Plan (as amended, the “Plan”) is amended by this Second Amendment (this “Second Amendment”) in the following respects, effective from and after the date this Second Amendment is approved by the shareholders of Gentherm Incorporated, in accordance with Sections 26 and 27 of the Plan. Following such effective date, any reference to the “Plan” shall mean the Plan, as further amended by this Second Amendment. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan.

1. Section 5(a) of the Plan is hereby deleted and replaced in its entirety with the following:

“The maximum number of shares of stock which may be issued pursuant to Awards granted under the Plan or with respect to which Awards may be granted under the Plan shall not exceed in the aggregate the sum of (i) 7,950,000 shares of Common Stock of the Corporation, plus (ii) the number of shares of Common Stock of the Corporation that, as of the effective date of the Plan were subject to awards granted under the Gentherm Incorporated 2006 Equity Incentive Plan and that, on or after the effective date of the Plan, expire or are terminated, surrendered or canceled without the delivery of any shares of Common Stock in the case of options, or are forfeited or reacquired by the Corporation, in accordance with the terms of the 2006 Equity Incentive Plan, in the case of unvested restricted stock awards (in each case, subject to adjustments as provided in this Paragraph 5) (the “Share Limit”).”

2. Section 18(i) of the Plan is hereby amended by adding the following to the end of such section:

“Notwithstanding any provision to the contrary in the Plan or in any other agreement, plan, policy or program regarding the compensation of outside directors, the sum of any cash compensation received for service as an outside director of the Corporation and the grant date fair value (determined in accordance with U.S. general accepted accounting principles) of all Awards granted to any individual outside director for service as an outside director of the Corporation shall not exceed $600,000 in any calendar year (the “Outside Director Limit”).”

3. The second paragraph of Section 27 is hereby amended deleted and replaced in its entirety with the following:

“For the purpose of conforming to any changes in applicable law or governmental regulations, or for any other lawful purpose, the Board shall have the right, without approval of the shareholders of the Corporation, to amend or revise the terms of the Plan at any time; provided however, that no such amendment or revision shall (i) with respect to the Plan, increase the maximum number of shares in the aggregate which are subject to the Plan or with respect to which Awards may be made to individual Participants (subject in each case, however, to the provisions of Paragraph 5), materially change the class of persons eligible to be Participants under the Plan, establish additional and different business criteria on which performance goals applicable to performance share awards or performance-based restricted stock or restricted stock unit awards are based, materially increase the benefits accruing to Participants under the Plan, or increase the Outside Director Limit contained in Paragraph 18(i) of the Plan without approval or ratification of the shareholders of the Corporation; or (ii) with respect to an Award previously granted under the Plan, except as otherwise specifically provided in the Plan, adversely affect the rights grant under any such Award without the consent of the holder thereof.”

4. This Second Amendment shall be and is hereby incorporated into and forms a part of the Plan. Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

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Appendix B

GENTHERM INCORPORATED 2013 EQUITY INCENTIVE PLAN, AS AMENDED

Note: The Amendment set forth in Appendix A is not reflected below.

1. Definitions. As used herein, the following definitions shall apply:

(a) “Award” means any stock option, stock appreciation right, restricted stock, restricted stock unit, performance share award or other stock-based award granted under the Plan.

(b) “Board” means the Gentherm Incorporated Board of Directors.

(c) “Committee” means a committee consisting of two or more members of the Board, each of whom (1) shall be an “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder, and (2) may be a “non-employee director” as defined under Rule 16b-3 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended, or any similar or successor provision, as appointed by the Board to administer the Plan. In the absence of any action of the Board to the contrary, the Compensation Committee of the Board shall comprise the Committee.

(d) “Corporation” means Gentherm Incorporated, a Michigan corporation, or any successor thereof.

(e) “Discretion” means in the sole discretion of the Committee, with no requirement whatsoever that the Committee follow past practices, act in a manner consistent with past practices, or treat a Participant (as hereinafter defined) in a manner consistent with the treatment afforded other Participants with respect to the Plan, which may be set forth in a written grant agreement or otherwise.

(f) “409A Award” means any Award that is treated as a deferral of compensation subject to the requirements of Section 409A of the Code.

(g) “Incentive Option” means an option to purchase Common Stock of the Corporation which meets the requirements set forth in the Plan and also meets the definition of an incentive stock option set forth in Section 422 of the Code.

(h) “Nonqualified Option” means an option to purchase Common Stock of the Corporation which meets the requirements set forth in the Plan but does not meet the definition of an incentive stock option set forth in Section 422 of the Code.

(i) “Other stock-based award” means any right granted under Paragraph 20 of the Plan.

(j) “Participant” means any individual or class of individual designated by the Committee under Paragraph 6 for participation in the Plan who is or becomes (i) a key employee (including an officer or director who is also a key employee) of the Corporation or any Subsidiary, (ii) a director of the Corporation who is not also an employee of the Corporation or any Subsidiary (hereinafter sometimes referred to as an “outside director”), and (iii) a consultant or advisor of the Corporation or any Subsidiary.

(k) “Performance share” means a grant of Common Stock of the Corporation upon the attainment of one or more performance goals during a performance period established by the Committee, as provided in Paragraph 19.

(l) “Plan” means this Gentherm Incorporated 2013 Equity Incentive Plan.

(m) “Restricted stock” means a grant of Common Stock of the Corporation which is subject to restrictions against transfer, forfeiture and such other terms and conditions determined by the Committee, as provided in Paragraph 18.

(n) “Restricted stock unit” means a grant of a right to earn the value of a share of Common Stock of the Corporation which is subject to restrictions against transfer, forfeiture and such other terms and conditions determined by the Committee, as provided in Paragraph 18.

(o) “Stock appreciation right” means a right to receive the appreciation in value, or a portion of the appreciation in value, of a specified number of shares of the Common Stock of the Corporation, as provided in Paragraph 12.

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(p) “Subsidiary” means any corporation, limited liability company, partnership or any other entity in which the Corporation owns, directly or indirectly, stock or other ownership interest therein, possessing more than fifty percent (50%) of the combined voting power of all classes of stock or other ownership interest.

2. Purpose of Plan. The purpose of the Plan is to provide key employees (including officers and directors who are also key employees), outside directors, consultants and advisors of the Corporation and its Subsidiaries with incentives to make significant and extraordinary contributions to the long-term performance and growth of the Corporation and its Subsidiaries, to join the interests of key employees, outside directors, consultants and advisors with the interests of the shareholders of the Corporation, and to facilitate attracting and retaining key employees, outside directors, consultants and advisors with exceptional abilities.

3. Administration. The Plan shall be administered by the Committee provided that the Board may exercise all of the Committee’s powers, authority and obligations under this Plan (and any grant agreement) at any time, in whole or in part, in the Board’s discretion. Subject to the provisions of the Plan, the Committee shall determine, from those who are or become eligible to be Participants under the Plan, the persons or class of persons to be granted Awards, the type of Awards and the amount or maximum amount of stock or rights covered by Awards to be granted to each such person or class of person, and the terms and conditions of any Awards. Subject to the provisions of the Plan, the Committee is authorized to: grant awards; determine the rights of Participants with respect to an Award upon any termination of service; determine whether, and to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged or surrendered; accelerate the vesting of any Award; interpret the Plan; promulgate, amend and rescind rules and regulations relating to the Plan; and make all other determinations necessary or advisable for its administration. Interpretation and construction of any provision of the Plan by the Committee (or the Board) shall be final and conclusive. A majority of the Committee shall constitute a quorum, and the acts approved by a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be the acts of the Committee.

4. Indemnification of Committee Members. In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Board or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be determined in such action, suit or proceeding that such Committee member has acted in bad faith); provided, however, that within sixty (60) days after receipt of notice of institution of any such action, suit or proceeding, a Committee member shall offer the Corporation in writing the opportunity, at its own cost, to handle and defend the same.

5. Maximum Number of Shares Subject to Plan; Share Usage.

(a) The maximum number of shares of stock which may be issued pursuant to Awards granted under the Plan or with respect to which Awards may be granted under the Plan shall not exceed in the aggregate the sum of (i) 5,500,000 shares of Common Stock of the Corporation, plus (ii) the number of shares of Common Stock of the Corporation that, as of the effective date of the Plan are subject to awards granted under the Gentherm Incorporated 2006 Equity Incentive Plan or the 2011 Equity Incentive Plan and that, on or after the effective date of the Plan, expire or are terminated, surrendered or canceled without the delivery of any shares of Stock in the case of options, or are forfeited or reacquired by the Corporation, in accordance with the terms of the relevant plan, in the case of unvested restricted stock awards (in each case, subject to adjustments as provided in this Paragraph 5) (the “Share Limit”).

(b) Awards of restricted stock, restricted stock units, unrestricted stock, and dividend equivalents (including performance shares and performance units) payable in shares of Common Stock shall count against the Share Limit as 1.85 shares of Common Stock for each share of Common Stock covered by such Awards. Awards of Incentive Options, Nonqualified Options, and stock appreciation rights shall count against the Share Limit as 1.00 share of Common Stock for each share of Common Stock covered by such

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Awards. The full number of shares of Common Stock subject to an option or stock appreciation right shall count against the Share Limit, even if the exercise price of the such option or stock appreciation right is satisfied in whole or in part through net-settlement or by delivering shares of Common Stock to the Corporation (by either actual delivery or attestation). Shares of Common Stock issued or to be issued under the Plan shall be authorized but unissued Common Stock or issued Common Stock that has been reacquired by the Corporation or a Subsidiary or affiliate of the Corporation. If any Common Stock covered by an Award is not purchased or is forfeited, or if an Award otherwise terminates without delivery of Common Stock subject thereto, then the number of shares of Common Stock related to such Award and subject to such forfeiture or termination shall not be counted against the limit set forth above (or included for purposes of the calculation in the proviso, above), but shall again be available for making Awards under the Plan. Notwithstanding the foregoing, there shall not be added back to the Share Limit: (x) shares of Common Stock that are subject to an option or a share-settled stock appreciation right (including those stock appreciation rights that may be settled in either shares or cash) and are not issued upon the net settlement or net exercise of option or stock appreciation right; (y) shares of Common Stock delivered to or withheld by the Corporation or a subsidiary or affiliate of the Corporation to pay the exercise price or the withholding taxes under options or stock appreciation rights; or (z) shares of Stock repurchased on the open market with the proceeds of an Option exercise.

(c) Any shares that are delivered by the Corporation, and any awards or grants that are made by, or become obligations of, the Corporation through the assumption by the Corporation or a Subsidiary of, or in substitution for, outstanding awards or grants previously made by an acquired company, shall not be counted against the number of shares available under the Plan. Consistent with the purpose of the Plan and with a view to avoiding over or under counting, the Committee shall, in its Discretion, determine the number of shares to charge against the shares remaining available under the Plan as a result of the grant or settlement of Awards made under the Plan.

(d) The number of shares with respect to each outstanding Award, the option price with respect to outstanding stock options, the grant value with respect to outstanding stock appreciation rights, the aggregate number of shares available at any time under the Plan, and the maximum number of shares with respect to which Awards may be made to an individual Participant during the term of the Plan shall be subject to such adjustment as the Committee, in its Discretion, deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation; provided, however, that no fractional shares shall be issued pursuant to the Plan, no Awards may be granted under the Plan with respect to fractional shares, and any fractional shares resulting from such adjustments shall be eliminated from any outstanding Award.

6. Participants. The Committee shall determine and designate from time to time, in its Discretion, those individuals who are or who become key employees (including officers and directors who are also key employees), outside directors, consultants or advisors of the Corporation or any Subsidiary to receive Awards who, in the judgment of the Committee, are or will become responsible for the direction and financial success of the Corporation or any Subsidiary. Subject to the provisions of the Plan, the Committee may authorize in advance the grant of Awards to individuals or classes of individuals who are not at the time of Committee authorization, but who subsequently become, key employees, outside directors, consultants or advisors of the Corporation or any Subsidiary; provided, however, that (i) for all purposes of the Plan, the date of grant of any Award made to an individual pursuant to such authorization shall be no earlier than the date on which such individual becomes an employee, outside director, consultant or advisor of the Corporation or any Subsidiary, and (ii) such authorization shall prescribe the principal terms or range of terms of the Awards that may be made to such individuals or classes of individuals including, without limitation, the type or types of Awards and the number or maximum number of shares to be covered by such Awards.

7. Written Agreement. Each Award granted under the Plan shall be evidenced by a written grant agreement between the Corporation and the Participant which shall contain such provisions as may be approved by the Committee. The written grant agreement may be in an electronic medium, may be limited to a notation on the Company’s books and records and, if approved by the Committee, need not be signed by a representative of the Company or a Participant. Such agreements shall constitute binding contracts between the Corporation and the Participant, and every Participant, upon acceptance of such agreement, shall be bound by the terms and restrictions of the Plan and of such agreement. The terms of

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each such agreement shall be in accordance with the Plan, but the agreements may include such additional provisions and restrictions determined by the Committee, provided that such additional provisions and restrictions do not violate the terms of the Plan.

8. Allotment of Shares. Subject to the terms of the Plan, the Committee shall determine and fix, in its Discretion, the number or maximum number of shares with respect to which each Participant may be granted Awards and such determination shall be set forth in the grant agreement; provided, however, that no Incentive Option may be granted under the Plan to any one Participant which would result in the aggregate fair market value, determined as of the date the option is granted, of underlying stock with respect to which Incentive Options are exercisable for the first time by such Participant during any calendar year under any plan maintained by the Corporation (or any parent or Subsidiary of the Corporation) exceeding $100,000.

9. Stock Options. Subject to the terms of the Plan, the Committee, in its Discretion, may grant to Participants either Incentive Options, Nonqualified Options or any combination thereof; provided, however, that an Incentive Option may only be granted to an employee of the Corporation or a Subsidiary, and in the case of a Subsidiary only if (i) the Subsidiary is treated as a disregarded entity owned by the Corporation, or (ii) the Subsidiary is a corporation (or is treated as a disregarded entity owned by a corporation) fifty percent or more of the combined voting power of all classes of stock of which is owned, directly or indirectly, by the Corporation. Each option granted under the Plan shall designate whether such option is intended to be an Incentive Option or Nonqualified Option, the number of shares covered thereby, the price per share for which the shares covered by such option may be purchased, the date on which such option was granted, the expiration date of such option, and such other terms as determined by the Committee in its Discretion.

10. Stock Option Price. The Committee, in its Discretion, shall establish the price per share for which the shares covered by the option may be purchased, which price shall be set forth in the grant agreement. With respect to an Incentive Option, such option price shall not be less than 100% of the fair market value of the stock on the date on which such option is granted; provided, however, that with respect to an Incentive Option granted to a Participant who at the time of the grant owns (after applying the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting stock of the Corporation or of any parent or Subsidiary, the option price shall not be less than 110% of the fair market value of the stock on the date such option is granted. With respect to a Nonqualified Option, the option price shall not be less than 100% of the fair market value of the stock on the date such option is granted. Fair market value of a share shall be determined by the Committee as permitted in Treas. Reg. §1.409A-1(b)(5)(iv), and may be determined by taking the mean between the highest and lowest quoted selling prices of the Corporation’s stock on any exchange or other market on which the shares of Common Stock of the Corporation shall be traded on such date or, if there are no sales on such date, on the next preceding or following day on which there are sales. The option price shall be subject to adjustment in accordance with the provisions of Paragraph 5 of the Plan.

conditions as may be established by, the Committee, payment of the option price may also be made by the Corporation retaining from the shares to be delivered upon exercise of the stock option that number of shares having a fair market value on the date of exercise equal to the option price of the number of shares with respect to which the Participant exercises the option. In the Discretion of the Committee, a Participant may exercise an option, if then exercisable, in whole or in part, by delivery to the Corporation of written notice of the exercise in such form as the Committee may prescribe, accompanied by irrevocable instructions to a stock broker to promptly deliver to the Corporation full payment for the shares with respect to which the option is exercised from the proceeds of the stock broker’s sale of or loan against some or all of the shares (a “Regulation T Stock Option Exercise”). Such payment may also be made in such other manner as the Committee determines is appropriate, in its Discretion. No Participant shall have any of the rights of a shareholder of the Corporation under any stock option until the actual issuance of shares to said Participant, and prior to such issuance no adjustment shall be made for dividends, distributions or other rights in respect of such shares, except as provided in Paragraph 5.

12. Stock Appreciation Rights. Subject to the terms of the Plan, the Committee may grant stock appreciation rights to Participants either in conjunction with, or independently of, any stock options granted under the Plan. A stock appreciation right granted in conjunction with a stock option may be an alternative right wherein the exercise of the stock option terminates the stock appreciation right to the

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extent of the number of shares purchased upon exercise of the stock option and, correspondingly, the exercise of the stock appreciation right terminates the stock option to the extent of the number of shares with respect to which the stock appreciation right is exercised. Alternatively, a stock appreciation right granted in conjunction with a stock option may be an additional right wherein both the stock appreciation right and the stock option may be exercised. A stock appreciation right may not be granted in conjunction with an Incentive Option under circumstances in which the exercise of the stock appreciation right affects the right to exercise the Incentive Option or vice versa, unless the stock appreciation right, by its terms, meets all of the following requirements:

(a) the stock appreciation right will expire no later than the Incentive Option;

(b) the stock appreciation right may be for no more than the difference between the option price of the Incentive Option and the fair market value of the shares subject to the Incentive Option at the time the stock appreciation right is exercised;

(c) the stock appreciation right is transferable only when the Incentive Option is transferable, and under the same conditions;

(d) the stock appreciation right may be exercised only when the Incentive Option is eligible to be exercised; and

(e) the stock appreciation right may be exercised only when the fair market value of the shares subject to the Incentive Option exceeds the option price of the Incentive Option.

Upon exercise of a stock appreciation right, a Participant shall be entitled to receive, without payment to the Corporation (except for applicable withholding taxes), an amount equal to the excess of or, in the Discretion of the Committee, a portion of the excess of (i) the then aggregate fair market value of the number of shares with respect to which the Participant exercises the stock appreciation right, over (ii) the aggregate fair market value of such number of shares at the time the stock appreciation right was granted. This amount shall be payable by the Corporation, in the Discretion of the Committee, in cash, in shares of Common Stock of the Corporation, in other property or any combination thereof.

13. Granting and Exercise of Stock Options and Stock Appreciation Rights. Subject to the provisions of this Paragraph 13, each stock option and stock appreciation right granted hereunder shall be exercisable at any such time or times or in any such installments as may be determined by the Committee and set forth in the written grant agreement. To the extent that the aggregate fair market value of shares (determined at the date such option was granted) with respect to which options designated as Incentive Options first become exercisable by a Participant in any calendar year (under this Plan and any other plan or agreement of the Company or any affiliate) exceeds $100,000 (or such other amount as may be specified in Section 422 of the Code), such excess options shall be treated as Nonqualified Options. A Participant may exercise a stock option or stock appreciation right, if then exercisable, in whole or in part, by delivery to the Corporation of written notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of a stock option, by payment for the shares with respect to which the stock option is exercised as provided in Paragraph 11 (unless the Committee, in its Discretion, permits a cashless form of option exercise permitted by Paragraph 11). Except as provided in Paragraph 17 or an applicable written grant agreement, stock options and stock appreciation rights may be exercised only while the Participant is an employee, outside director, consultant or advisor, as the case may be, of the Corporation or a Subsidiary. Successive stock options and stock appreciation rights may be granted to the same Participant, whether or not the stock option(s) and stock appreciation right(s) previously granted to such Participant remain unexercised. A Participant may exercise a stock option or stock appreciation right, if then exercisable, notwithstanding that stock options and stock appreciation rights previously granted to such Participant remain unexercised.

14. Non-transferability of Stock Options and Stock Appreciation Rights. No stock option or stock appreciation right granted under the Plan to a Participant shall be transferable by such Participant otherwise than by will, or by the laws of descent and distribution, and stock options and stock appreciation rights shall be exercisable, during the lifetime of the Participant, only by the Participant. Notwithstanding the foregoing, in its Discretion and subject to such terms and conditions as it may prescribe, the Committee may permit a Participant to transfer a Nonqualified Option or a related or independently granted stock appreciation right.

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15. Term of Stock Options and Stock Appreciation Rights. If not sooner terminated, each stock option and stock appreciation right granted hereunder shall expire not more than ten (10) years from the date of the granting thereof; provided, however, that with respect to an Incentive Option granted to a Participant who, at the time of the grant, owns (after applying the attribution rules of the Corporation or any parent or Subsidiary, such option shall expire not more than five (5) years after the date of granting thereof.

16. Continuation of Employment. The Committee may require, in its Discretion, that any Participant under the Plan to whom a stock option or a stock appreciation right shall be granted shall agree in writing as a condition of the granting of such stock option or stock appreciation right to remain an employee, consultant, advisor or outside director of the Corporation or a Subsidiary, as the case may be, for a designated minimum period from the date of the granting of such stock option or stock appreciation right as shall be fixed by the Committee, and the Committee may further require, in its Discretion, that any Participant agree in writing to comply with any confidentiality, non-solicitation, non-competition and non-disparagement provisions and covenants that the Committee may require as a condition precedent to the exercise of a stock option or a stock appreciation right.

17. Termination of Employment. Except as set forth in an applicable grant agreement, if the employment of an employee Participant terminates, if the consultancy or advisorship of a consultant or advisor Participant terminates, or if an outside director Participant ceases to be a director (hereinafter collectively referred to as a “termination of employment”), the Committee may, in its Discretion, permit the exercise of stock options and stock appreciation rights granted to such Participant (a) for a period not to exceed three months following such termination of employment (or one year following termination of employment on account of the Participant’s death or permanent disability) with respect to Incentive Options or related stock appreciation rights, in either case, not to extend beyond the expiration date with respect to such options or stock appreciation rights, and (b) for a period not to extend beyond the expiration date with respect to Nonqualified Options or related or independently granted stock appreciation rights. A stock option or stock appreciation right may only be exercised after a Participant’s termination of employment to the extent exercisable on the date of termination of employment; provided, however, that if the termination of employment is due to the Participant’s death, permanent disability or retirement at a retirement age permitted under the Corporation’s or Subsidiary’s retirement plan or policies or as otherwise determined by the Committee, or if the termination of employment results from action by the Corporation or a Subsidiary without cause or from an agreement between the Corporation or a Subsidiary and the Participant (hereinafter collectively referred to as a “qualifying termination of employment”), the Committee, in its Discretion, may permit all or part of the stock options and stock appreciation rights granted to such Participant to thereupon become exercisable in full or in part. For purposes of this Paragraph 17 and any other provision of the Plan where the term is used, the Committee’s definition of “cause” shall be final and conclusive.

18. Restricted Stock or Restricted Stock Units. Subject to the terms of the Plan, the Committee may award Participants shares of restricted stock and/or the Committee may grant Participants restricted stock units with respect to a specified number of shares of stock. All shares of restricted stock and all restricted stock units granted to Participants under the Plan shall be subject to the following terms and conditions (and to such other terms and conditions prescribed by the Committee):

(a) At the time of each award of restricted stock or restricted stock units, there shall be established for the shares or units a restricted period, which period may differ among Participants and may have different expiration dates with respect to portions of shares or units covered by the same award. Notwithstanding the foregoing, and excluding awards granted under Section 18(i) below, unless the Committee determines otherwise with respect to any applicable Award, (i) the restricted period for non-performance-based restricted stock awards shall not be less than two years; provided that such condition shall be met if there are varying restricted periods within any award of non-performance-based restricted stock and the average restricted period for such non-performance-based restricted stock is not less than two years, and (ii) the restricted period for performance-based restricted stock awards shall not be less than one year.

(b) Unless otherwise provided in the written grant agreement, shares of restricted stock or restricted stock units granted to a Participant may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered during the restricted period applicable to such shares or units. Except for such

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restrictions on transfer, a Participant may be provided all of the rights of a shareholder in respect of shares of restricted stock including, but not limited to, the right to receive dividends on, and the right to vote, the shares. All dividends, if any, received by a Participant with respect to shares of restricted stock, shall be subject to the restrictions applicable to the original Award. If any such dividends are paid in cash, such dividends shall be accumulated during the restricted period (without interest) and paid or forfeited when the shares of restricted stock vest or are forfeited, and in no event shall any cash dividends be paid later than 2-1/2 months after the end of the tax year in which the applicable restricted period ends. A Participant shall have no ownership interest in shares of stock with respect to which restricted stock units are granted; provided, however, that the Committee may, in its Discretion, permit payment to such Participant of dividend equivalents on such units equal to the amount of dividends, if any, which are paid on that number of shares with respect to which the restricted stock units are granted. Any dividend equivalent rights granted to a Participant shall be subject to the restrictions applicable to the original Award, and shall be paid in a manner that either complies with, or is exempt from, Section 409A of the Code.

(c) Unless otherwise provided in the written grant agreement, if there is a termination of employment of a Participant, all shares or units granted to the Participant which are still subject to the restrictions imposed by Paragraph 18(a) shall upon such termination of employment be forfeited and transferred back to the Corporation, without payment of any consideration by the Corporation; provided, however, that in the event of a qualifying termination of employment, the Committee may, in its Discretion, release some or all of the shares or units from the restrictions. In addition to or in lieu of conditioning the release of restrictions applicable to restricted stock or restricted stock units on the continued employment of the Participant for the restricted period applicable to the shares or units, the Committee may condition release of the restrictions on the attainment of one or more performance goals during the restricted period (hereinafter referred to as a “performance-based restricted stock or restricted stock unit award”).

(d) The performance goal(s) applicable to a performance-based restricted stock or restricted stock unit award shall be based upon free cash flow, cash flow return on investment, stock price, market share, sales, revenues, earnings per share, return on equity, total shareholder return, costs, net income, working capital turnover, inventory or receivable turnover, margins and/or other objective financial results of the Corporation, a Subsidiary, or a division or unit thereof. The specific targets and other details of the performance goal(s) shall be established by the Committee, in its Discretion. A performance goal must, however, be objective so that a third party with knowledge of the relevant facts could determine whether the goal has been attained. The performance goal(s) applicable to a performance-based restricted stock or restricted stock unit award shall be established by the Committee in writing on or before the date the award is made, and there must be substantial uncertainty whether a performance goal(s) will be attained at the time it is established by the Committee.

(e) Unless otherwise determined by the Committee in the case of a Participant who dies or becomes permanently disabled, the restrictions imposed by Paragraph 18(a) on restricted stock or restricted stock units subject to a performance-based goal shall lapse only after (i) the attainment of the performance goal(s) during the restricted period, and (ii) issuance of a written certification by the Committee (including approved minutes of the meeting of the Committee at which the certification is made) that the performance goal(s) and any other material terms of the award have been attained or satisfied. If the performance goal(s) applicable to a performance-based restricted stock or restricted stock unit award has not been attained by the end of the restricted period, either in whole or in part, the shares or units subject to the award shall be forfeited and transferred back to the Corporation by the Participant, in whole or in part, as applicable (as required by the grant agreement), without payment of any consideration by the Corporation.

(f) Shares of restricted stock (including shares of performance based restricted stock) granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of stock certificates. If stock certificates are issued in respect of shares of restricted stock, such certificates shall be registered in the name of the Participant, deposited with the Corporation or its designee, together with a stock power endorsed in blank, and, in the Discretion of the Committee, a legend shall be placed upon such certificates reflecting that the shares represented thereby are subject to restrictions against transfer and forfeiture.

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(g) After the expiration of the restricted period applicable to restricted stock (and/or, in the case of performance-based restricted stock, after attainment of the applicable performance goal(s) and issuance of the written certification by the Committee pursuant to Paragraph 18(e)), the Corporation shall deliver to the Participant or the legal representative of the Participant’s estate stock certificates for such shares. If stock certificates were previously issued for the shares and a legend has been placed on such certificate, the Corporation shall cause such certificates to be reissued without the legend.

(h) After the expiration of the restricted period applicable to restricted stock units (and/or, in the case of performance-based restricted stock units, after attainment of the applicable performance goal(s) and issuance of the written certification by the Committee pursuant to Paragraph 18(e)), the Corporation shall pay to the Participant an amount equal to the then fair market value of the shares to which the restricted stock units relate. In the Discretion of the Committee, such amount may be paid in cash, stock, other property or any combination thereof; provided, however, that the amount of cash and the value of any other property paid to a Participant during any calendar year in settlement of a performance-based restricted stock unit award shall not exceed $2,000,000. Moreover, in the Discretion of the Committee, such amount may be paid in a lump sum or in installments, on a current or deferred basis, with provision for the payment or crediting of an additional amount on installment or deferred payments based upon a reasonable rate of interest or the actual rate of return on one or more predetermined specific investments, in the Discretion of the Committee.

In the case of events such as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation any stock, securities or other property which a Participant receives or is entitled to receive by reason of his ownership of restricted stock (including performance-based restricted stock) shall, unless otherwise determined by the Committee, be subject to the same restrictions applicable to the restricted stock.

Performance-based restricted stock and restricted stock unit awards under the Plan are intended to constitute qualified performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder, and the provisions of this Paragraph 18 (and the other provisions of the Plan relating to performance-based restricted stock and restricted stock unit awards) shall be interpreted and administered to effectuate that intent. Moreover, the Committee may revise or modify the requirements of this Paragraph 18 or the terms of outstanding performance-based restricted stock and restricted stock unit awards to the extent the Committee determines, in its Discretion, that such revision or modification is necessary for such awards to constitute qualified performance-based compensation.

(i) Outside directors who are first elected or appointed to the Corporation’s Board shall be granted automatically (without any action by the Committee or the Board) an award of a number of shares of restricted common stock equal to (i) $4,167 (which amount may be modified from time to time by the Committee in its Discretion), multiplied by (ii) the number of full months between the date of such election or appointment and the first anniversary of the last completed annual meeting of the Corporation’s shareholders, and divided by (iii) the closing price of the Corporation’s common stock on the date of first election or appointment. In addition, on the date of each annual meeting of the Corporation’s shareholders, each outside director then in office shall be granted automatically (without any action by the Committee or the Board) an award of a number of shares of restricted common stock equal to $50,000 (which amount may be modified from time to time by the Committee in its Discretion) divided by the closing price of the Corporation’s common stock on such date. The restricted period with respect to each share of restricted common stock granted under this paragraph shall lapse on the date of the annual meeting of shareholders held during the calendar year following the date of grant or, if earlier, on the first anniversary of the date of grant, in each case so long as the applicable director remains a director through such date. Restricted stock granted pursuant to this paragraph shall be forfeited and immediately returned to the Company if the applicable director ceases to be a director prior to the date the restrictions with respect to such restricted stock are to lapse, except that if an outside director’s services as a member of the Board terminates because of (1) total disability (as determined by the Committee), (2) death (3) retirement on or after age 65 and after at least ten years of service as a member of the Board, or (4) any other circumstance that the Committee, in its Discretion, deems to be applicable, then all restrictions with respect to the restricted stock granted pursuant to this paragraph shall immediately lapse upon the occurrence of such event.

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19. Performance Shares. The Committee may grant to a Participant the right to earn performance shares subject to the following terms and conditions:

(a) The Participant’s right to earn performance shares shall be subject to attainment of one or more performance goals over a performance period prescribed by the Committee.

(b) The performance goal applicable to an award to a Participant of the right to earn performance shares shall be based upon free cash flow, cash flow return on investment, stock price, market share, sales, revenues, earnings per share, return on equity, total shareholder return, costs, net income, working capital turnover, inventory or receivable turnover margins and/or other objective financial results of the Corporation, a Subsidiary, or a division or unit thereof. The specific targets and other details of the performance goal shall be established by the Committee in its Discretion. A performance goal must, however, be objective so that a third party with knowledge of the relevant facts could determine whether the goal has been attained.

(c) The performance goal applicable to an award to a Participant of the right to earn performance shares shall be established by the Committee in writing at any time during the period beginning on the date of the award and ending on the earlier of (i) ninety (90) days after commencement of the performance period applicable to the award, or (ii) expiration of the first 25% of the performance period; provided, however, that there must be substantial uncertainty whether a performance goal will be attained at the time it is established by the Committee.

(d) The performance goal established by the Committee must prescribe an objective formula or standard, that could be applied by a third party having knowledge of the relevant performance results, to compute the number of performance shares issuable to the Participant if the goal is attained.

(e) Unless otherwise determined by the Committee in the case of a Participant who dies or becomes permanently disabled, performance shares shall be issued to a Participant (in whole or in part, as applicable) only after (i) expiration of the performance period and attainment of the performance goal applicable to the award, and (ii) issuance of a written certification by the Committee (including approved minutes of the meeting of the Committee at which the certification is made) that the performance goal and any other material terms of the award have been attained or satisfied.

(f) No Participant shall have any of the rights of a shareholder of the Corporation in respect of the shares covered by a performance share award until the actual issuance of the shares to said Participant and, prior to such issuance, no adjustments shall be made for dividends, distributions or other rights in respect of such shares, except as provided in Paragraph 5.

(g) In its Discretion and subject to such terms and conditions as it may impose, the Committee may permit a Participant to elect to defer receipt of performance shares to a time later than the time the shares otherwise would be issued to the Participant; provided, that such deferral election complies with rules adopted by the Committee, which comply with, or are exempt from, the requirements of Section 409A of the Code. In such event, the Committee may, in its Discretion, provide for the payment by the Corporation of an additional amount representing interest at a reasonable rate or the actual rate of return on one or more predetermined specific investments, as determined by the Committee.

(h) In the Discretion of the Committee, in lieu of settling a performance share award by issuance of shares of Common Stock of the Corporation to a Participant, all or a portion of the award may be settled by payment of cash or other property to the Participant in an amount or having a value equal to the then value of the otherwise issuable shares; provided, however, that the amount of cash and the value of any other property paid to any Participant during any calendar year in settlement of a performance share award shall not exceed $2,000,000.

(i) Unless otherwise determined by the Committee, performance shares or rights therein awarded to a Participant may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by the Participant at any time before actual issuance of the shares to the Participant.

(j) In its Discretion, the Committee may subject a performance share award to a Participant to any other terms or conditions not inconsistent with the foregoing, including, without limitation, a requirement that the Participant remain an employee of the Corporation or a Subsidiary (including at or above a specified salary grade), or that the Participant remain a consultant, advisor or outside director of the Corporation or a Subsidiary, for the entire performance period applicable to the award.

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Performance share awards under the Plan are intended to constitute qualified performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder, and the provisions of this Paragraph 19 (and the other provisions of the Plan relating to performance share awards) shall be interpreted and administered to effectuate that intent. Moreover, the Committee may revise or modify the requirements of this Paragraph 19 or the terms of outstanding performance share awards to the extent the Committee determines, in its Discretion, that such revision or modification is necessary for such awards to constitute qualified performance-based compensation.

20. Other Stock-Based Awards. The Committee may grant to Participants such other awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock of the Corporation as are deemed by the Committee, in its Discretion, to be consistent with the purposes of the Plan; provided, however, that such grants must comply with applicable law. Without limitation, the Committee may permit a Participant to make a current, outright purchase of shares of Common Stock of the Corporation, which shares may or may not be subject to any restrictions or conditions, for a price equal to, less than or greater than the then fair market value of the shares, with the price payable by the Participant in such form and manner and at such time as determined by the Committee in its Discretion.

21. Investment purpose. If the Committee, in its Discretion, determines that as a matter of law such procedure is or may be desirable, it may require a Participant, upon any acquisition of stock hereunder and as a condition to the Corporation’s obligation to deliver certificates representing such shares, to execute and deliver to the Corporation a written statement in form satisfactory to the Committee, representing and warranting that the Participant’s acquisition of shares of stock shall be for such person’s own account, for investment and not with a view to the resale or distribution thereof and that any subsequent offer for sale or sale of any such shares shall be made either pursuant to (a) a Registration Statement on an appropriate form under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement has become effective and is current with respect to the shares being offered and sold, or (b) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale or sale of such shares, obtain a favorable written opinion from counsel for or approved by the Corporation as to the availability of such exemption. The Corporation may endorse an appropriate legend referring to the foregoing restriction upon the certificate or certificates representing any shares issued or transferred to the Participant under the Plan.

22. Rights to Continued Employment. Nothing contained in the Plan or in any Award granted pursuant to the Plan, nor any action taken by the Committee hereunder, shall confer upon any Participant any right with respect to continuation of employment or service as an employee, consultant, advisor or outside director of the Corporation or a Subsidiary nor interfere in any way with the right of the Corporation or a Subsidiary to terminate such person’s employment or service at any time with or without cause.

23. Withholding Payments. If, upon the grant, exercise, release of restrictions or settlement of or in respect of an Award, or upon any other event or transaction under or relating to the Plan, there shall be payable by the Corporation or a Subsidiary any amount for income or employment tax withholding, in the Committee’s Discretion, either the Corporation shall appropriately reduce the amount of stock, cash or other property to be paid to the Participant or the Participant shall pay such amount to the Corporation or Subsidiary to enable it to pay or to reimburse it for paying such income or employment tax withholding. The Committee may, in its Discretion, permit Participants to satisfy such withholding obligations, in whole or in part, by electing to have the amount of Common Stock delivered or deliverable by the Corporation in respect of an Award appropriately reduced, or by electing to tender Common Stock back to the Corporation subsequent to receipt of such stock in respect of an Award. The Corporation or any of its Subsidiaries shall also have the right to withhold the amount of such taxes from any other sums or property due or to become due from the Corporation or any of its Subsidiaries to the Participant upon such terms and conditions as the Committee shall prescribe. The Corporation may also defer issuance of stock under the Plan until payment by the Participant to the Corporation or any of its Subsidiaries of the amount of any such tax. In the case of a Regulation T Stock Option Exercise, the Committee may in its Discretion permit the Participant to irrevocably instruct a stock broker to promptly deliver to the Corporation an amount (in addition to the option exercise price) equal to any withholding tax owing in respect of such option exercise from the proceeds of the stock broker’s sale of or loan against some or all of the shares.

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24. Change in Control. Notwithstanding any other provision of the Plan or any provision of a grant agreement, in the event the Committee determines that there has been or will be a Change in Control (as such term is defined below) of the Corporation, the Committee may, without the consent of the holder, provide for any treatment of outstanding Awards which it determines, in its Discretion, to be appropriate. Such treatment may (but not automatically) include, without limitation, acceleration of vesting of stock options and stock appreciation rights, release of restrictions applicable to restricted stock or restricted stock units, or deeming performance share awards and performance-based restricted stock and restricted stock unit awards to have been earned.

For purposes of the Plan, a “Change in Control” means any of the following: (a) the consummation of a merger, consolidation or reorganization involving the Corporation, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction; (b) the consummation of a transfer, sale or other disposition, in one or a series of related transactions, of all or substantially all of the Corporation’s assets to any individual entity or group (a “Person”) (other than any Person that is directly controlled by or under common control with the Corporation); (c) the consummation of an acquisition, directly or indirectly, by any Person (other than the Corporation or any Person that is directly controlled by or under common control with the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities; (d) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that, any individual who becomes a director of the Corporation subsequent to the date hereof whose election, or nomination for election, by the Corporation’s shareholders was approved by the vote of at least a majority of the Independent Directors (as defined by applicable Nasdaq listing standards or, if the Corporation ceases to be listed on The Nasdaq Stock Market and is instead listed on another stock exchange, then as defined by the applicable rules of such other stock exchange) then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; or (e) the consummation of a complete liquidation or dissolution of the Corporation. In no event, however, shall a Change in Control be deemed to occur in connection with (a) a merger or reorganization of the Corporation, the sole purpose of which is to reincorporate the Corporation in a different state, or (b) any public offering of stock, the primary purpose of which is to raise additional capital.

25. Prohibition on Repricing. Except in connection with a corporate transaction involving the Corporation (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding stock options or stock appreciation rights or cancel outstanding stock options or stock appreciation rights in exchange for cash, other Awards or stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights without shareholder approval.

26. Effectiveness of Plan. The Plan shall be effective on the date the shareholders approve the Plan, subject to adoption by the Board if adoption had not already occurred prior to such shareholder approval. Awards may not be granted prior to shareholder approval of the Plan.

27. Termination, Duration and Amendments of Plan. The Plan may be abandoned or terminated at any time by the Board. Unless sooner terminated by the Board, the Plan shall terminate on the date ten (10) years after its approval by the shareholders, and no Awards may be granted thereafter. The termination of the Plan shall not affect the validity of any Award outstanding on the date of termination.

For the purpose of conforming to any changes in applicable law or governmental regulations, or for any other lawful purpose, the Board shall have the right, without approval of the shareholders of the Corporation, to amend or revise the terms of the Plan at any time; provided however, that no such amendment or revision shall (i) with respect to the Plan, increase the maximum number of shares in the aggregate which are subject to the Plan or with respect to which Awards may be made to individual Participants (subject in each case, however, to the provisions of Paragraph 5), materially change the class of persons eligible to be Participants under the Plan, establish additional and different business criteria on

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which performance goals applicable to performance share awards or performance-based restricted stock or restricted stock unit awards are based, or materially increase the benefits accruing to Participants under the Plan, without approval or ratification of the shareholders of the Corporation; or (ii) with respect to an Award previously granted under the Plan, except as otherwise specifically provided in the Plan, adversely affect the rights grant under any such Award without the consent of the holder thereof.

28. Section 409A of the Code. It is intended that Awards granted under the Plan either be exempt from, or comply with, the requirements of Section 409A of the Code and the guidance and regulations issued thereunder and, accordingly, to the maximum extent permitted, the Plan and agreements granting Awards shall be interpreted consistent with such intent. In the event that any Award is subject to but fails to comply with Section 409A of the Code, the Corporation may revise the terms of the grant to correct such noncompliance to the extent permitted under any guidance, procedure or other method promulgated by the Internal Revenue Service now or in the future or otherwise available that provides for such correction as a means to avoid or mitigate any taxes, interest or penalties that would otherwise be incurred by the Participant on account of such noncompliance; provided, however, that in no event whatsoever shall the Corporation be liable for any additional tax, interest or penalty imposed upon or other detriment suffered by a Participant under Code Section 409A or damages for failing to comply with Section 409A of the Code. Notwithstanding anything to the contrary contained herein or in any agreement pertaining to an Award, the payment or settlement of any 409A Award that would otherwise be payable or distributable upon the occurrence of a Change in Control, the Participant’s disability or termination of employment, shall not be payable or distributable to the Participant by reason of such circumstance unless (i) the circumstances giving rise to such event also constitutes a change in control within the meaning of Treas. Reg. §1.409A-3(i)(5), a disability within the meaning of Treas. Reg. §1.409A-3(i)(4), or a “separation from service” within the meaning of Treas. Reg. §1.409A-1(h), respectively, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any Award. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the grant agreement that is permissible under Section 409A of the Code. Notwithstanding anything else to the contrary in the Plan, to the extent that a Participant is a “specified employee” (as determined in accordance with the requirements of Section 409A of the Code), no payment on account of a Participant’s separation from service (determined in accordance with Treas. Reg. §1.409A-1(h)) in settlement of a 409A Award may be made before the date which is six months after such Participant’s date of separation from service, or, if earlier, the date of the Participant’s death.

29. General.

(a) The granting of Awards and the issuance of shares of Common Stock hereunder shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies as may be required. No shares of Common stock shall be issued or transferred pursuant to this Plan unless and until all legal requirements applicable to such issuance or transfer have, in the opinion of counsel to the Corporation, been complied with. In connection with any such issuance or transfer, the person acquiring the shares shall, if requested by the Corporation, give assurances satisfactory to counsel to the Corporation in respect to such matters as the Corporation may deem desirable to assure compliance with all applicable legal requirements.

(b) Neither the adoption of the Plan nor the submission of the Plan to the Corporation’s shareholders for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of options otherwise than under the Plan.

(c) Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of Participant’s compensation for purposes of determining the Participant’s benefits under any other benefit plans or arrangements provided by the Corporation or any affiliate, except where the Committee expressly provides otherwise in writing.

(d) Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Participant with the Corporation or any affiliate,

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except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Participant (including groups or classes of Participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Participant (a “Benefit Arrangement”), if the Participant is a “disqualified individual,” as defined in Section 280G(c) of the Code, any options, stock appreciation rights, restricted stock, restricted stock units, performance shares or units or other Awards hereunder held by that Participant and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Participant under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Participant under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Participant from the Corporation under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Participant without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Participant under any Other Agreement or any Benefit Arrangement would cause the Participant to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Participant as described in clause (ii) of the preceding sentence, then the Participant shall have the right, in the Participant’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Participant under this Plan be deemed to be a Parachute Payment, provided that any such payment or benefit that is excluded from the coverage of Section 409A of the Code shall be reduced or eliminated prior to the reduction or elimination of any benefit that is related to a 409A Award.

(e) The interests of any Participant under the Plan or any Award shall not be subject to the claims of creditors and may not, in any way, be assigned, alienated, or encumbered.

(f) The Plan, and all Awards made pursuant hereto, shall be governed, construed, and administered in accordance with and governed by the laws of the State of Michigan (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of such jurisdiction or any other jurisdiction).

(g) It is the intent of the Corporation that Awards and transactions permitted by Awards be interpreted in a manner that, in the case of Participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the Awards, for the exemption from liability provided in Rule 16b-3 promulgated under the Exchange Act. The Corporation shall have no liability to any Participant or other person for Section 16 consequences of Awards or events in connection with Awards if an Award or related event does not so qualify.

(h) References in the Plan to any law, rule or regulation shall include a reference to any corresponding rule (or number redesignation) of any amendments or restatements to such law, rule or regulation adopted after the effective date of the Plan’s adoption.

(i) Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j) In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(k) Nothing contained in the Plan shall be construed to limit the authority of the Corporation to exercise its corporate rights and powers, including but not by way of limitation, the right of the Corporation to grant or issue options for proper corporate purposes other than under the Plan with respect to any employee or other person, firm, corporation, or association.

(l) This document is a complete statement of the Plan.

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Appendix C

ADDITIONAL INFORMATION REGARDING CHANGE OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As reported on the Company’s Current Report on Form 8-K, dated January 31, 2020, and amended on February 26, 2020, the Audit Committee engaged Ernst & Young LLP (“Ernst & Young”) on January 31, 2020 as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2020. Grant Thornton LLP (“Grant Thornton”) continued as the Company’s independent registered public accounting firm for the year ending December 31, 2019. On February 20, 2020, when the Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 with the U.S. Securities and Exchange Commission (“SEC”), Grant Thornton completed its audit of the Company’s consolidated financial statements for such fiscal year, and the Company’s retention of Grant Thornton as its independent registered public accounting firm with respect to the audit of Company’s consolidated U.S. GAAP financial statements ended as of that date.

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Grant Thornton’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2019 and 2018 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. Grant Thornton’s report on the Company’s internal control over financial reporting as of December 31, 2018 contained an adverse opinion because of the effect of the material weakness described in the following paragraph. Grant Thornton’s report on the Company’s internal control over financial reporting as of December 31, 2019 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

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During the fiscal years ended December 31, 2019 and 2018 and the subsequent interim periods through the Effective Date, there were no disagreements (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference thereto in its reports.

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During the fiscal years ended December 31, 2019 and 2018 and the subsequent interim periods through the Effective Date, except for the material weakness in internal control over financial reporting described below, there were no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K. As disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, the Company identified a material weakness related to Information Technology General Controls at its wholly owned subsidiary, Gentherm Medical, LLC (formerly, Cincinnati Sub-Zero Products, LLC), which did not operate in a way to appropriately restrict elevated access and address segregation of duty conflicts at both the information technology and end user levels. In view of this material weakness, Grant Thornton’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018 indicated that the Company did not maintain effective internal control over financial reporting as of December 31, 2018. The Company implemented a remediation plan that included development of enhanced risk assessment procedures and controls over the monitoring of elevated access and segregations of duty conflicts. The Company completed testing of the operating effectiveness of the enhanced controls and found them to be effective as of September 30, 2019 and, therefore, concluded that the material weakness was remediated as of September 30, 2019. The subject matter of this material weakness was discussed by the Audit Committee with Grant Thornton. As noted above, Grant Thornton’s report on the Company’s internal control over financial reporting as of December 31, 2019 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. The Company has authorized Grant Thornton to respond fully to the inquiries of Ernst & Young concerning the prior material weakness.

>	During the fiscal years ended December 31, 2019 and 2018 and the subsequent interim periods through the Effective Date, neither the Company nor anyone on its behalf has consulted with

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Ernst & Young regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Ernst & Young concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions); or (iii) any reportable event (within the meaning of Item 304(a)(1)(v) of Regulation S-K).

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The Company requested that Grant Thornton furnish a letter addressed to the SEC stating whether or not it agrees with the above statements. Grant Thornton has furnished the letter confirming its agreement with the above statements. A copy of Grant Thornton’s letter, dated February 26, 2020, is filed as Exhibit 16 to the Company’s Form 8-K/A dated February 26, 2020.

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The Company has been advised by each of Ernst & Young and Grant Thornton that they will each have a representative present at the Annual Meeting and that such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

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000004 ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 MMMMMMMMM ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2020 Annual Meeting Proxy Card MMMMMMMMMMMM MMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00am, (Eastern Time), on May 21, 2020. Online Go If no electronic to www.investorvote.com/THRM or scan voting, delete QR code and control # the QR code — login details are located in ˜ the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/THRM 1234 5678 9012 345 3 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4. 1. Election of Directors: + 01 - Sophie Desormière 02 - Phillip M. Eyler 03 - Yvonne Hao 04 - Ronald Hundzinski 05 - Charles Kummeth 06 - Byron Shaw II 07 - John Stacey Mark here to vote Mark here to WITHHOLD For All EXCEPT - To withhold authority to vote for any nominee(s), FOR all nominees vote from all nominees write the name(s) of such nominee(s) below. For Against Abstain For Against Abstain 2. Ratification of the appointment of Ernst & Young LLP to act as 3. Advisory (non-binding) approval of the 2019 compensation of the Company's independent registered public accounting firm the Company’s named executive officers. for the year ending December 31, 2020. 4. Approval of the Amendment to the Gentherm Incorporated 2013 Equity Incentive Plan. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM1 U P X 4 6 1 0 1 5 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 038VUB

2020 Annual Meeting of Shareholders* Thursday, May 21, 2020 at 8:30 a.m. Eastern Time 21680 Haggerty Road Northville, Michigan *We are actively monitoring developments related to the novel coronavirus (COVID-19), and, in the event it is not possible or advisable to hold the annual meeting in person, we may announce alternative arrangements, which may include holding the meeting virtually solely by means of remote communication. If we determine to hold the annual meeting in this manner, we will announce the decision in advance, and will provide details on how to participate at www.gentherm.com, under the “Investor Relations – News Releases” tab. We encourage you to check our website prior to the annual meeting if you are planning to attend in person. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.investorvote.com/THRM Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/THRM 3 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 GENTHERM INCORPORATED + Notice of 2020 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 21, 2020 Phillip M. Eyler, Matteo Anversa and Wayne Kauffman, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned as proxies, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Gentherm Incorporated to be held on May 21, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, this proxy will be voted FOR the election of the nominees in Proposal 1 and FOR Proposals 2, 3 and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. +